Exhibit 10.2

EXECUTION COPY

$350,000,000

ASSET-BASED REVOLVING CREDIT AGREEMENT

Dated as of February 11, 2014,

Among

NEWPAGE INVESTMENT COMPANY LLC, as Holdings,

NEWPAGE CORPORATION, as Borrower,

EACH OF THE SUBSIDIARIES OF THE BORROWER PARTY HERETO, as Subsidiary Loan Parties,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC, as Administrative Agent,

BARCLAYS BANK PLC, as Collateral Agent,

BMO HARRIS BANK N.A., as Co-Collateral Agent,

and

BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC, UBS SECURITIES LLC, BMO CAPITAL MARKETS CORP. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Joint Lead Arrangers and Joint Book Runners,

CREDIT SUISSE AG, UBS SECURITIES LLC, BMO HARRIS BANK N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents.

i

(Continued)

(Continued)

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PAGE

Section 10.14	Headings	169
Section 10.15	Jurisdiction; Consent to Service of Process	169
Section 10.16	Confidentiality	170
Section 10.17	Platform; Borrower Materials	170
Section 10.18	Release of Liens and Guarantees	171
Section 10.19	Judgment Currency	172
Section 10.20	USA Patriot Act Notice	172
Section 10.21	No Liability of the Issuing Banks	173
Section 10.22	No Advisory or Fiduciary Responsibility	173

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Swingline Borrowing Request
Exhibit G	Form of Interest Election Request
Exhibit H	Form of Mortgage
Exhibit I	Form of Note
Exhibit J	Form of First Lien/First Lien Intercreditor Agreement
Exhibit K	EBITDA Adjustments Pursuant to the Sponsor Model
Exhibit L	Form of Compliance Certificate
Exhibit M	Form of Certification of Consolidated Annual Budget
Exhibit N	Shared Services Agreement Term Sheet
Exhibit O	Form of Non-Bank Tax Certificate

Schedule 1.01A	Acceptable Appraisers
Schedule 1.01B	Certain Subsidiaries
Schedule 1.01C	Mortgaged Properties
Schedule 1.01D	Existing Letters of Credit
Schedule 1.01E	Immaterial Subsidiaries
Schedule 1.01F	Refinanced Indebtedness
Schedule 2.01	Commitments
Schedule 3.05	Financial Statements
Schedule 3.07(b)	Possession Under Leases
Schedule 3.07(d)	Options or Rights on Mortgaged Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Existing Agreements Relating to Equity Interests
Schedule 3.16	Environmental Matters

(Continued)

Schedule 3.21	Insurance
Schedule 5.10	Exceptions to Collateral and Guarantee Requirement
Schedule 6.01	Existing Indebtedness
Schedule 6.02(a)	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.07	Transactions with Affiliates
Schedule 10.01	Notice Information

This ASSET-BASED REVOLVING CREDIT AGREEMENT dated as of February 11, 2014 (this “Agreement”), is by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company (“Holdings”), NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party hereto, as Subsidiary Loan Parties, the LENDERS party hereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Barclays as collateral agent (the “Collateral Agent), BMO HARRIS BANK N.A. (“BMO”) as co-collateral agent (the “Co-Collateral Agent”) for the Secured Parties, CREDIT SUISSE AG, UBS SECURITIES LLC, BMO and WELLS FARGO BANK, NATIONAL ASSOCIATION as co-syndication agents (in such capacity, the “Co-Syndication Agents”) and BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC, UBS SECURITIES LLC, BMO CAPITAL MARKETS CORP. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers and joint book runners (each in such capacity, a “Joint Lead Arranger”).

WHEREAS, NewPage Holdings, Inc. (“Target”), a Delaware corporation and indirect parent of the Borrower, has entered into that certain Agreement and Plan of Merger dated as of January 3, 2014 (as amended, restated, supplemented or otherwise modified through the date of this Agreement, the “Merger Agreement”) by and among Verso Merger Sub Inc., a Delaware corporation (“Merger Sub”), Verso Paper Corp., a Delaware corporation, and Target, pursuant to which Target will merge with and into Merger Sub (such merger, when consummated in accordance with the terms of the Merger Agreement, the “Merger”), with Target surviving as an indirect parent of the Borrower (the date of such Merger, the “Merger Closing Date”);

WHEREAS, for its general working capital and other corporate needs, the Borrower has requested the Lenders to extend credit in the form of Revolving Facility Loans, Swingline Loans and Letters of Credit at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $350.0 million (subject to the then applicable Borrowing Base and to the provisions of Section 2.21);

WHEREAS, the capitalized terms used in these recitals shall have the respective meanings set forth in Section 1.01; and.

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Intercreditor Agreement” shall mean the ABL Intercreditor Agreement dated as of the date of this Agreement by and between Barclays Bank PLC, as ABL Facility Agent (as defined therein), and Credit Suisse AG, Cayman Islands Branch as Intercreditor Agent (as defined therein), as such document may be amended, renewed, extended, supplemented, restated or otherwise modified from time to time.

“ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the Adjusted LIBO Rate for Dollars for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in Dollars (as set forth by Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) on such day. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article 2.

“Acceptable Appraiser” shall mean (a) any person listed on Schedule 1.01A or (b) any other experienced and reputable appraiser reasonably acceptable to the Borrower and the Administrative Agent.

“Account” shall have the meaning assigned to such term in the UCC, and shall include any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Account Debtor” shall mean, with respect to any Account, each person obligated thereon.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal (rounded upwards, if necessary, to the next 1/16 of 1%) to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Adjustment Date” shall mean the first day of each fiscal quarter.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and shall include any duly appointed successor in that capacity.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Advances” shall mean Overadvances and Protective Advances.

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Co-Syndication Agents and the Co-Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as the same shall be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall mean have the meaning assigned to such term in Section 10.19.

“Alternate Currency” shall mean, with respect to any Letter of Credit, Canadian Dollars and Euros and any other currency other than Dollars as may be acceptable to the Administrative Agent and the Issuing Bank with respect thereto, in their sole discretion.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Collateral Agent” shall mean (i) (a) with respect to the ABL Priority Collateral (or other analogous term in another Permitted Senior Intercreditor Agreement, as applicable), the ABL Facility Agent (as defined in the ABL Intercreditor Agreement (or other analogous term in another Permitted Senior Intercreditor Agreement, as applicable)), and (b) with respect to the Non-ABL Priority Collateral (or other analogous term in another Permitted Senior Intercreditor Agreement, as applicable), the Intercreditor Agent (as defined in the ABL Intercreditor Agreement (or other analogous term in another Permitted Senior Intercreditor Agreement, as applicable)) and as appointed pursuant to the Permitted Junior Intercreditor Agreement, or (ii) if at any time there is no ABL Intercreditor Agreement or other intercreditor agreement as described in the definition of Permitted Senior Intercreditor Agreement then in effect, the Collateral Agent.

“Applicable Commitment Fee” shall mean, for any day, 0.50% per annum; provided that, on and after the date of delivery of the financial statements and certificates required by Section 5.04 for the fiscal quarter ending June 30, 2014, so long as no Event of Default shall have occurred and be continuing, the Applicable Commitment Fee will be (a) 0.375% per annum for each fiscal quarter of the Borrower during which the Daily Average Utilization is greater than 50%, and (b) 0.50% per annum for each fiscal quarter of the Borrower during which the Daily Average Utilization is less than or equal to 50%. Changes in the Applicable Commitment Fee resulting from changes in Daily Average Utilization shall become effective on the date of delivery of the relevant quarterly financial statements required by Section 5.04, beginning with the date of delivery pursuant to Section 5.04 of financial statements covering the fiscal quarter ending June 30, 2014, and shall remain in effect until the next change to be effected pursuant to this paragraph.

“Applicable Margin” shall mean for any day with respect to any Revolving Facility Loan, 2.00% per annum in the case of any Eurocurrency Loan and 1.00% per annum in the case of any ABR Loan; provided that, so long as no Event of Default shall have occurred and be continuing, on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 for the fiscal quarter ending June 30, 2014, the Applicable Margin with respect to Loans will be determined based on daily average Availability for such period pursuant to the Pricing Grid.

Notwithstanding anything to the contrary contained above in this definition, the Pricing Grid or elsewhere in this Agreement, if it is subsequently determined that daily average Availability as set forth in any Borrowing Base Certificate for any period is inaccurate by any amount greater than $5,000,000 and the result is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had daily average Availability for such period been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Borrowing Base Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined daily average Availability for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to Sections 2.12(b), 2.13(a), 2.13(b) and 2.13(c) as a result of such miscalculation of daily average Availability for such period shall be due and payable on the next date on which interest or fees are due and payable under Section 2.12(b), 2.13(a), 2.13(b) or 2.13(c), as applicable.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Asset Sale” shall mean any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and be reasonably satisfactory to the Borrower.

“Availability” shall mean at any time an amount equal to the lesser of (a) the total Revolving Facility Commitments at such time minus the aggregate Revolving Facility Credit Exposure at such time, and (b) the Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.04, as adjusted in accordance with this Agreement), minus the aggregate Revolving Facility Credit Exposure at such time. If the aggregate Revolving Facility Credit Exposure is equal to or greater than the Revolving Facility Commitments or the Borrowing Base (or the Revolving Facility Commitments have been terminated), Availability is zero.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Availability Triggering Event” shall occur at any time that (a) Excess Availability is less than the greater of (i) 12.5% of the lesser of (A) the Borrowing Base at such time and (B) the aggregate amount of Revolving Facility Commitments at such time or (ii) $35.0 million for five (5) consecutive Business Days or (b) an Event of Default shall have occurred and be continuing. Once occurred, an Availability Triggering Event described in clause (a) shall be deemed to be continuing until such time as the Excess Availability is greater than the greater of (i) 12.5% of the lesser of (A) the Borrowing Base at such time and (B) the aggregate amount of Revolving Facility Commitments at such time, or (ii) $35.0 million for ten (10) consecutive days, and an Availability Triggering Event described in clause (b) shall be deemed to be continuing until no Event of Default shall be continuing.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (i) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (ii) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Barclays” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Blocked Account” shall have the meaning assigned to such term in Section 5.11(a).

“Blocked Account Agreement” shall have the meaning assigned to such term in Section 5.11(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is not a corporation and is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 10.17(a).

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean, at any time, an amount (calculated in thousands of Dollars) equal to the sum of the following with respect to the Loan Parties:

(a) 85.0% of the Net Amount of Eligible Accounts, plus

(b) the lesser of (x) 80.0% of the net book value of Eligible Inventory, and (y) 85.0% of the Net Orderly Liquidation Value of Eligible Inventory; provided, however, that until the date of the delivery of the first appraisal after the Closing Date to the Administrative Agent and the Co-Collateral Agent, Eligible Inventory consisting of “store’s inventory” and chemicals to be included in the Borrowing Base shall not exceed (i) 7.5% of the net book value of such “store’s inventory” and (ii) 11.5% of the net book value of such chemicals, it being understood that any such Eligible Inventory included in the Borrowing Base pursuant to this proviso shall not be further reduced by the percentage limitations in the preceding clauses (x) or (y).

The Borrowing Base shall be reduced by any Reserves, without duplication of any items that are otherwise addressed through eligibility criteria, which are deemed necessary in the Permitted Discretion of the Applicable Co-Collateral Agent to maintain with respect to the Loan Parties.

The specified percentages set forth in this definition will not be reduced without the consent of the Borrower. Any determination by the Administrative Agent and/or the Co-Collateral Agent in respect of the Borrowing Base shall be based on the Permitted Discretion of the Applicable Co-Collateral Agent. The parties understand that the exclusionary criteria in the definitions of Eligible Accounts, Eligible Inventory, any Reserves that may be imposed as provided herein, any deductions or other adjustments to determine book value and Net Amount of Eligible Accounts and factors considered in the calculation of the Net Orderly Liquidation Value of Eligible Inventory have the effect of reducing the Borrowing Base, and, accordingly, whether or not any provisions hereof so state, all of the foregoing shall be determined without duplication so as not to result in multiple reductions in the Borrowing Base for the same facts or circumstances.

In connection with the consummation of any acquisition of a business, equipment or other assets such that the acquired business engages directly or indirectly, in any line of business in which the Borrower or the Subsidiaries are engaged or any business activities that are substantially similar, related, or incidental thereto, the Borrower may submit a calculation of the

Borrowing Base on a Pro Forma Basis with adjustments to reflect such acquisition and the inclusion of the Eligible Accounts and Eligible Inventory so acquired in the Borrowing Base, and the Borrowing Base and availability under the Revolving Facility shall be increased accordingly so long as, in the event that resulting Availability would increase by more than $75.0 million in the aggregate for all such acquired assets, the Collateral Agent and/or the Co-Collateral Agent shall have completed its review of such acquired assets, including receipt of new (or, if agreed to in the Permitted Discretion of the Applicable Co-Collateral Agent, recently completed) collateral audits, appraisals or updates of appraisals from one or more Acceptable Appraisers in the Permitted Discretion of the Applicable Co-Collateral Agent with respect to any such acquired assets prior to the consummation of such acquisition; it being understood that: (i) Net Orderly Liquidation Value with respect to any assets so acquired shall be based on new appraisals or updates of appraisals from one or more Acceptable Appraisers, if required in the Permitted Discretion of the Applicable Co-Collateral Agent or if not required, the appraisals or updates thereof then existing with respect to the applicable class of eligible assets; (ii) the Borrower shall, for the avoidance of doubt, be allowed to utilize any increase in the Borrowing Base resulting from such adjustment for the purpose of funding the purchase of such acquired assets; and (iii) subject to the provisions of Section 5.10, the Administrative Agent shall have received in form ready for filing or custody all UCC financing statements or possessory collateral to ensure that the Collateral Agent has a perfected and continuing security interest in and a first-priority Lien (subject to any Liens that are Permitted Encumbrances) on such acquired assets. In the event that Availability would increase, as a result of adjustments to the calculation of the Borrowing Base to reflect such acquisition, in an amount less than $75.0 million in the aggregate for all such acquired assets, 20% of the total book value of Inventory and 30% of the value of each Account shall be deemed ineligible until such time as the Co-Collateral Agent has been given the opportunity for a reasonable period prior to and/or after the closing of such acquisition to complete such due diligence as it deems, in the exercise of Reasonable Credit Judgment, to be necessary in the circumstances. The Co-Collateral Agent shall promptly undertake and diligently pursue such due diligence.

“Borrowing Base Certificate” shall mean a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit D (or another form reasonably acceptable to the Administrative Agent and the Borrower) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent the Borrower has received notice of any such Reserve, any of the Reserves included in such calculation), all in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall be made by the Borrower and certified to the Administrative Agent and the Co-Collateral Agent.

“Borrowing Minimum” shall mean $500,000.00, except in the case of Swingline Loans, $250,000.00.

“Borrowing Multiple” shall mean $500,000.00, except in the case of Swingline Loans, $100,000.00.

“Borrower Notice” shall have the meaning assigned to such term in clause (i) of the definition of “Collateral and Guarantee Requirement.”

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit E.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Canadian Dollar” and “C$” shall mean the lawful money of Canada.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person, provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests (other than Permitted Cure Securities) of Holdings or a cash capital contribution to the Borrower after the Closing Date;

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period);

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made, and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g) Investments in respect of a Permitted Business Acquisition; or

(h) the purchase of property, plant or equipment made within 15 months of the sale of any asset to the extent purchased with the proceeds of such sale (or, if not made within such period of 15 months, to the extent committed to be made during such period).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries (including, for the purposes of this definition, CWPC) on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions, financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions and the expensing of any non-recurring bridge, commitment or other financing fees, including those paid in connection with the Transactions or any amendment of this Agreement or upon entering into a Permitted Receivables Financing, (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements, (d) cash interest income of the Borrower and the Subsidiaries for such period and (e) the accretion or accrual of discounted liabilities during such period; provided that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions, or upon entering into a Permitted Receivables Financing or any amendment of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide to Holdings, the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such person and, with respect to Cash Management Agreements in existence on the Closing Date, Wells Fargo Bank, National Association, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations” shall have the meaning assigned to such term in the Collateral Agreement.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (ii) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (A) nominated by the Board of Directors of Holdings or a Permitted Holder, (B) appointed by managers so nominated nor (C) appointed by a Permitted Holder or (iii) a “change of control” (or similar event) shall occur under the Term Loan Credit Agreement or any Permitted Refinancing Indebtedness in respect of the foregoing or any other Indebtedness or Disqualified Stock with an aggregate liquidation preference in excess of $50.0 million; or

(b) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests;

provided that any transactions pursuant to, in connection with, or to effectuate the Merger shall not constitute a Change in Control for any purpose under this Agreement or any other Loan Document.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under this clauses (x) and (y) be deemed to be a “Change in Law” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other borrowers of loans under United States of America asset-based revolving loan credit facilities.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Revolving Facility Loans, Incremental Revolving Loans or Other Revolving Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of Revolving Facility Loans or Incremental Revolving Loans.

“Closing Date” shall mean February 11, 2014.

“Co-Collateral Agent” shall have the meaning set forth in the introductory paragraph of this Agreement and shall include any duly appointed successor in that capacity.

“Co-Collateral Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Investors” shall mean (x) prior to the consummation of the Merger, each of (a) Oaktree Capital Management and its Fund Affiliates, (b) Centerbridge Partners and its Fund Affiliates, (c) J.P. Morgan Asset Management and its Fund Affiliates and (d) The Goldman Sachs Group and its Fund Affiliates and (y) after consummation of the Merger, each of (a) the Fund and the Fund Affiliates and (b) the Management Group.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Access Agreement” shall mean any landlord waivers, mortgagee waivers, bailee letters or any similar acknowledgment agreements of any landlord, lessor, warehouseman or processor in possession of Inventory, in form reasonably approved by the Administrative Agent.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any duly appointed successor in that capacity.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the date of this Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time among Holdings, the Borrower, each Subsidiary Loan Party, the Collateral Agent, and the other parties thereto.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 5.10(f), the ABL Intercreditor Agreement and any other Permitted Senior Intercreditor Agreement).

(a) on the Closing Date, the Collateral Agent shall have received (i) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such person, and (ii) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral, if any, that is a Subsidiary of the Borrower but is not a Loan Party;

(b) on the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Domestic Subsidiary (other than Subsidiaries listed on Schedule 1.01B and FSHCOs) owned on the Closing Date directly by the Borrower or any Subsidiary Loan Party, and (B) a pledge of 65% of the outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of each “first tier” Foreign Subsidiary and FSHCO directly owned by any Loan Party (other than Subsidiaries listed on Schedule 1.01B), and (ii) the Applicable Collateral Agent (or such other person as is provided in the ABL Intercreditor Agreement) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of Holdings, the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Applicable Collateral Agent (or such other person as is provided in the ABL Intercreditor Agreement) shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to each of the Collateral Agreement and each applicable intercreditor agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) [Reserved];

(f) after the Closing Date, (i) (A) all the outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(f), all the Equity Interests that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement; provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests and 100% of non-voting Equity Interests of any “first-tier” Foreign Subsidiary or any FSHCO directly owned by such Loan Party be pledged to secure the Obligations, and in no event shall any of the issued and outstanding voting Equity

Interests of any Foreign Subsidiary that is not a “first-tier” Foreign Subsidiary of a Loan Party be pledged to secure the Obligations, and (ii) the Applicable Collateral Agent (or such other person as is provided in the ABL Intercreditor Agreement) shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Applicable Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(h) on the Closing Date, or as soon as reasonably practicable after the Closing Date but in any event within 90 days following the Closing Date (or such longer time as the Collateral Agent shall agree in its discretion taking into account the requirement to obtain a Flood Certificate pursuant to clause (i) below), the Borrower and each Loan Party shall deliver, or cause to be delivered, to the Collateral Agent (i) counterparts of each Mortgage (and any related Security Documents) to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01C duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing which Mortgages the Borrower or its Subsidiaries shall cause to be recorded or filed in such manner and such place as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent granted pursuant to the Mortgages and shall pay in full all taxes, fees and other charges payable in connection therewith, and (ii) opinions of local counsel, delivered to the Collateral Agent, addressing customary matters (and containing customary exceptions reasonably satisfactory to the Collateral Agent) in form and substance reasonably satisfactory to the Collateral Agent, (iii) copies of the existing surveys (if any) with respect to each Mortgaged Property, (iv) a fully paid policy of title insurance (or “pro forma” or reasonably marked up commitment having the same effect of a title insurance policy) (A) in a form reasonably satisfactory to the Collateral Agent insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available) as the Collateral Agent may reasonably request or agree to (including, for the avoidance of doubt, so called “pro tanto” endorsements aggregating coverage for this Agreement and the Term Loan Credit Agreement, if available) and any such coinsurance and reinsurance (with provisions for direct access) as shall be reasonably required by the Collateral Agent, (B) in an amount reasonably satisfactory to the Collateral Agent, and (C) issued by a nationally recognized title insurance company reasonably satisfactory to the Collateral Agent, (v) upon the Collateral Agent’s reasonable request, to the extent FIRREA requires an appraisal after the Closing Date due to a Change in Law, an appraisal complying with the requirements of FIRREA prepared by a third-party appraiser reasonably selected by the Collateral Agent, (vi) subject to the Borrower’s commercially reasonable efforts, subordination, nondisturbance and attornment agreements with respect to any material lease, if requested by the Collateral Agent, for any lease of all or a portion of any Mortgaged Property and (vii) other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgages or Mortgaged Property;

(i) on the Closing Date, or as soon as reasonably practicable after the Closing Date but in any event within 90 days following the Closing Date (or such longer time as the Collateral Agent shall agree in its discretion, which shall take into account the time period agreed to for clause (h) above, and in no event may the requirement in this clause (i) be waived without a simultaneous waiver of the immediately preceding clause (h)), the Borrower and each Loan Party shall deliver to the Collateral Agent (and the Collateral Agent shall deliver to each Lender) a completed Flood Certificate with respect to each Mortgaged Property, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if such Flood Certificate states that such Mortgaged Property has improvements located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of such Mortgaged Property within a Flood Zone and (y) as to whether the community in which each Mortgaged Property is located is participating in the Flood Program (the “Borrower Notice”); and (C) if such Mortgaged Property has improvements located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained flood insurance, either by purchase of a policy through the National Flood Insurance Program or by purchase of private flood insurance, that is in compliance with all applicable requirements of the Flood Program (the “Evidence of Flood Insurance”);

(j) on the Closing Date, the Collateral Agent shall have received evidence of the Insurance and liability insurance required by the terms of this Agreement and, subject to Section 5.10(f), the Mortgages shall have been delivered to the Collateral Agent;

(k) except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(l) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

Notwithstanding anything herein or any other Loan Document to the contrary, in no event will a Mortgage be taken or filed on any Mortgaged Property without previously complying with the requirements under clause (i) of this definition.

“Collateral Audit” shall mean a collateral examination of the accounts receivable, inventory, accounts payable, books and records and the accounting systems, policies and procedures of the Borrower and the Subsidiaries by the Administrative Agent or by a third-party consultant reasonably satisfactory to the Administrative Agent and the Borrower, the results of which shall be in a form and prepared on a basis reasonably satisfactory to the Administrative Agent.

“Collections” shall have the meaning assigned to such term in Section 2.04(c)(iv).

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitment Letter” shall mean that certain Commitment Letter dated as of January 3, 2014 by and among Verso, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Barclays Bank PLC, UBS AG, Stamford Branch and UBS Securities LLC, as amended, restated, supplemented or otherwise modified through the date of this Agreement.

“Commitments” shall mean with respect to any Lender, (a) such Lender’s Revolving Facility Commitment (including any Incremental Revolving Facility Commitment) and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Material Adverse Effect” means a fact, condition, occurrence, circumstance, event, change, development or effect that, individually or in the aggregate, (a) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Target and its Subsidiaries, taken as a whole, but for purposes of this clause (a) shall not include events or effects resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, (ii) general changes or developments in the industries in which the Target and its Subsidiaries operate, including general changes in Law (as defined in the Merger Agreement) or regulation across such industries, changes in paper pricing or commodity pricing, (iii) any acts of terrorism or war, (iv) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, (v) changes in GAAP or the interpretation thereof, (vi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change or effect underlying such failure has or may reasonably be expected to result in, or contribute to, a Company Material Adverse Effect); or (vii) any adverse change attributable to the announcement or consummation of the Merger Agreement or the transactions contemplated thereby, including any adverse change in, or loss of, any customer, distributor, supplier, licensor, employee or similar relationships, including as a result of the identity of Verso Paper Corp.; provided that, with respect to clauses (i) through (v), such facts, circumstances, events, changes or effects shall be taken into account to the extent they disproportionately adversely affect the Target and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Target and its Subsidiaries operate, or (b) prevents or would reasonably be expected to prevent the Target’s ability to perform its obligations under the Merger Agreement and consummate the Merger in accordance with the terms thereof.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this

Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 10.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that the designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication:

(i) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses and fees, expenses or charges relating to (i) any offering of Equity Interests of Holdings, (ii) any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including any (A) new product lines, (B) plant shutdown costs, (C) curtailments or modifications to pension and post-retirement employee benefit plans in connection with any acquisition permitted hereunder, (D) excess pension charges, (E) acquisition integration costs, (F) facilities opening costs, and (G) any fees, expenses, charges or change in control payments related to the Transactions or any acquisition (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded;

(ii) any net after-tax income or loss from disposed, abandoned, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, closed or discontinued operations shall be excluded;

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Agreements or other derivative instruments shall be excluded;

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary (other than CWPC), or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period, and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A);

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(vii) effects of purchase accounting adjustments in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition permitted hereunder consummated after the Closing Date shall be excluded;

(viii) any non-cash impairment charges or asset write-offs resulting from the application of Statement of Financial Accounting Standards No. 142 or 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded;

(ix) any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries shall be excluded;

(x) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded;

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(xii) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Agreements for currency exchange risk, shall be excluded;

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included;

(xiv) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days, and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of Consolidated Net Income to the extent the expense reimbursed was previously excluded pursuant to this clause (xiv); and

(xv) non-cash charges for deferred tax asset valuation allowances shall be excluded.

For the avoidance of doubt, payments by the Borrower to Verso pursuant to the Shared Services Agreement shall not be added back to Consolidated Net Income.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries (including, for the purposes of this definition, CWPC), determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower (or any other entity delivering financial statements as permitted by Section 5.04) as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or Section 5.04(b) (or for dates prior to the date of the first requirement under Section 5.04(a) or Section 5.04(b), the balance sheet of NewPage Holdings Inc. for the fiscal quarter ended September 30, 2013); provided that in each case, such amount shall be calculated on a pro forma basis after giving effect to any acquisition or disposition of assets that may have occurred on or after such date.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Co-Syndication Agents” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Covenant Triggering Event” shall occur at any time that Excess Availability is less than the greater of (a) 10% of the lesser of (i) the Borrowing Base at such time and (ii) the aggregate amount of Revolving Facility Commitments at such time or (b) $20.0 million. Once occurred, a Covenant Triggering Event shall be deemed to be continuing until such time as Excess Availability is greater than the greater of (i) 10% of the lesser of (A) the Borrowing Base at such time and (B) the aggregate amount of Revolving Facility Commitments at such time, or (ii) $20.0 million for ten (10) consecutive days.

“Credit Event” shall have the meaning assigned to such term in Article 4.

“Cure Amount” shall have the meaning assigned to such term in Section 8.03.

“Cure Right” shall have the meaning assigned to such term in Section 8.03.

“CWPC” shall mean Consolidated Water Power Company, a Wisconsin corporation.

“Daily Average Utilization” shall mean, for any period, an amount, expressed as a percentage, equal to (a) the daily average aggregate Revolving Facility Credit Exposure for such period divided by (b) the daily average Commitments for such period.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Revolving Facility Loans, participations in respect of Letters of Credit or participations in respect of Swingline Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Agents or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (c) has notified any Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (d) has failed, within three Business Days after request by the Administrative Agent or the Borrower, acting in good faith, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such person.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Pari Passu Amount” shall have the meaning assigned to such term in Section 9.11(a).

“Designation Notice” shall have the meaning assigned to such term in Section 9.11(a).

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) either mandatorily or at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Revolving Facility Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, however, that any class of Equity Interests of such person that by its terms provides that obligations thereunder will (or upon commercially reasonably terms may) be satisfied by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Dominion Account” shall have the meaning assigned to such term in Section 5.11(b).

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the

Subsidiaries (including for the purposes of this definition, CWPC) for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (viii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes, foreign withholding taxes and Tax Distributions made by the Borrower during such period;

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and the Subsidiaries for such period);

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period, including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits;

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, or recapitalization permitted hereunder or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the Obligations or the obligations in connection with the Term Loan Credit Agreement and any amendment or other modification of the Obligations or the obligations in connection with the Term Loan Credit Agreement or other Indebtedness;

(v) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closure, facility consolidations, retention, severance, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge or reserve, the Borrower shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge or reserve;

(vi) any other non-cash charges; provided that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding for the avoidance of doubt, amortization of a prepaid item that was paid in a prior period);

(vii) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any of its Fund Affiliates (or any accruals related to such fees and related expenses) during such period not in contravention of this Agreement;

(viii) non-operating expenses; and

(ix) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably expected to result from such actions, (B) such actions are taken or committed to be taken within 36 months after the Closing Date and (C) no cost savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period, minus

(b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

Notwithstanding anything to the contrary contained herein and subject to adjustments permitted hereunder with respect to acquisitions, dispositions and other transactions occurring following the Closing Date pursuant to the definition of “Pro Forma Basis”, EBITDA for the fiscal quarter ended March 31, 2013 shall be deemed to be $61,127,057, EBITDA for the fiscal quarter ended June 30, 2013 shall be deemed to be $49,909,089, EBITDA for the fiscal quarter ended September 30, 2013 shall be deemed to be $85,023,713, and EBITDA for the fiscal quarter ended December 31, 2013 shall be deemed to be $72,718,152.

For the avoidance of doubt, payments by the Borrower to Verso pursuant to the Shared Services Agreement shall not be added back to EBITDA.

“Eligible Accounts” shall mean all Accounts of the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies (unless the inclusion of such Account is permitted in the Permitted Discretion of the Applicable Co-Collateral Agent). No Account shall be an Eligible Account if:

(i) it arises out of a sale made or services rendered by the applicable Loan Party to a direct or indirect parent or Subsidiary of such Loan Party or, if not on arm’s length terms, any other Affiliate of such Loan Party or to a person controlled by an Affiliate of such Loan Party; or

(ii) it remains unpaid more than 60 days after the original due date shown on the invoice or more than 120 days after the original invoice date or it arises as a result of a sale with original payment terms in excess of 90 days; or

(iii) the total unpaid Accounts of the Account Debtor to the Loan Parties exceed 25% of the respective net amount of all Eligible Accounts owned by the Loan Parties but only to the extent of such excess; or

(iv) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached in any material respect; or

(v) other than solely in connection with the Chapter 11 Cases (as defined in the Existing Credit Agreement, the related insolvency proceedings under the Companies’ Creditors Arrangement Act (Canada), or the Reorganization Plan (as defined in the Existing Credit Agreement), (A) the Account Debtor is also a creditor or supplier of the owner of such Account, or (B) the Account Debtor has disputed liability with respect to such Account, or (C) the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to the owner of such Account, or (D) the Account Debtor has a claim for any promotional program allowance, volume rebate, other allowance (including any amount that the Loan Party may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), or (E) the Account Debtor has made a prepayment or the Account otherwise is or may become subject to right of setoff by the Account Debtor; provided that any such Account shall be ineligible under this clause only to the extent of such contract, dispute, claim, setoff or similar right; or

(vi) (A) the Account Debtor has commenced a voluntary case under the U.S. federal bankruptcy laws or has taken any action, legal proceeding or other step in relation to its winding-up, dissolution, administration or reorganization, (B) made an assignment, composition or arrangement for the benefit of creditors, or a decree or order for relief (including by way of suspension of payments, moratorium of indebtedness and/or suspension of rights of enforcement) has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction) as now constituted or hereafter amended, or any other petition or other application for relief under the U.S. federal bankruptcy laws (or any other applicable insolvency laws in any jurisdiction), as now constituted or hereafter amended, has been filed against or by the Account Debtor, or (C) if the Account Debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator, custodian, administrator receiver or manager, administrative receiver, interim receiver, sheriff, monitor, sequestrator or similar officer or fiduciary to be appointed for it or for all or a significant portion of its assets or affairs; provided that (I) the Administrative Agent and the Co-Collateral Agent may, in the Permitted Discretion of the Applicable Co-Collateral Agent, include Accounts from Account Debtors subject to such proceedings if and to the extent that such Accounts are fully covered by credit insurance, letters of credit or other sufficient third-party credit support, or are otherwise deemed by the Administrative Agent not to pose an unreasonable risk of non-collectability, and (II) Accounts of an Account Debtor subject to such proceedings will be Eligible Accounts so long as (1) such Account Debtor has received “debtor in possession” financing reasonably satisfactory in the Permitted Discretion of the Applicable Co-Collateral Agent, (2) Accounts of such Account Debtor that are Eligible Accounts may not exceed $1.0 million in the aggregate (and all such Accounts that are Eligible Accounts in accordance with clause (II) of this proviso may not exceed $7.5 million in the aggregate), and (3) such Accounts do not remain unpaid more than forty-five (45) days after the original due date shown on the invoice or more than seventy-five (75) days after the original invoice date; or

(vii) it arises from a sale made or services rendered to an Account Debtor that is headquartered or organized outside the United States of America (which throughout this

Agreement, for purposes of determining the Borrowing Base, shall include Puerto Rico) or Canada which (along with other similar Accounts) exceeds $6.0 million in the aggregate for all such Account Debtors, unless backed by a letter of credit, credit insurance, guaranty, acceptance or similar terms acceptable in the Permitted Discretion of the Applicable Co-Collateral Agent (it being understood that if any Account Debtor that is organized or headquartered in the United Kingdom, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Holland, Ireland, Italy, Luxembourg, Mexico, Norway, Portugal, South Korea, Spain, Sweden, or Switzerland has significant assets or operations in the United States of America (as reasonably determined in the Permitted Discretion of the Applicable Co-Collateral Agent), whether through a subsidiary or otherwise, such Account Debtor shall be deemed to be headquartered or organized in the United States of America, it being agreed that, with respect to foreign Account Debtors backed by credit insurance (1) the Administrative Agent must be named as “loss payee” on the related credit insurance policy, (2) the eligible amount cannot exceed the policy maximum liability amount, (3) a reserve is to be established for the uncovered percentage, (4) a reserve is to be established for any unpaid policy premiums and (5) the receivables are subject to all other eligibility criteria; or

(viii) (1) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by the applicable Loan Party for potential returns or refunds, to the extent of such reserve; or

(ix) it is reissued in respect of partial payment, including, without limitation, debit memos and charge backs (it being understood that this paragraph (ix) shall only apply with respect to, and to the extent of, such partial payment); or

(x) with respect to which an invoice, including a “PO Not Completed”, has not been sent to the applicable Account Debtor; or

(xi) it is payable in any currency other than (A) in Dollars, (B) with respect to any Account Debtor domiciled in Canada or organized under the laws of Canada or any political subdivision thereof, Canadian Dollars or (C) any other foreign currency approved by the Administrative Agent in its sole discretion, unless such Account is supported by an irrevocable letter of credit in form and substance satisfactory to Administrative Agent, issued by a financial institution satisfactory to Administrative Agent and which has been duly transferred to Administrative Agent (together with sufficient documentation to permit direct draws by Administrative Agent thereon); or

(xii) to the extent constituting the obligation of an Account Debtor in respect of interest, service or similar charges or fees; or

(xiii) the Account Debtor is the United States of America or any state thereof, the federal government of Canada or any province, territory or subdivision thereof, or any agency, department or instrumentality of any of the foregoing, unless the applicable Loan Party assigns its right to payment of such Account to the Collateral Agent, in a manner satisfactory to the Administrative Agent, in its Reasonable Credit Judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727, 41 U.S.C. §15 et seq., as amended, in the case of the United States of America or any agency, department or agency thereof, the Financial

Administration Act (Canada), in the case of the federal government of Canada or any agency, department or agency thereof, or any applicable and similar state, federal or provincial legislation, in all other cases; or

(xiv) it is not at all times subject to the Collateral Agent’s duly perfected, first-priority security interest or is subject to a Lien that is not a Permitted Encumbrance; or

(xv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Loan Party and accepted by the Account Debtor or the Account otherwise does not represent a final sale by the Borrower or the applicable Subsidiary in the ordinary course of business; or

(xvi) the Account is evidenced by chattel paper, note payable or an instrument of any kind, or has been reduced to judgment; or

(xvii) the applicable Loan Party or a Subsidiary of the applicable Loan Party has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for modifications in the ordinary course of business of the applicable Loan Party or Subsidiary of the applicable Loan Party or discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xviii) the Account is owing by any governmental, inter-governmental or super-national body, agency, crown, department or regulatory, self-regulatory or other similar authority or organization (in each case, other than with respect to the government of the United States of America or Canada);

(xix) any Accounts subject to a Permitted Receivables Financing; or

(xx) 50.0% or more of all Accounts owing from the Account Debtor or its Affiliates are not Eligible Accounts hereunder by reason of applicability of clause (ii) above.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until five (5) days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

The Administrative Agent and the Co-Collateral Agent reserve the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in the Permitted Discretion of the Applicable Co-Collateral Agent (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent or the Co-Collateral Agent, after the Closing Date), subject to the approval of Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date. Each of the Administrative Agent and the Co-Collateral Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Accounts that would require the adjustment or imposition of any of the exclusionary criteria set forth above.

“Eligible Inventory” shall mean all Inventory of the Loan Parties reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies (unless the inclusion of such Inventory is permitted in the Permitted Discretion of the Applicable Co-Collateral Agent). No Inventory shall be Eligible Inventory if:

(i) it is not reflected in the details of the perpetual inventory report (unfavorable and favorable capitalized variances applicable to the perpetual inventories are to be considered eligible); or

(ii) it is not in good, useable and saleable condition; or

(iii) it is slow-moving, obsolete, defective or unmerchantable, or subject to a lower of cost or market reserve recorded in the general ledger; or

(iv) it is not of a type held for sale by the applicable Loan Party in the ordinary course of business, except for Inventory classified as “store’s inventory”; or

(v) it is held on consignment or is at an outside processor or is in-transit from a vendor or is at a location with less than $100,000.00 of Inventory on-hand; or

(vi) it is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act where applicable and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i); or

(vii) it is not covered by Insurance reasonably acceptable to the Administrative Agent; or

(viii) it consists of goods that have been returned by the buyer; or

(ix) it has been invoiced to a customer (even if on a consignment or “sale or return” basis); or

(x) it is represented by a negotiable document of title; or

(xi) it does not meet in all material respects all standards imposed by any Governmental Authority; or

(xii) it does not conform in all material respects to any covenants, warranties and representations set forth in this Agreement; or

(xiii) it is not at all times subject to the Collateral Agent’s duly perfected, first-priority security interest or is subject to a Lien that is not a Permitted Encumbrance; or

(xiv) it is located in a leased warehouse or public warehouse or in possession of a bailee or in a facility leased by such Loan Party; provided that Inventory situated at a location not owned by a Loan Party will be Eligible Inventory if the Collateral Agent has received a Collateral Access Agreement with respect to such location (and, if no such Collateral Access Agreement has been received with respect to such location, such Inventory will nevertheless be Eligible Inventory but Rent Reserves may be imposed in the Permitted Discretion of the Applicable Co-Collateral Agent); or

(xv) it is located outside of the United States of America or Canada; provided that the Administrative Agent may in its sole discretion include as Eligible Inventory any Inventory which is in transit outside the United States of America or Canada being transported to a customer of a Loan Party or located outside the United States of America or Canada, in each case in the ordinary course of such Loan Party’s business; or

(xvi) such Inventory constitutes packaging or shipping materials, cartons, labels, or other such materials not considered for sale in the ordinary course of business (other than repair parts and supplies classified as “store’s inventory”); provided that inventory availability with respect to “store’s inventory” shall not exceed $14.0 million; or

(xvii) such Inventory is subject to the intellectual property rights of a third party; provided that such Inventory will be Eligible Inventory to the extent the in the Permitted Discretion of the Applicable Co-Collateral Agent, it is determined that upon an Event of Default such Inventory could be liquidated without assistance or interference from, or the payment of money to, such third party.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until five (5) days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility.

The Administrative Agent and the Co-Collateral Agent reserve the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in the Permitted Discretion of the Applicable Co-Collateral Agent (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent or the Co-Collateral Agent, after the Closing Date), subject to the approval of the Super Majority Lenders in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date. Each of the Administrative Agent and the Co-Collateral Agent acknowledges that as of the Closing Date it does not know of any circumstance or condition with respect to the Inventory that would require the adjustment or imposition of any of the exclusionary criteria set forth above.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, agreements, permits, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, presence, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the failure of any Plan to meet the minimum funding requirements of Section 412 of the Code or the existence of a funding shortfall that places any Plan in “at-risk” status under Section 430 of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization or terminated, within the meaning of Title IV of ERISA or the existence of conditions that place any Multiemployer Plan in “endangered” or “critical” status (within the meaning of Section 432 of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article 2.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Evidence of Flood Insurance” shall have the meaning assigned to such term in clause (i) of the definition of the term “Collateral and Guarantee Requirement”.

“Excess Availability” shall mean, at any time, an amount equal to the sum of (i) Availability at such time, plus (ii) the amount of Unrestricted Cash at such time deposited in one or more accounts of the Borrower and the Guarantors in the United States of America with respect to which a Blocked Account Agreement is in place (provided that such Unrestricted Cash shall be deemed to be $0 at any time if the Availability at such time is less than the greater of (A) 5% of the lesser of (x) the Borrowing Base at such time and (y) the Revolving Facility Commitments at such time and (B) $15.0 million).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 5.10(f).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Borrower and the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is attributable to the Administrative Agent’s, any Lender’s or any other recipient’s failure to comply with Section 2.17(d) or (e) or (iv) any Tax imposed under FATCA.

“Existing Credit Agreement” shall mean the Credit and Guaranty Agreement, dated as of December 21, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the date of this Agreement), among others, Holdings, the Borrower, certain subsidiaries of the Borrower, the lenders party thereto from time to time, and J.P. Morgan Chase Bank, N.A. as administrative agent.

“Existing L/C Issuer” shall mean each of JPMorgan Chase Bank, N.A and Wells Fargo Bank, National Association, solely in their capacity as “Issuing Banks” under and as defined in the Existing Credit Agreement.

“Existing Letters of Credit” shall mean those standby letters of credit or trade letters of credit issued and outstanding as of the date of this Agreement and set forth on Schedule 1.01D.

“Existing Revolving Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.23(c).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.23(e).

“Extension Election” shall have the meaning assigned to such term in Section 2.23(c).

“Extension Request” shall have the meaning assigned to such term in Section 2.23(a).

“Extension Series” shall have the meaning assigned to such term in Section 2.23(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the Closing Date there is one Facility, i.e. the Revolving Facility consisting of the Revolving Facility Commitments and the extensions of credit thereunder, and after the Closing Date may include any Revolving Facility consisting of any Incremental Revolving Facility Commitments or Extension Series of Revolving Facility Commitments.

“Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated as of January 3, 2014 by and among Verso, Credit Suisse AG, Credit Suisse Securities (USA) LLC, Barclays Bank PLC, UBS AG, Stamford Branch and UBS Securities LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees and Collateral Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.10.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien/First Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit J-1 hereto (which agreement in substantially such form or with immaterial changes thereto the Administrative Agent is authorized to enter into) together with any material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such material changes) is reasonable and to have consented to such intercreditor agreement (with such material changes) and to the Administrative Agent’s execution thereof.

“Fixed Charge Coverage Ratio” shall mean on any date the ratio of (a) EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements are available minus non-financed Capital Expenditures of the Borrower and the Subsidiaries during such period (including any Capital Expenditures financed by proceeds of the Loans) minus cash income taxes (net of cash income tax refunds received) paid during such period to (b) the sum of (i) scheduled principal payments or redemptions required to be made during such period in respect of Indebtedness for borrowed money plus (ii) Cash Interest Expense for such period plus (iii) Restricted Payments pursuant to Sections 6.06(c), (g), or (k), in each case to the extent paid by the Borrower in cash during such period but in any event excluding Restricted Payments made to Verso (or its subsidiaries other than Holdings, the Borrower and the Subsidiaries) for the purpose of servicing its debt to the extent paid in cash; provided that the Fixed Charge Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Flood Certificate” shall mean a “life of loan” “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Flow Through Entity” shall mean an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” shall mean any Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“Fund” shall mean Apollo Management VI, L.P. and other affiliated co-investment partnerships.

“Fund Affiliate” shall mean, (x) prior to the consummation of the Merger, with respect to any referenced Person, each Affiliate of such Person that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (y) following the consummation of the Merger, (i) each Affiliate of the Fund that is neither a “portfolio company”, whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of the Fund.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other monetary obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean the Loan Parties other than the Borrower.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that, at the time it enters into a Secured Hedge Agreement (or on the Closing Date), is an Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such person, or, with respect to Hedging Agreements in existence on the Closing Date, Barclays Bank PLC and J. Aron & Company, in each case of the foregoing, in its capacity as a party to such Secured Hedge Agreement.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Hedge Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined by the counterparty thereto in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by such counterparty.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary shall be set forth in Schedule 1.01E. The Borrower shall update Schedule 1.01E from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from Schedule 1.01E to be made as the Borrower may determine).

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21.

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) the greater of (i) $200.0 million and (ii) the excess of the Borrowing Base at such time over the amount of the Revolving Facility Commitments at such time over (b) the aggregate amount of all Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.21.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and one or more Incremental Revolving Facility Lenders.

“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment or commitment to make Other Revolving Loans provided pursuant to Section 2.21.

“Incremental Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.

“Incremental Revolving Loans” shall mean (i) Revolving Facility Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b) consisting of additional Revolving Facility Loans and (ii) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans (including in the form of Extended Revolving Facility Loans), or (iii) any of the foregoing.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP, (E) in the case of the Borrower and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries, or (F) obligations under the Shared Services Agreement. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Administrative Agent by the Borrower on or prior to the Closing Date, as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated January 15, 2014, as modified or supplemented prior to the Closing Date.

“Initial Issuing Banks” shall mean Barclays Bank PLC, BMO Harris Bank N.A. and Wells Fargo Bank, National Association, in each case in its capacity as an initial issuer of Letters of Credit hereunder. An Initial Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Initial Issuing Bank, in which case the term “Initial Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Anything herein to the contrary notwithstanding, as specified in Section 2.05(a), no Initial Issuing Bank shall be required to issue any Trade Letter of Credit hereunder.

“Insurance” shall mean real and personal property insurance, however denominated.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.23.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such person and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than the Borrower or a Subsidiary Loan Party. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Hedging Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (b) with respect to any ABR Loan, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all Lenders consent to such interest periods), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Inventory” shall have the meaning assigned to such term in the UCC, and shall include all goods, and merchandise, wherever located, in each case to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature, or description which are used or consumed in such person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other property, and all documents of title or other documents representing them.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean each Initial Issuing Bank and each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Lead Arrangers” shall mean Barclays Bank PLC, Credit Suisse Securities (USA) LLC, UBS Securities LLC, BMO Capital Markets Corp. and Wells Fargo Bank, National Association, in their capacities as joint lead arrangers and joint bookrunners.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 10.04 or Section 2.21. Unless the context clearly indicates otherwise, the term “Lenders” shall include the maker of Swingline Loans.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit. Each Existing Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents; provided that in no event shall the Existing L/C Issuer (in its capacity as such) be required to renew (by automatic renewal or otherwise), extend, replace or amend any Existing Letter of Credit or issue any Letter of Credit hereunder.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05 in the amount set forth on Schedule 2.01 or, in the case of a Lender that becomes an Issuing Bank after the Closing Date in accordance with Section 2.05(l), in the documentation pursuant to which such Lender shall have become an Issuing Bank as such commitment may be (a) reduced from time to time pursuant to Section 2.05(i) or Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04.

“Letter of Credit Sublimit” shall mean $200.0 million (or the equivalent thereof in an Alternate Currency).

“LIBO Rate” shall mean for any Interest Period as to any Eurocurrency Borrowing, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to Barclays for Dollar deposits (for delivery on the first day of the relevant period) of amounts in same day funds comparable to the principal amount of the Eurocurrency Borrowing for which the LIBO Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i), (ii) or (iii) is below zero, the Eurodollar Rate will be deemed to be zero.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the ABL Intercreditor Agreement, any other intercreditor agreements entered into by the Borrower and the Administrative Agent or the Collateral Agent, as applicable, in accordance with this Agreement, any Note issued under Section 2.09(e) in respect of any Revolving Facility Loan, and solely for the purposes of Sections 4.02 and 8.01, the Fee Letter.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest occurring during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations of the Borrower or any other Loan Party to provide cash collateral pursuant to any Loan Document and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of any Parent Entity, Holdings or the Borrower, as the case may be, on the Closing Date, together with (a) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of any Parent Entity, Holdings or the Borrower, as the case may be, was approved by a vote of a majority of the directors of such Parent Entity, Holdings or the Borrower, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of any Parent Entity, Holdings or the Borrower, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Holdings or the Borrower, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of Holdings, the Borrower and their Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder; provided, however, that solely for purposes of determining whether the condition in Section 4.01(b) has been satisfied in connection with the Borrowing on the Closing Date, any reference to “Material Adverse Effect” in any of the representations and warranties referred to in Section 4.01(b) shall mean a Company Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $50.0 million.

“Material Real Property” shall mean any parcel of Real Property now or hereafter owned in fee by any Loan Party and having a fair market value (on a per-parcel basis) of at least $3.0 million as at (x) the Closing Date for Real Property owned as of the Closing Date or (y) the date of acquisition for Real Property acquired after the Closing Date, in each case as determined by the Borrower in good faith.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Merger” shall have the meaning assigned to such term in the first recital hereto.

“Merger Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Merger Closing Date” shall have the meaning assigned to such term in the first recital hereto.

“Merger Sub” shall have the meaning assigned to such term in the recitals hereto.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Material Real Properties owned in fee by the Loan Parties on the Closing Date that are set forth on Schedule 1.01C and each additional Real Property encumbered by a Mortgage pursuant to the Collateral and Guarantee Requirement or Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit H (with such changes as are reasonably consented to by the Administrative Agent to account for local law matters or otherwise), as amended, amended and restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Amount of Eligible Accounts” shall mean, at any time, the gross amount of Eligible Accounts less sales, excise, or similar taxes, and less returns, discounts, claims, credits, and allowances of any nature at any time issued, owing, granted, outstanding, available, or claimed (in each case without duplication, whether of the exclusionary criteria set forth in the definition of Eligible Accounts, of any Reserve, or otherwise).

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Orderly Liquidation Value” shall mean, with respect to any Eligible Inventory (i) for any period from (x) the date of delivery of the first Borrowing Base Certificate required hereunder following the most recent appraisal required pursuant to Section 5.07(b) through (y) the date of the next Borrowing Base Certificate required to be so delivered, the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of such Eligible Inventory, that is estimated to be recoverable in an orderly liquidation and (ii) otherwise, the current net book value (excluding, for the avoidance of doubt, the net book value of any Eligible Inventory no longer owned by the Loan Parties as of the relevant time of determination) of such Eligible Inventory, multiplied by a percentage equal to (x) the Net Orderly Liquidation Value of Eligible Inventory, as of the most recent appraisal date divided by (y) the net book value (excluding, for the avoidance of doubt, the net book value of any Eligible Inventory no longer owned by the Loan Parties as of the time of the relevant appraisal) of Eligible Inventory, as of the most recent appraisal date.

“NewPage Selling Shareholders” shall mean certain equityholders of the Target.

“Non-ABL Priority Collateral” shall have the meaning assigned to such term in the ABL Intercreditor Agreement (or other analogous term in another Permitted Senior Intercreditor Agreement).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations (other than Excluded Swap Obligations) in respect of any Secured Hedge Agreement.

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto (but not Excluded Taxes).

“Overadvance” shall have the meaning assigned to such term in Section 2.01(c).

“Parent Entity” shall mean any direct or indirect parent of Holdings.

“Pari Passu Secured Hedge Obligations” shall have the meaning assigned to such term in Section 9.11(a).

“Participant” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d)(i).

“Payment Conditions” shall mean that prior to and after giving effect to the relevant action as to which the satisfaction of the Payment Conditions is being determined, (i) no Default or Event of Default shall have occurred or been continuing and (ii)(a) daily average Excess Availability for the period of 30 consecutive calendar days immediately preceding such action and Excess Availability as of the date of such action (in each case, on a Pro Forma Basis) after giving effect to such action shall be at least equal to 25% of the lesser of the total Revolving Facility Commitments hereunder and the Borrowing Base, or (b)(x) daily average Excess Availability for the period of 30 consecutive calendar days immediately preceding such action and Excess Availability as of the date of such action (in each case, on a Pro Forma Basis) after giving effect to such action shall be at least equal to 15% of the lesser of the total Revolving Facility Commitments hereunder and the Borrowing Base and (y) on a Pro Forma Basis the Borrower shall be in compliance with the Financial Performance Covenant (regardless of whether the Financial Performance Covenant would otherwise be applicable).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent and Borrower, as the same may be supplemented from time to time to the extent required by Section 5.04(i).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and its Subsidiaries in, or merger or consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value in excess of $50.0 million but less than $100.0 million, Pro Forma Excess Availability on the date of such action (but without including in the Borrowing Base any assets so acquired) shall be greater than 15% of the lesser of (1) the Borrowing Base at such time and (2) the Revolving Facility Commitments at such time, and with respect to any such acquisition or investment with a fair market value of $100.0 million or in excess thereof, the Payment Conditions shall be satisfied after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party (and shall fulfill the Collateral and Guarantee Requirement to the extent required by Section 5.10) and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests of persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall not exceed the greater of (x) 5.0% of Consolidated Total Assets and (y) $100.0 million.

“Permitted Cure Securities” shall mean any equity securities of Holdings or the Borrower other than Disqualified Stock.

“Permitted Discretion of the Applicable Co-Collateral Agent” shall mean the most conservative approach as between the Reasonable Credit Judgment of the Administrative Agent and the Co-Collateral Agent as determined in good faith between the Administrative Agent and the Co-Collateral Agent as set forth in Section 9.13.

“Permitted Encumbrance” shall mean (x) Liens permitted pursuant to Section 6.02(d), (e), (k), (r) and (cc), in each case, to the extent such Liens arise by operation of law and are not created, granted or incurred with the consent of any Loan Party, and (y) Liens permitted pursuant to Section 6.02(b), (n), (ee), (ii) and (jj).

“Permitted Holder Group” shall have the meaning assigned to such term in the definition of “Permitted Holders.”

“Permitted Holders” shall mean (i) the Co-Investors, (ii) any person that has no material assets other than the capital stock of the Borrower and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clause (i), beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clause (i)) on a fully diluted basis of the voting Equity Interests thereof and (iii) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clause (i) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no person or other “group” (other than the other Permitted Holders specified in clause (i)) beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clause (i)) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AA+ by S&P and Aa1 by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall have the meaning assigned to such term in the Term Loan Credit Agreement.

“Permitted Land Swaps” shall have the meaning assigned to such term in Section 6.05(n).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be pari passu with the Liens securing the Term B Obligations (as defined in the Term Loan Credit Agreement), either (as the Borrower shall elect) (x) the First Lien/First Lien Intercreditor Agreement or (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such pari passu Liens than the First Lien/First Lien Intercreditor Agreement (as determined by the Borrower in good faith).

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against Receivables Assets; provided that (A) recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary)), (B) customary securitization intercreditor arrangements reasonably satisfactory to the Administrative Agent shall be entered into in connection therewith and (C) the aggregate Receivables Net Investment outstanding at any time thereunder shall not exceed $150.0 million.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Sections 6.01(i) and 6.01(j), the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) 90 days after the Revolving Facility Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced, unless such new obligors are Loan Parties and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including pursuant to after acquired property clauses to the extent such type collateral secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Senior Intercreditor Agreement” shall mean, with respect to any Liens on ABL Priority Collateral that are intended to be senior to any Liens on the Collateral securing the Term B Obligations (as defined in the Term Loan Credit Agreement), either (as the Borrower shall elect) (x) the ABL Intercreditor Agreement if such Liens secure “ABL Obligations” (as defined therein) or (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such senior Liens than the ABL Intercreditor Agreement (as determined by the Borrower in good faith).

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower, any Subsidiary or any ERISA Affiliate, or (iii) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Pricing Grid” shall mean the table set forth below:

Daily Average Availability	Applicable Margin for Revolving ABR Loans	Applicable Margin for Revolving Eurocurrency Loans
Greater than or equal to 66 2⁄3%	0.75%	1.75%
Less than 66 2⁄3% but greater than or equal to 33 1⁄3%	1.00%	2.00%
Less than 33 1⁄3%	1.25%	2.25%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in daily average Availability for such period shall become effective on the date (the “Adjustment Date”) of delivery of each Borrowing Base Certificate pursuant to Section 5.04; (provided that in no event shall the Applicable Margin be adjusted more than once in any calendar month), beginning with the date of delivery pursuant to Section 5.04(h) of a Borrowing Base Certificate covering the last month of the fiscal quarter ending June 30, 2014, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any Borrowing Base Certificate referred to above is not delivered within the time periods specified in Section 5.04(h), then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such Borrowing Base Certificate is delivered, the pricing level that is one pricing level lower (i.e., higher margins) than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such Borrowing Base Certificate was to have been delivered but was not delivered.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Priority Wage Claim” shall mean a claim for payment of wages under Wisconsin Statutes Chapter 109, the Michigan Wage Priority Act, Michigan Compiled Laws Section 408.511 et sequitur or under any similar provision establishing a preference or creating a security interest in the property of the employer under other applicable law.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders if such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of the Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 6.01(h), 6.01(r), 6.01(w), 6.01(z), 6.05(m) or 6.09(b) occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 6.01(h), 6.01(r), 6.01(w), 6.05(m), 6.01(z) or 6.09(b), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) for (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions) and (2) all adjustments of the type used in connection with the calculation of “Adjusted EBITDA” as set forth on Exhibit K to the extent such adjustments, without duplication, continue to be applicable to such Reference Period. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower shall (without regard to whether Excess Availability is less than the applicable threshold set forth in Section 6.10) be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and the Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been delivered, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information.

“Pro Forma Excess Availability” shall mean, at any date of determination, an amount equal to the Excess Availability as of such date projected by the management of the Borrower in good faith, after giving effect on a Pro Forma Basis to the relevant transactions; provided that, for purposes of such calculation, the Borrowing Base shall be deemed to include any assets acquired pursuant to any relevant transaction.

“Projections” shall mean the projections of Holdings, the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Protective Advances” shall have the meaning assigned to such term in Section 2.01(d).

“Public Lender” shall have the meaning assigned to such term in Section 10.17(a).

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of the Borrower, Holdings or any Parent Entity which generates cash proceeds of at least $75.0 million.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type”.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Reasonable Credit Judgment” shall mean reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions and, as it relates to the establishment or increase of Reserves or the adjustment or imposition of exclusionary criteria, shall require that (x) such establishment, increase, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent and/or the Co-Collateral Agent, after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent and/or the Co-Collateral Agent, on the Closing Date, (y) the contributing factors to the imposition or increase of any Reserve not duplicate (i) the exclusionary criteria set forth in the definitions of “Eligible Accounts” and “Eligible Inventory” as applicable (and vice versa), or (ii) any Reserves deducted in computing book value or Net Orderly Liquidation Value and (z) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors; provided that the foregoing clause (x) will not apply to any reserve in connection with any Priority Wage Claim.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Indebtedness” shall mean the Indebtedness described on Schedule 1.01F.

“Register” shall have the meaning assigned to such term in Section 10.04(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Disposition” shall mean any divestiture or other Asset Sale of any asset or assets of the Borrower or any Subsidiary required in connection with the approval of the Merger by the United States Federal Trade Commission or any other applicable Governmental Authority.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Rent Reserve” shall mean, a reserve established by the Administrative Agent in an amount up to three months’ rent payments made by any Loan Party for each location (plant, warehouse, distribution center, public warehouse or other operating facility) at which Eligible Inventory of such Loan Party is located that is not subject to a Collateral Access Agreement, as such amount may be adjusted from time to time by the Administrative Agent in its Reasonable Credit Judgment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Reserves” shall mean any Rent Reserve or such other reserves against the Borrowing Base that the Administrative Agent or the Co-Collateral Agent has, in the Permitted Discretion of the Applicable Co-Collateral Agent, established from time to time upon, except in the case of a reserve in respect of Pari Passu Secured Hedge Obligations, at least five Business Days’ notice to the Borrower. Each of the Administrative Agent and the Co-Collateral Agent acknowledges that as of the Closing Date, other than as agreed on or prior to the Closing Date among the Administrative Agent, the Co-Collateral Agent and the Borrower, it does not know of any other circumstance or condition with respect to the Accounts, Inventory or Borrowing Base that would require the imposition of a Reserve that has not been imposed as of the Closing Date, except for any Reserve in connection with any Priority Wage Claim.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning set forth in Section 6.06.

“Revaluation Date” shall mean, with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Facility” shall mean the Revolving Facility Commitments and the Revolving Facility Loans made hereunder.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04, and (c) increased as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The initial aggregate amount of the Lenders’ Revolving Facility Commitments (prior to any Incremental Revolving Facility Commitments) is $350.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) any Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Lender at any time shall be the product of (x) such Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01 and shall also include each Other Revolving Loan.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Revolving Facility in effect on the Closing Date, February 11, 2019 and (b) with respect to any other Class of Loans or Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Revolving Facility Percentage” shall mean, with respect to any Lender, the percentage of the total Revolving Facility Commitments of the Lenders represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“Revolving L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof), and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the OFAC or the U.S. Department of State.

“Sale and Lease Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean (a) those Cash Management Agreements in effect on the Closing Date between the Borrower and Wells Fargo Bank, National Association and (b) any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean (a) those Hedging Agreements in effect on the Closing Date between the Borrower and Barclays Bank PLC or the Borrower and J. Aron & Company and (b) any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank to the extent that such Hedging Agreement is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent as a Secured Hedge Agreement.

“Secured Hedge Counterparty” shall have the meaning assigned to such term in Section 9.11.

“Secured Hedge Obligations” shall mean the due and punctual payment and performance of all obligations of each Loan Party under each Secured Hedge Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.

“Selling Shareholder Dividend” shall mean a dividend on or before the Merger Closing Date to be paid to certain equity holders of Target and indirect parent of the Borrower in an amount up to $250.0 million.

“Settlement” shall have the meaning assigned to such term in Section 2.04(c)(i).

“Settlement Date” shall have the meaning assigned to such term in Section 2.04(c)(i).

“Shared Services Agreement” shall mean the shared services agreement to be entered into substantially contemporaneously with the consummation of the Merger, substantially in accordance with the term sheet attached hereto as Exhibit N, and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially adverse to the Borrower (it being understood that the Borrower shall be deemed to have satisfied such test if it obtains a third party opinion indicating that the modification is fair to the Borrower from a financial perspective).

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower (or another person formed for the purpose of engaging in Permitted Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings, the Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings, the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law), and which engages in no activities other than a Permitted Receivables Financing and other activities incidental thereto.

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. Local Time on the date three Business Days prior to the date as of which the foreign exchange computation is made or, if such rate cannot be computed as of such date, such other date as the Administrative Agent or the Issuing Bank shall reasonably determine is appropriate under the circumstances; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standby Letters of Credit” shall have the meaning provided in Section 2.05(a).

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subagent” shall have the meaning assigned to such term in Section 9.02.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of the Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Wholly-Owned Domestic Subsidiary of the Borrower on the Closing Date (other than (i) the Unrestricted Subsidiaries, (ii) any Special Purpose Receivables Subsidiaries that are designated at the Borrower’s option as not being Subsidiary Loan Parties (each, a “Receivables Subsidiary”), (iii) any Wholly-Owned Domestic Subsidiary that is a (A) Subsidiary of a Foreign Subsidiary or (B) FSHCO and (iv) those set forth in Schedule 1.01B), and (b) each Wholly-Owned Domestic Subsidiary of the Borrower (other than (i) any Wholly-Owned Domestic Subsidiary that is a (A) Subsidiary of a Foreign Subsidiary or (B) FSHCO, (ii) Receivables Subsidiaries and (iii) at the Borrower’s option, Immaterial Subsidiaries) that becomes, or is required to become, a party to the Collateral Agreement, the ABL Intercreditor Agreement and any other applicable intercreditor agreements entered into after the Closing Date pursuant to Section 5.10.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Super Majority Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 66-2/3%% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining the Super Majority Lenders at any time.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit F.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in its sole discretion pursuant to Section 2.04. The aggregate amount of the Swingline Commitment on the Closing Date is $30.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Barclays Bank PLC, in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Target” shall have the meaning assigned to such term in the first recital hereto.

“Tax Distributions” shall mean any distributions described in Section 6.06(b)(v).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Loan Credit Agreement” shall mean that certain First Lien Credit Agreement dated as of the Closing Date by and among Holdings, the Borrower, the Subsidiaries of the Borrower party thereto, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Term Loan Credit Agreement Documents” shall mean the Term Loan Credit Agreement, any intercreditor agreements entered into by the Borrower and the Administrative Agent in accordance with the Term Loan Credit Agreement, any note issued thereunder, and any other “Loan Documents” under and as defined in the Term Loan Credit Agreement as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) (or, for periods ending prior to the date of the first requirement under Section 5.04(a), the four fiscal quarters ended September 30, 2013).

“Total Net First Lien Leverage Ratio” shall mean on any date, the ratio of (a)(i) the sum of the aggregate principal amount of any Consolidated Debt of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date that is then secured by first-priority Liens on Non-ABL Priority Collateral less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and the Subsidiaries as of the last day of such Test Period, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) (i) the amount of Consolidated Debt (other than any Indebtedness incurred pursuant to Section 6.01(b)) of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date, less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Secured Leverage Ratio” shall mean on any date, the ratio of (a) the sum of the aggregate principal amount of any Consolidated Debt (other than any Indebtedness incurred pursuant to Section 6.01(b)) of the Borrower and its Subsidiaries as of the last day of such Test Period that is then secured by Liens on the Collateral less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP; provided, that the Total Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Trade Letters of Credit” shall have the meaning provided in Section 2.05(a).

“Transaction Documents” shall mean the Merger Agreement, the Term Loan Credit Agreement Documents and the Loan Documents.

“Transaction Expenses” shall mean any fees or expenses (including, without limitation, any original issue discount) incurred or paid by the Fund, Holdings, the Borrower (or any direct or indirect parent of the Borrower) or any of the Subsidiaries in connection with the

Transactions, this Agreement and the other Loan Documents (including expenses in connection with Hedging Agreements), the Merger Agreement (including, for the avoidance of doubt, payment of the Selling Shareholder Dividend), the Term Loan Credit Agreement Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Transaction Documents, including (a) the consummation of the Merger; (b) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (c) the execution, delivery and performance of the Term Loan Credit Agreement Documents, the creation of the Liens thereunder, and the initial borrowings thereunder; (d) the refinancing (or discharge) of the Refinanced Indebtedness; and (e) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of the Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) CWPC, (2) any other Subsidiary, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 6.04, (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04 and (e) such Subsidiary shall have been designated an

“unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Term Loan Credit Agreement and all Permitted Refinancing Indebtedness in respect thereof; provided, further, that at the time of the initial Investment by the Borrower or any of its Subsidiaries in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent, and (3) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required by the preceding clause (ii).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Dollars”, “Dollars” or “$” shall mean lawful money of the United States of America.

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Verso” shall mean Verso Paper Holdings LLC, a Delaware limited liability company.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person.

“Withdrawal Liability” shall have the meaning given to such term in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary set forth herein, any changes to GAAP after the Closing Date with respect to the accounting treatment of leases will not be given effect for the purposes of calculating the Fixed Charge Coverage Ratio or any other financial ratio or definition contained in this Agreement or any other Loan Document. In addition, notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower or the Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capital Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP. Unless otherwise expressly provided herein, any references herein to any person shall be construed to include such person’s successors and permitted assigns.

Section 1.03 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the Dollars and each Alternate Currency until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Article 6 or paragraph (f) or (j) of Section 8.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) Wherever in this Agreement in connection with an Alternate Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, such amount shall be the Dollar Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as applicable.

ARTICLE 2

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) Revolving Facility Loans. Each Lender severally agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding the lesser of (x) such Lender’s Revolving Facility Commitment and (y) such Lender’s Revolving Facility Percentage of the Borrowing Base or (ii) the total Revolving Facility Credit Exposure exceeding the lesser of (x) the total Revolving Facility Commitments and (y) the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

(b) Incremental Revolving Loans. Each Lender having an Incremental Revolving Facility Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Revolving Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Revolving Facility Commitment, and

(c) Overadvances. Insofar as the Borrower may request and the Administrative Agent or Required Lenders may be willing in their sole and absolute discretion to make Revolving Facility Loans at a time when the Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such Revolving Facility Loan, the Borrowing Base (any such Loan or Loans being herein referred to individually as an “Overadvance”), the Administrative Agent or Required Lenders shall make such Overadvances available. All Overadvances shall be repaid on demand, shall be secured by the Collateral in accordance with the terms hereof and of the Security Documents and shall bear interest as provided in this Agreement for the Revolving Facility Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by the Revolving Facility Lenders ratably in accordance with their Revolving Facility Percentages. Overadvances in the aggregate amount of $9.0 million or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of the Administrative Agent; provided that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances (provided that existing Overadvances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof). The foregoing notwithstanding, in no event, (w) unless otherwise consented to by the Required Lenders, shall Overadvances in an aggregate amount of more than $9.0 million be outstanding at any time, (x) shall any Overadvances be outstanding for more than 45 consecutive days, (y) unless otherwise consented to by the Required Lenders, after all outstanding Overadvances have been repaid, shall the Administrative Agent or the Lenders make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding or (z) shall the Administrative Agent make Revolving Facility Loans on behalf of the applicable Lenders under this Section 2.01(c) to the extent such Revolving Facility Loans would cause a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Facility Commitment.

(d) Protective Advances. Upon the occurrence and during the continuance of an Event of Default or upon the inability of the Borrower to satisfy the conditions to borrowing set forth in Section 4.01 after the Closing Date, the Administrative Agent, in its sole discretion, may make Revolving Facility Loans to the Borrower on behalf of the Lenders, so long as the aggregate amount of such Revolving Facility Loans shall not, together with the aggregate amount of all Overadvances then outstanding, exceed 10.0% of the then applicable Borrowing Base, if the Administrative Agent, in its sole discretion, deems that such Revolving Facility Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to the Borrower pursuant to this Agreement (such Revolving Facility Loans, hereinafter, “Protective Advances”); provided that (a) in no event shall the Revolving Facility Credit Exposure exceed the total Revolving Facility Commitments, (b) the Required Lenders may at any time revoke the Administrative Agent’s authorization to make future Protective Advances (provided that existing Protective Advances shall not be subject to such revocation and any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof) and (c) the Administrative Agent may not make Revolving Facility Loans on behalf of the applicable Lenders under this Section 2.01(d) to the extent such Revolving Facility Loans would cause a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Facility Commitment. Any Protective Advance made pursuant to the terms hereof shall be made by the Revolving Facility Lenders ratably in accordance with their Revolving Facility Percentages. If Protective Advances are made in accordance with this Section 2.01(d), then the Borrowing Base shall thereafter be deemed ratably increased by the amount of such permitted Protective Advances, but only for so long as the Administrative Agent allows such Protective Advances to be outstanding.

Section 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, by the Swingline Lender in accordance with its Swingline Commitment). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments, or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than 10 Eurocurrency Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date for such Class, as applicable.

Section 2.03 Requests for Borrowings. (a) To request a Revolving Facility Borrowing or a Borrowing of Other Revolving Loans, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or other electronic transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written (including by facsimile or other electronic transmission) Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans, Incremental Revolving Loans or Other Revolving Loans;

(ii) the aggregate amount of the requested Borrowing, which amount shall not result in the Revolving Facility Credit Exposure exceeding the Borrowing Base;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) Disbursement. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03. The proceeds of each Loan requested under this Section 2.03 shall be disbursed by the Administrative Agent in Dollars in immediately available funds, in the case of the initial Borrowing, in accordance with the terms of the written disbursement letter from the Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by the Borrower and the Administrative Agent from time to time or elsewhere if pursuant to a written direction from the Borrower. If at any time any Loan is funded in excess of the amount requested by the Borrower, the Borrower agrees to repay the excess to the Administrative Agent promptly upon the earlier to occur of (i) the Borrower’s discovery of the error and (ii) notice thereof to the Borrower from the Administrative Agent or any applicable Lender.

Section 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that in no event shall the Swingline Lender make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy or pdf), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender, if it determines to make a Swingline Loan in accordance with Section 2.02(a), shall make each Swingline Loan on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Administrative Agent, the Swingline Lender and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Facility Loans and the Swingline Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) The Administrative Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Administrative Agent, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan, (B) for itself, with respect to each Agent Advance, and (C) with respect to Collections (as further described in Section 2.04(d)(iv)), in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 12:00 noon, Local Time, on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of Swingline Loans, and the Administrative Agent, in the case of Agent Advances) shall make the amount of such Lender’s Revolving Facility Percentage of the outstanding principal amount of the Swingline Loans and Agent Advances with respect to which Settlement is requested available to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., Local Time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 4 have then been satisfied. Such amounts made available to the Administrative Agent shall be applied against the amounts of the applicable Swingline Loan or Agent Advance and, together with the portion of such Swingline Loan or Agent Advance representing the Swingline Lender’s or Administrative Agent’s Revolving Facility Percentage thereof, shall constitute Revolving Facility Loans of the Revolving Facility Lenders. If any such amount is not made available to the Administrative Agent by any Revolving Facility Lender on the Settlement Date applicable thereto, the Administrative Agent shall, on behalf of the Swingline Lender with respect to each outstanding Swingline Loan and for itself with respect to each Agent Advance, be entitled to recover such amount on demand from such Revolving Facility Lender together with interest thereon at the Federal Funds Effective Rate for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to the ABR Loans.

(ii) Notwithstanding the foregoing, not more than one Business Day after demand is made by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Administrative Agent has requested a Settlement with respect to a Swingline Loan or Agent Advance), each

Revolving Facility Lender (A) shall irrevocably and unconditionally purchase and receive from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Agent Advance equal to such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Swingline Loans or Agent Advances, upon demand by the Swingline Lender or the Administrative Agent, as the case may be, shall pay to the Swingline Lender or Administrative Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loans or Agent Advances. If such amount is not in fact made available to the Administrative Agent by any Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Effective Rate for the first three days from and after such demand and thereafter at the interest rate then applicable to ABR Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans and Agent Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender (in the case of participations in Swingline Loans) the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c)(ii), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. The purchase of participations in a Swingline Loan or Agent Advance pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(iii) From and after the date, if any, on which any Revolving Facility Lender purchases an undivided interest and participation in any Swingline Loan or Agent Advance pursuant to clause (ii) preceding, the Administrative Agent shall promptly distribute to such Revolving Facility Lender such Revolving Facility Lender’s Revolving Facility Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Agent Advance; provided that any amounts so distributed by the Administrative Agent shall be repaid to the Administrative Agent (and, if applicable, by the Administrative Agent to the Swingline Lender), if and to the extent such payment is required to be refunded to the Borrower for any reason.

(iv) Between Settlement Dates, to the extent no Agent Advances are outstanding, the Administrative Agent may pay over to the Swingline Lender any payments received by the Administrative Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Facility Loans (such amounts, “Collections”), for application to the Swingline Lender’s Revolving Facility Loans or Swingline Loans. If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Revolving Facility Loans, the Swingline Lender shall pay to the Administrative Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Facility Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Revolving Facility Percentage of the Revolving Facility Loans. During the period between Settlement Dates, the Swingline Lender with respect to Swingline Loans, the Administrative Agent with respect to Agent Advances, and each Revolving Facility Lender with respect to the Revolving Facility Loans, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Swingline Lender, the Administrative Agent and the Revolving Facility Lenders.

Section 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (x) trade letters of credit in support of trade obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Borrower and the Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”) for its own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that the Initial Issuing Banks shall not be required to issue any Trade Letter of Credit hereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. “Letters of Credit” shall include Trade Letters of Credit, Standby Letters of Credit and Existing Letters of Credit. Notwithstanding anything to the contrary contained in this Section 2.05 or elsewhere in this Agreement, in the event that a Revolving Facility Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Issuing Bank to support, each such Defaulting Lender’s ratable share of each L/C Disbursement.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by facsimile or other electronic transmission, if arrangements for doing so have been approved by the applicable Issuing Bank to the applicable Issuing Bank and the Administrative Agent (three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount and currency (which may be Dollars or any Alternate Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether such letter of credit constitutes a Standby Letter of Credit or a Trade Letter of Credit, and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the total Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit, and the Revolving L/C Exposure with respect to all Letters of Credit issued by such Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment, (ii) the total Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments, (iii) the total Revolving Facility Credit Exposure shall not exceed the Borrowing Base, and (iv) in the case of an Alternate Currency Letter of Credit, the total Revolving L/C Exposure with respect to all Alternate Currency Letters of Credit would exceed $60.0 million. Anything herein to the contrary notwithstanding, Barclays Bank PLC and Credit Suisse AG, Cayman Islands Branch, shall not be required to issue any Trade Letter of Credit hereunder.

(c) Expiration Date. Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such renewal or extension), and (ii) the date that is five Business Days prior to the Revolving Facility Maturity Date; provided that any Standby Letter of Credit with one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date on any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above; provided that (x) if any such Standby Letter of Credit is outstanding, or is issued after the date that is 30 days prior to the Revolving Facility Maturity Date, the Borrower shall provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 105% of the face amount of each such Standby Letter of Credit on or prior to the date that is 30 days prior to the Revolving Facility Maturity Date or, if later, such date of issuance and (y) each Revolving Facility Lender’s participation in any undrawn Letter of Credit that is outstanding on the Revolving Facility Maturity Date shall terminate on the Revolving Facility Maturity Date. Each Trade Letter of Credit shall expire on the earlier of (x) 180 days after such Trade Letter of Credit’s date of issuance or renewal or extension or (y) the date five Business Days prior to the Revolving Facility Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Lender’s Revolving Facility Credit Exposure at any time might exceed its Commitment at such time (in which case Section 2.11(d) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars equal to such L/C Disbursement (or, in the case of an Alternate Currency Letter of Credit, in the same Alternate Currency) not later than 2:00 p.m., Local Time, on the third Business Day after the Borrower receives notice under paragraph (g) of this Section 2.05 of such L/C Disbursement, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence hereof; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or other electronic transmission) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization Following an Event of Default. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 8.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the

Collateral Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Cash Collateralization Following Termination and Prepayment of the Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments by the Borrower pursuant to Section 2.08(b) (a “Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 7.15 of the Collateral Agreement and replaced with cash collateral, in an amount in Dollars equal to 102% of the Revolving L/C Exposure with respect to each such Continuing Letter of Credit as of such date plus any accrued and unpaid interest thereon, which shall be deposited in an account with or at the direction of each such Issuing Bank.

(l) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to the Initial Issuing Banks) each of which agrees (in its sole discretion) to act in such capacity and that is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes and shall have a Letter of Credit Commitment in the amount set forth in such counterpart.

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Facility Loan on behalf of the Revolving Facility

Lenders (including by means of Swingline Loans to the Borrower). In such event, the applicable Revolving Facility Lenders on behalf of whom the Administrative Agent made the Revolving Facility Loan shall reimburse the Administrative Agent for all or any portion of such Revolving Facility Loan made on its behalf upon written notice given to each applicable Revolving Facility Lender not later than 2:00 p.m., Local Time, on the Business Day such reimbursement is requested. On each such settlement date, the Administrative Agent will pay to each such Revolving Facility Lender the net amount owing to such Revolving Facility Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Revolving Facility Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Revolving Facility Lender shall be paid to the Administrative Agent for its own account.

Section 2.07 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit G and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Revolving Facility Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the lesser of the total Revolving Facility Commitments or the Borrowing Base.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Revolving Facility Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan, Protective Advance and Overadvance to the Borrower on the Revolving Facility Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Facility Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit I (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein and its registered assigns.

Section 2.10 Repayment of Revolving Facility Loans.

(a) To the extent not previously paid, all outstanding Loans shall be due and payable on the Revolving Facility Maturity Date.

(b) Prior to any repayment of any Revolving Facility Loans, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy or pdf) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, on the Business Day prior to the scheduled date of such repayment, and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. In the case of prepayments under Section 2.11(a), the Borrower may in its sole discretion select the Borrowing or Borrowings to be prepaid. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and

(y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Loan hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by facsimile or other electronic transmission) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Eurocurrency Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior written notice in accordance with Section 2.10(b), which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Revolving Facility, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Subject to Sections 2.01(b) and (c), in the event the aggregate amount of the Revolving Facility Credit Exposure exceeds the lesser of (i) the Revolving Facility Commitments, and (ii) the Borrowing Base in effect at such time, then the Borrower shall promptly prepay outstanding Revolving Facility Loans and/or cash collateralize Letters of Credit in accordance with Section 2.05(j) in an aggregate amount equal to such excess.

(c) In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, at the request of the Administrative Agent, the Borrower shall deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an amount equal to such excess.

(d) If as a result of changes in currency exchange rates, on any Revaluation Date, the Revolving L/C Exposure with respect to all Alternate Currency Letters of Credit exceeds $60.0 million, the Borrower shall at the request of the Administrative Agent, within 5 Business Days of such Revaluation Date deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment, sublimit or amount set forth above.

Section 2.12 Fees. (a) The Borrower agrees to pay to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on or before the date that is five (5) Business Days after the last Business Day of March, June, September and December of each year, and three Business Days after the date on which the Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a commitment fee (the “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Revolving Facility Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the last of the Commitments of such Lender shall be terminated) at the rate per annum equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s

Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on or before the date that is three (3) Business Days after the last Business Day of March, June, September and December of each year and three (3) Business Days after the date on which the Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Revolving Facility Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the last of the Commitments of such Revolving Facility Lender shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on or before the date that is three (3) Business Days after the last Business Day of March, June, September and December of each year and three (3) Business Days after the date on which the Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the daily average stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay the agency fees to (x) the Administrative Agent, for the account of the Administrative Agent (the “Administrative Agent Fees”) and (y) to the Co-Collateral Agent, for the account of the Co-Collateral Agent (the “Co-Collateral Agent Fees”), in each case set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein.

(d) All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) in the case of Revolving Facility Loans, upon termination of the Commitments; provided that (A) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Bank or the Administrative Agent, as applicable, such additional amount or amounts as will compensate such Lender, Issuing Bank or the Administrative Agent, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital adequacy requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that any such certificate claiming amounts described in clause (x) or (y) of the definition of Change in Law shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s method of allocating such costs is fair and reasonable and that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation, is not inconsistent with its treatment of other borrowers which, as a credit matter, are substantially similar to the Borrower and which are subject to similar provisions. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The foregoing provisions of this Section 2.15 shall not apply in the case of any Change in Law in respect of Taxes imposed on payments on the Loans, which shall instead be governed by Section 2.17.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes. (a) Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b) The Borrower shall timely pay any Other Taxes.

(c) Each Loan Party shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Without limiting the generality of Section 2.17(d), each Foreign Lender with respect to any Loan made to the Borrower shall, to the extent it is legally eligible to do so:

(i) deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Foreign Lender is due hereunder, two copies of (A) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit O, such certificate, the “Non-Bank Tax Certificate”) certifying that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code), (B) Internal Revenue Service Form W-8BEN or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Foreign Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, provided that if the Foreign Lender is a partnership and not a participating Lender, and one or more of the partners is claiming portfolio interest treatment, the Non-Bank Tax Certificate may be provided by such Foreign Lender on behalf of such partners) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

Any Foreign Lender that becomes legally ineligible to update any form or certification previously delivered shall promptly notify the Borrower and the Administrative Agent in writing of such Foreign Lender’s inability to do so.

Each person that shall become a Participant pursuant to Section 10.04 or a Lender pursuant to Section 10.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(e); provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased.

In addition, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Administrative Agent pursuant to Section 9.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed Internal Revenue Service Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Agent by any Loan Party pursuant to any Loan Document including, as applicable, an Internal Revenue Service Form W-8IMY certifying that the Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-l(b)(2)(iv) of the Treasury Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.17.

(g) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by the Borrower pursuant to this clause (g). Nothing in this clause (g) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person.

(i) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such U.S. Lender is exempt from U.S. federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the U.S. Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(j) If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set Offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If (i) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations in cash then due from the Borrower hereunder or (ii) at any time that an Availability Triggering Event shall have occurred and be continuing and proceeds of Collateral are received by the Administrative Agent, such funds shall be applied, subject to the ABL Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any other applicable intercreditor agreements: first, ratably, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Collateral Agent or any Issuing Bank from the Borrower under the Loan Documents; second, ratably, to pay interest due and payable in respect of any unreimbursed L/C Disbursements, Protective Advances and Overadvances; third, ratably to pay principal of unreimbursed L/C Disbursements, Protective Advances and Overadvances; fourth, ratably, to pay any fees or expenses reimbursements then due to the Lenders from the Borrower under the Loan Documents; fifth, ratably, to pay interest due and payable in respect of any Revolving Facility Loans; sixth, ratably, to pay principal of Revolving Facility Loans (other than Protective Advances and Overadvances) then due from the Borrower hereunder and any Pari Passu Secured Hedge Obligations; seventh, ratably, to cash collateralize Letters of Credit in accordance with the procedures set forth in Section 2.05(j); eighth, ratably, to the payment of any Secured Cash Management Obligations and any other Secured Hedge Obligations that do not constitute Pari Passu Secured Hedge Obligations; ninth, ratably, to the payment of any other Obligations due to the Agents or any Lender by the Borrower; and tenth, to the Borrower or as the Borrower shall direct or as a court of competent jurisdiction may otherwise direct.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant (other than to the Borrower or a Subsidiary of the Borrower as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or (c), or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to

Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Commitment, Revolving Facility Loan or Other Revolving Loan, the Swingline Lender and each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders (or if such amendment or waiver by its terms requires the consent of the Super Majority Lenders, the Super Majority Lenders) shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 10.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming (by notice to such Non-Consenting Lender) such Non-Consenting Lender to have assigned its Loan, and its Commitments hereunder, to one or more assignees that have consented to such assignment and that are reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.15, 2.16 or 2.17) being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.04. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interest hereunder in the circumstances contemplated by this Section 2.19(c) and the Administrative Agent agrees to effect such assignment; provided that, if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Borrower’s request, compliance with Section 10.04 shall not be required to effect such assignment.

Section 2.20 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21 Incremental Revolving Facility Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time after the Closing Date, and prior to the Revolving Facility Maturity Date, request that the Incremental Amount be provided by one or more Incremental Revolving Facility Lenders (which may include any existing Lender provided that no existing Lender shall be required to provide any Incremental Revolving Facility Commitments) willing to provide such Incremental Revolving Facility Commitments in their own discretion; provided that each Incremental Revolving Facility Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such Incremental Revolving Facility Lender is a Lender, an Affiliate of a Lender or an Approved Fund. Such notice shall set forth (i) the amount of the Incremental Revolving Facility Commitments being requested (which shall be in a minimum amount of $15.0 million and in minimum increments of $5.0 million in excess thereof or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”) and (iii) whether such Incremental Revolving Facility Commitments are to be Revolving Facility Commitments or commitments to make revolving loans with pricing terms, final maturity date, upfront or similar fees and/or participation in prepayments different from the Revolving Facility Loans (“Other Revolving Loans”). Prior to the date that is 12 months following the Closing Date, if the initial pricing terms on the requested Other Revolving Loans (which shall be equal to the sum of (x) the margin above Adjusted LIBO Rate on the requested Other Revolving Loans and (y) any original issue discount or upfront fees paid to all lenders providing such Other Revolving Loans with respect to the requested Other Revolving Loans divided by the lesser of (A) the average life to maturity of such Other Revolving Loans and (B) four) exceeds the pricing terms of any of the then existing Revolving Facility Loans (which shall be equal to the sum of (x) the Applicable Margin then in effect for such existing Revolving Facility Loans that are Eurocurrency Revolving Loans and (y) any original issue discount or upfront fees payable to all Revolving Facility Lenders with respect to such existing Revolving Facility Loans, divided by the lesser of (A) the average life to maturity of such existing Revolving Facility Loans and (B) four) by more than 50 basis points, then the applicable margin then in effect for each such existing Revolving Facility Loan shall automatically be increased to the extent necessary such that the pricing terms (as defined above) of each such existing Revolving Facility Loans is equal to the pricing terms of the requested Other Revolving Loans minus 50 basis points, effective upon the making of the requested Other Revolving Loans.

(b) The Borrower and each Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Revolving Facility Commitments; provided that (i) the Other Revolving Loans shall have the same guarantees as and rank pari passu or junior in right of payment and of security with the Revolving Facility Loans and, except as to pricing, final maturity date, participation in prepayments and/or upfront or similar fees, shall have (x) the same terms as the Revolving Facility Loans, or (y) intercreditor arrangements and such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Revolving Loans shall be no earlier than the Revolving Facility Maturity Date then in effect, and (iii) the Other Revolving Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory prepayment or commitment reduction hereunder. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement in accordance with its terms, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Facility Commitments evidenced thereby, notwithstanding anything to the contrary set forth in Section 10.08. Any such deemed amendment may be memorialized in writing by the Administrative Agent with Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, both before and after such effectiveness, (x) there is no Default or Event of Default and (y) the Borrower shall be in Pro Forma Compliance, (ii) the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower and containing calculations in reasonable detail demonstrating compliance with the requirement contained in preceding subclause (i)(y), and (iii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the

Administrative Agent may reasonably require to assure that the Revolving Facility Loans and/or Other Revolving Loans in respect of the Incremental Revolving Facility Commitments are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Revolving Facility Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Revolving Facility Loans.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Other Revolving Loans), when originally made, are included in each Borrowing of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) such Defaulting Lender shall not be entitled to receive any Commitment Fee for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to such Defaulting Lender); and

(b) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by any Issuing Bank, to cash collateralize such Defaulting Lender’s Revolving Facility Percentage of the outstanding Letters of Credit issued by such Issuing Bank other than any Letter of Credit (or portion thereof) as to which such Defaulting Lender’s participation obligation has been cash collateralized by pledging and depositing with or delivering to the Collateral Agent, for the benefit of the Issuing Banks and the non-Defaulting Lenders, as collateral for the Obligations in respect of Letters of Credit, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the Issuing Banks (which documents are hereby consented to by the Lenders), (iv) fourth, as the Borrower may request, to the funding of any Revolving Facility Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (vi) fifth, held in such account as cash collateral and released, pro rata, in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Facility Loans under this Agreement and (y) cash collateralize the Issuing Banks’ and the Swingline Lender’s potential future fronting exposure with respect to such Defaulting Lender with respect to potential future Letters of Credit issued or Swingline Loans made under this

Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Revolving Facility Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and that were made at a time when the conditions set forth in Section 4.01 were satisfied, such payment shall be applied solely to prepay the Revolving Facility Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Facility Loans of any Defaulting Lender.

(c) In the event that the Administrative Agent, each Issuing Bank, the Swingline Lender and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be in accordance with its Revolving Facility Percentage, as applicable.

Section 2.23 Extended Revolving Facility Commitments. (a) The Borrower may at any time and from time to time request that all or any portion of the Revolving Facility Commitments under any Facility (an “Existing Revolving Facility”) be converted to extend the scheduled maturity date(s) and/or termination date(s) of any payment of principal with respect to all or a portion of the loans or commitments in respect of such Existing Revolving Facility (any such Revolving Facility which has been so converted, an “Extended Revolving Facility”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Revolving Facility, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolving Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Revolving Facility to be established which shall be substantially identical to the Existing Revolving Facility which is being converted except that:

(i) all or any of the scheduled payments of principal (including the maturity date) and/or termination dates of the Extended Revolving Facility may be delayed to later dates than the scheduled payments of principal (including the maturity date) and/or termination dates of such Existing Revolving Facility to the extent provided in the applicable Extension Amendment;

(ii) the interest margins and commitment fees with respect to the Extended Revolving Facility may be different than the interest margins and commitment fees for the Existing Revolving Facility and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Extension Amendment;

(iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest final maturity or termination date of the Revolving Facility Commitments in effect on the effective date of the Extension Amendment immediately prior to the establishment of such Extended Revolving Facility; and

(iv) no commitments in respect of such Extended Revolving Facility may be optionally reduced or terminated prior to the date on which the commitments under the Existing Revolving Facility from which they were converted are terminated unless such optional reduction or termination is accompanied by a pro rata optional reduction of the commitments under such Existing Revolving Facility.

(b) Any Extended Revolving Facility converted pursuant to any Extension Request shall be designated a series (an “Extension Series”) of Extended Revolving Facility Commitments for all purposes of this Agreement; provided that any Extended Revolving Facility converted from an Existing Revolving Facility may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolving Facility.

(c) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Revolving Facility are requested to respond. No Lender shall have any obligation to agree to have any of its Loans and commitments of any Existing Revolving Facility converted into an Extended Revolving Facility pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing to have all or any portion of its Loans and commitments under the Existing Revolving Facility subject to such Extension Request converted into Extended Revolving Facility, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans and commitments under the Existing Revolving Facility which it has elected to request be converted into Extended Revolving Facility. In the event that the aggregate amount of commitments under an Existing Revolving Facility subject to Extension Elections exceeds the amount of commitments under an Extended Revolving Facility requested pursuant to the Extension Request, commitments subject to Extension Elections shall be converted to commitments under an Extended Revolving Facility on a pro rata basis based on the amount of commitments included in each such Extension Election.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) no Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Revolving Facility Commitment pursuant to one or more Extension Requests (subject to applicable proration in the case of over participation) (including the extension of any Extended Revolving Facility); and (iii) any Extended Revolving Facility and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(e) Extended Revolving Facilities shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Revolving Facility thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each of the parties hereto hereby agrees that, upon the effectiveness of any Extension Amendment in accordance with its terms, (i) this Agreement shall be deemed amended as set forth therein, notwithstanding anything to the contrary set forth in Section 10.08(b), and (ii) such Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. All Extended Revolving Facilities and all obligations in respect thereof shall be Obligations under the Credit Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under the Agreement and in connection with any Extension Amendment, notwithstanding anything to the contrary set forth in Section 10.08 of this Agreement, the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Revolving Facility Commitments are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

On the date of each Credit Event, as provided in Section 4.01, the Borrower represents and warrants to each of the Lenders that:

Section 3.01 Organization; Powers. Each of Holdings, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable, in a foreign jurisdiction where an equivalent status exists, enjoys the equivalent status under the laws of any foreign jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or memorandum or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or bylaws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing, and (iv) except to the extent set forth in any foreign laws, rules and regulations as they related to pledges of Equity Interests in Foreign Subsidiaries that are not Loan Parties.

Section 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for: (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect, (e) such actions, consents, approvals, registrations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) equivalent foreign filings to those listed in clauses (a) through (e) above.

Section 3.05 Financial Statements. Subject to Schedule 3.05, (a) The unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of NewPage Holdings Inc. (including, for the purposes of this Section 3.05, any predecessor company thereof) and its subsidiaries for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 and (b) the audited consolidated balance sheets and statements of income, stockholders’ equity, and cash flow of NewPage Holdings Inc. and its subsidiaries for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012, in each case have been prepared in accordance with GAAP, reported on by and accompanied by a report from PricewaterhouseCoopers LLP and furnished to the Administrative Agent, present fairly in all material respects the consolidated financial position of the NewPage Holdings Inc. and its consolidated subsidiaries as at such date and the consolidated results of operations and cash flows of NewPage Holdings Inc. and its consolidated subsidiaries for the year then ended.

Section 3.06 No Material Adverse Effect. Since September 30, 2013, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases. (a) Each of Holdings, the Borrower and the Subsidiaries has good record and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) None of the Borrower or the Subsidiaries has defaulted under any lease to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Borrower’s or Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), each of Holdings, the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Closing Date, none of the Borrower and the Subsidiaries has received any written notice of any pending or, to their knowledge, contemplated condemnation proceeding or casualty affecting any material portion of the Mortgaged Properties or any sale or disposition thereof, in lieu of condemnation, that remains unresolved as of the Closing Date.

(d) Except as set forth on Schedule 3.07(d), none of Holdings, the Borrower and the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(e) Schedule 1.01C lists each Material Real Property owned by any Loan Party as of the Closing Date.

Section 3.08 Subsidiaries. (a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the Closing Date, except as set forth on Schedule 3.08(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Holdings, the Borrower or any of the Subsidiaries.

Section 3.09 Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity, or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) None of Holdings, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11 Investment Company Act. None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for Permitted Business Acquisitions) and on the Closing Date and/or the Merger Closing Date, (a) to refinance (or discharge) the Refinanced Indebtedness (including any Indebtedness outstanding under the Existing Credit Agreement) and (b) to pay the Transaction Expenses; provided, that the aggregate amount of Revolving Facility Loans incurred and Letters of Credit issued on the Closing Date shall not exceed $150.0 million.

Section 3.13 Taxes. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it, and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings, the Borrower and each of the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to each of Holdings, the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14 No Material Misstatements. (a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) provided in writing by the Borrower in respect of Holdings, the Borrower, the Subsidiaries, the Transactions that have occurred on or prior to such date and any other transactions contemplated hereby included in the Information Memorandum that have occurred on or prior to such date or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by, and provided in writing by, the Borrower or any of its representatives, and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from such Projections and estimates), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

Section 3.15 Employee Benefit Plans. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, any of the Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $225.0 million; and (iv) no ERISA Event has occurred or is reasonably expected to occur.

(b) Each of Holdings, the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States of America, and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

Section 3.16 Environmental Matters. Except as set forth on Schedule 3.16 and as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of the Subsidiaries, (ii) each of the Borrower and the Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and for the last three years has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located or has been Released at, on or under any property currently owned, operated or leased by the Borrower or any of the Subsidiaries in amounts or concentrations that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of the Subsidiaries and transported to or Released at any location in amounts or concentrations that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and (iv) there are no agreements in which the Borrower or any of the Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.

Section 3.17 Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties described therein) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent (or such other person as is provided in the ABL Intercreditor Agreement), and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement) and except as provided in clause (d) below with respect to Mortgaged Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except for Permitted Liens).

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in United States federally registered, issued or pending Intellectual Property Rights (other than the Excluded Assets), in each case (i) prior and superior in right to the Lien of any other person, except for Permitted Liens and (ii) if and to the extent a security interest in such Intellectual Property Rights can be perfected by such filings. The parties acknowledge that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date.

(c) The Mortgages executed and delivered after the Closing Date pursuant to the Collateral and Guarantee Requirement or Section 5.10 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title, and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person (other than with respect to the rights of a person pursuant to (i) Permitted Liens and (ii) Liens that are pari passu or have priority by operation of law).

(d) Notwithstanding anything herein (including this Section 3.17), or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty hereunder as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18 Location of Real Property and Leased Premises. (a) The Perfection Certificate lists correctly, in all material respects, as of the Closing Date all Material Real Property owned by Holdings, the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties own in fee all the Material Real Property set forth as being owned by them in the Perfection Certificate except to the extent set forth therein.

(b) The Perfection Certificate lists correctly, in all material respects, as of the Closing Date, all Material Real Property leased by Holdings, the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all the Material Real Property set forth as being leased by them in the Perfection Certificate except to the extent set forth therein.

Section 3.19 Solvency. (a) Immediately after giving effect to the Transactions occurring on or prior to the Closing Date, (i) the fair value of the assets of Holdings, the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Holdings, the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Borrower and the Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings, the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness, or the Indebtedness of any such subsidiary.

Section 3.20 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right to renegotiation on the part of any union under any material collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.22 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.23 Intellectual Property; Licenses; Etc. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) Holdings, the Borrower and each of the Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks, trade names, copyrights, mask works, domain names, applications and registrations for any of the foregoing, technology, trade secrets, proprietary information, software, know-how, processes and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person; (b) to the knowledge of the Borrower, Holdings, the Borrower and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person; and (c) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened.

Section 3.24 Senior Debt. The Loan Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness (if any) of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.

Section 3.25 USA PATRIOT ACT/OFAC. (a) To the extent applicable, each of the Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b) None of the Borrower, any Subsidiary nor, to the knowledge of the Borrower, any director or officer of the Borrower or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person or country for the purpose of funding any operations in, financing any investments or activities in, or making any payments to any Person or country subject to any U.S. sanctions administered by OFAC.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977.

Section 3.26 Foreign Corrupt Practices Act. None of the Borrower or any of its Subsidiaries, nor, to the knowledge of the Borrower or any of its Subsidiaries, or any of their directors, officers, agents or employees has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Borrower or any of its Subsidiaries conduct their business and to which they are lawfully subject or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment

ARTICLE 4

CONDITIONS

Section 4.01 All Credit Events. The obligations of (i) the Lenders (including the Swingline Lender) to make Loans and (ii) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions on the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03(a)) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) (i) In the case of each Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) that occurs on the Closing Date, the representations and warranties made by or with respect to the Target and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that Verso has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement) shall be true and correct in all material respects as of such date, and the representations and warranties made in Sections 3.01(a) and (d), 3.02(a) and (b)(i)(A) (limited to the Borrower’s constitutive documents), 3.03, 3.10, 3.11, 3.17, 3.19, 3.25 and 3.26 shall be true and correct in all material respects as of such date and (ii) in the case of each other Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time, of and immediately after, such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing or would result therefrom.

(d) After giving effect to such Borrowing or such issuance of a Letter of Credit, the aggregate Revolving Facility Credit Exposure shall not exceed the lesser of (i) the Revolving Facility Commitments and (ii) the Borrowing Base in effect at such time (subject to Section 2.01(a)).

(e) After giving effect to such Borrowing or such issuance of a Letter of Credit, Availability shall not be less than $0.

Each such Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in clauses (b), (c), (d) and (e) of this Section 4.01.

Section 4.02 First Credit Event. The obligations of (i) the Lenders to make Loans and (ii) any Issuing Bank to issue Letters of Credit on the Closing Date are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions on the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each of Holdings, the Borrower and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders, and each Issuing Bank on the Closing Date, a written opinion of (i) Sullivan & Cromwell LLP, special counsel for the Loan Parties, (ii) Foley & Lardner LLP, special Michigan counsel for the Loan Parties, and (iii) Foley & Lardner LLP, special Wisconsin counsel for the Loan Parties, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lenders and each Issuing Bank and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i) that attached thereto is a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (B) otherwise certified by the Secretary or Assistant Secretary of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) that attached thereto is a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) that the certificate or memorandum and articles of incorporation, certificate of limited partnership or certificate of formation or other equivalent governing document of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(vi) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(vii) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party; and

(viii) a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to this clause (c).

(d) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax, judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(e) The Administrative Agent shall have received the financial statements referred to in Section 3.05.

(f) The Administrative Agent shall have received, at the Borrower’s option, either (i) a solvency certificate substantially in the form of Exhibit C and signed by a Financial Officer of the Borrower certifying the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date or (ii) an opinion from an independent investment bank or valuation firm of nationally recognized standing that the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date will be solvent.

(g) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees, out-of-pocket charges and disbursements of Cahill Gordon & Reindel LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(h) Except as set forth in Schedule 5.10 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement” for the purposes of this Section 4.02) and subject to the grace periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date.

(i) The Administrative Agent and the Co-Collateral Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT, to the extent such information has been requested not less than ten (10) Business Days prior to the Closing Date.

(j) Since September 30, 2013, there shall not have occurred a Company Material Adverse Effect.

(k) Concurrently with or prior to the incurrence of Loans, the Borrower and the Subsidiaries shall have borrowed loans under the Term Loan Credit Agreement and the Term Loan Credit Agreement shall remain in effect.

(l) All Indebtedness of the Borrower and its subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon (other than with respect to certain outstanding Letters of Credit listed on Schedule 1.01D), and all commitments under the Existing Credit Agreement shall have been terminated.

(m) All security interests granted under the “Security Documents” (as defined in the Existing Credit Agreement) shall have been terminated and released pursuant to release documentation reasonably satisfactory to the Administrative Agent.

(n) The ABL Intercreditor Agreement shall have been executed and delivered by the respective parties thereto.

(o) After giving effect to the refinancing of the Existing Credit Agreement (including any related Transaction Expenses) and the dividend paid to the NewPage Selling Shareholders, the Borrower or any of its subsidiaries shall not have any third party debt for borrowed money other than (i) the Loans and other extensions of credit under this Agreement, (ii) indebtedness under the Term Loan Credit Agreement (iii) other indebtedness permitted to be incurred or outstanding on or prior to the Merger Closing Date pursuant to the Merger Agreement and/or the Commitment Letter, (iv) other indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries for capital expenditures and working capital purposes so long as such indebtedness is permitted under this Agreement and (v) the indebtedness listed on Schedule 6.01 hereto.

(p) The Borrower shall have delivered to the Administrative Agent a certificate, dated as of the Closing Date, to the effect set forth in Section 4.01(b)(i) and Section 4.02(j).

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full in cash and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Material Subsidiaries to:

Section 5.01 Existence; Businesses and Properties. (a) Do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution; except, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.02 Insurance. (a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Collateral Agent to be listed as a co-loss payee on Insurance policies and as an additional insured on liability policies.

(b) With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the Flood Program (which may include, for the avoidance of doubt, the flood insurance held by the Borrower prior to the Closing Date). In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Collateral Agent for any Mortgaged Property, a Flood Certificate, Borrower Notice and Evidence of Flood Insurance, as applicable.

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties.

Section 5.03 Taxes. Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

Section 5.04 Financial Statements, Reports, Etc. Furnish to the Administrative Agent (and the Administrative Agent will promptly furnish such information to the Lenders and the Co-Collateral Agent):

(a) Within 90 days (or such other time period as specified in the SEC’s rules and regulations for the filing of annual reports on Form 10-K), for each fiscal year (commencing with the fiscal year ending December 31, 2013), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its subsidiaries, as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) Within 45 days (or such other time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of quarterly reports on Form 10-Q), for each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower, on behalf of the Borrower, as fairly presenting, in all material respects, the financial position and results of operations and cash flows of the Borrower and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit L, (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the fiscal quarter ending March 31, 2014, setting forth computations in reasonable detail demonstrating compliance with Section 6.10, if then applicable, and demonstrating the calculation of Availability and Excess Availability as of the end of such fiscal quarter, (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”, and (iv) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list qualifies as an Unrestricted Subsidiary and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) Promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or available on the SEC’s EDGAR service (or any successor thereto);

(e) Within 90 days after the beginning of each fiscal year (commencing with the fiscal year beginning January 1, 2015, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower substantially in the form of Exhibit M to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (in each case, for itself or on behalf of any Lender);

(g) At any time (x) following the occurrence and during the continuance of an Availability Triggering Event, or (y) that Excess Availability under the Revolving Facility is less than $15.0 million, monthly inventory reports, summaries of receivables and payables and information concerning aging of receivables and payables, in each case reasonably satisfactory to the Administrative Agent;

(h) On or before the fifteenth Business Day of each month from and after the Closing Date, a Borrowing Base Certificate from the Borrower substantially in the form of Exhibit D as of the last day of the immediately preceding month, with such supporting materials as the Administrative Agent and/or the Co-Collateral Agent shall reasonably request. Notwithstanding the foregoing, after the occurrence and during the continuance of an Availability Triggering Event, the Borrower shall, if requested by the Administrative Agent and/or the Co-Collateral Agent, execute and deliver to the Administrative Agent and/or the Co-Collateral Agent Borrowing Base Certificates weekly on or before the fifth Business Day following the end of the week. The Borrower may, at its option, deliver Borrowing Base Certificates more frequently than required by the foregoing provisions of this Section 5.04; and

(i) Within 90 days after the beginning of each fiscal year, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this paragraph (i) or Section 5.10(e).

In the event that Holdings or any Parent Entity reports on a consolidated basis, such consolidated reporting at Holdings’ or such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrower and its Subsidiaries with the Financial Performance Covenant and whether or not then applicable) will satisfy the requirements of such paragraphs.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Appraisals; Collateral Audits. (a) Maintain all financial records in accordance with GAAP and, upon five Business Days’ notice (or, if an Availability Triggering Event has occurred and is continuing, one Business Days’ notice), permit any authorized representatives of the Administrative Agent and/or the Co-Collateral Agent to visit, audit and inspect (including for environmental matters) any of the properties of Holdings, the Borrower or any of the Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and subject to reasonable requirements of confidentiality, including requirements imposed by law or contract, to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as the Borrower has the opportunity to participate in any discussions with such certified public accountants), at such reasonable times during normal business hours and without undue disruption to the business of the Borrower as often as may be reasonably requested, in each case at the expense of the Borrower. If an Availability Triggering Event has occurred and is continuing, representatives of each Lender (at such Lender’s expense) will be permitted to accompany representatives of the Administrative Agent and the Co-Collateral Agent during each visit, inspection and discussion conducted during the existence of such Availability Triggering Event. The Administrative Agent and the Co-Collateral Agent shall not conduct more than one Collateral Audit during any twelve-month period unless an Availability Triggering Event has occurred and is continuing; provided that the Administrative Agent and the Co-Collateral Agent may not conduct more than two Collateral Audits during any twelve-month period (not to exceed one Collateral Audit per any three month period) unless an Event of Default has occurred and is continuing.

(b) The Borrower shall provide to the Administrative Agent and the Co-Collateral Agent, upon request of the Administrative Agent or the Co-Collateral Agent and at the expense of the Borrower, in any twelve-month period, one appraisal or update thereof in the aggregate of any or all of the Collateral from one or more Acceptable Appraisers (as selected by the Borrower), and prepared in a form and on a basis reasonably satisfactory to the Administrative and the Co-Collateral Agent, such appraisal and/or update to include, without limitation, information required by applicable law and by the internal policies of the Lenders (including for environmental matters); provided that if an Availability Triggering Event has occurred and is continuing, the Administrative Agent and the Co-Collateral Agent shall be entitled to receive up to two such appraisals in the aggregate in any twelve-month period (not to exceed one appraisal per any three-month period); provided, further, that the foregoing limitations shall not apply if an Event of Default has occurred and is continuing. In addition, the Loan Parties shall have the right (but not the obligation), at their expense, at any time and from time to time (but not more than twice per year) to provide the Administrative Agent and the Co-Collateral Agent with additional appraisals or updates thereof of any or all of the Collateral from one or more Acceptable Appraisers (as selected by the Borrower), and prepared in a form and on a basis reasonably satisfactory to the Administrative or Co-Collateral Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Orderly Liquidation Value and the calculation of the Borrowing Base hereunder. In connection with any appraisal requested by the Administrative Agent and/or the Co-Collateral Agent pursuant to this Section 5.07, the Loan Parties shall be given twenty days following such request by the Administrative Agent and/or the Co-Collateral Agent to choose and engage the Acceptable Appraiser prior to the commencement of such appraisal. With respect to each appraisal made pursuant to this Section 5.07 after the Closing Date, (i) the Administrative Agent and/or the

Co-Collateral Agent, as applicable, and the Loan Parties shall each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization, and (ii) any adjustments to the Net Orderly Liquidation Value or the Borrowing Base hereunder as a result of such appraisal shall become effective 10 days following the finalization of such appraisal.

Section 5.08 Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for Permitted Business Acquisitions) and, on the Closing Date and/or the Merger Closing Date, (a) to refinance (or discharge) the Refinanced Indebtedness (including any Indebtedness outstanding under the Existing Credit Agreement), and (b) to pay the Transaction Expenses; provided that the aggregate amount of Revolving Facility Loans incurred and Letters of Credit issued on the Closing Date shall not exceed $150.0 million.

Section 5.09 Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying their respective properties to comply, with all Environmental Laws applicable to their respective operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for their respective operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security. Subject to the ABL Intercreditor Agreement and any other Permitted Senior Intercreditor Agreement:

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (including any owned Real Property (other than owned Real Property covered by paragraph (c) below) or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $3.0 million is acquired by Holdings, the Borrower or any other Loan Party after the Closing Date or is owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(f) or the Security Documents), (i) notify the Collateral Agent thereof, (ii) if such asset is comprised of Real Property, deliver to the Collateral Agent an updated Schedule 1.01C reflecting the addition of such asset, and (iii) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (f) below.

(c) Grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent a security interest in and mortgage on any Material Real Property of the Borrower or any such Subsidiary Loan Parties that is not a Mortgaged Property as of the Closing Date (including any Real Property owned on the Closing Date which becomes a Material Real Property), within 90 days after such acquisition (or such later date as the Collateral Agent may agree in its sole discretion or such Real Property becoming a Material Property, as applicable) pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on or within 90 days of the Closing Date (or such longer period as the Collateral Agent shall agree) or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens, at the time of perfection thereof, (ii) record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, and (iii) deliver to the Collateral Agent an updated Schedule 1.01B reflecting such additional Mortgaged Properties, in each case subject to paragraph (f) below. Unless otherwise waived by the Collateral Agent in its sole discretion, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith the other requirements set forth in paragraph (h) and (i) of the Collateral and Guarantee Requirement.

(d) If any additional direct or indirect Wholly-Owned Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Domestic Subsidiary that is not an Unrestricted Subsidiary or a FSHCO (other than, at the Borrower’s option, Immaterial Subsidiaries), within ten Business Days after the date such Wholly-Owned Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Wholly-Owned Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Wholly-Owned Subsidiary and with respect to any Equity Interest in or Indebtedness of such Wholly-Owned Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (f) below.

(e) (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, or (C) in any Loan Party’s organizational identification number; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(f) The Collateral and Guarantee Requirement, and the other provisions of this Section 5.10, need not be satisfied with respect to any of the following (collectively, the “Excluded Assets”): (i) any Real Property held by the Borrower or any of the Subsidiaries as a lessee under a lease or that has an individual fair market value (as determined by the Borrower in good faith) in an amount less than $3.0 million, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1) and commercial tort claims with a value less than $3.0 million, (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation with an unaffiliated third party (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code), (iv) Margin Stock and any Equity Interests acquired after the Closing Date of any persons other than Wholly-Owned Subsidiaries to the extent not permitted by the terms of such person’s articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement, joint venture or other organizational documents, (v) any assets, to the extent a security interest in such assets could reasonably be expected to result in a material adverse tax consequence as determined in good faith by the Borrower, (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Guarantor) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (vii) those assets as to which the Applicable Collateral Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, (ix) pending United States of America “intent-to-use” trademark applications for which a verified statement of use or an amendment to allege use has not been filed with and accepted by the United States Patent and Trademark Office, (x) assets subject to Liens securing Permitted Receivables Financings, (xi) the assets of or Equity Interests in any captive insurance company or any Receivables Subsidiary; provided that, upon the reasonable request of the Collateral Agent, Holdings and the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clause (iii) above and (xii) all assets of Holdings other than Equity Interests in the Borrower and other related assets pledged pursuant to the Collateral Agreement. In addition, (1) the Collateral and Guarantee Requirement and the provisions of the Loan Documents shall not require any account control agreements, lockbox arrangements or the taking of any other actions to perfect by control any security interest in any deposit accounts, securities accounts or commodities accounts or (2) Security Documents governed by the laws of any jurisdiction other than the United States of America or any state thereof, in each case except as provided in Section 5.11.

Notwithstanding anything to the contrary in this Agreement, the Security Documents, or any other Loan Document, (i) the Administrative Agent may grant extensions of time for the requirements of creating or perfecting security interests in or the obtaining of title insurance, legal opinions, appraisals, flood insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the

Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) Liens required to be granted from time to time pursuant to this Agreement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and (iii) the Administrative Agent and the Borrower may make such modifications to the Mortgages, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any Mortgage to any such easement, covenant, right of way or similar instrument of record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary and otherwise permitted by this Agreement and the other Loan Documents.

Section 5.11 Cash Management Systems; Application of Proceeds of Accounts. (a) Subject to Section 5.11(j), each Loan Party shall enter into a customary blocked account agreement, in form reasonably satisfactory to the Administrative Agent (each, a “Blocked Account Agreement”), with the Collateral Agent and any person with which such Loan Party maintains any deposit account or securities account used for the direct collection of, or as a primary concentration account for, proceeds of Accounts of such Loan Party (each such account of a Loan Party subject to a Blocked Account Agreement, a “Blocked Account”), covering each such account maintained with such person.

(b) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of an Availability Triggering Event, the ACH or wire transfer no less frequently than once per Business Day (unless this Agreement has been terminated (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses, Obligations or amounts payable under any Loan Document have been paid in full in cash and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full) of all available cash balances and cash receipts, including the then contents or then entire available balance of each Blocked Account net of any minimum balance (not to exceed $50,000 per account) required by the bank at which such Blocked Account is maintained to an account maintained by the Collateral Agent (the “Dominion Account”).

(c) Subject to the ABL Intercreditor Agreement, all collected amounts received in the Dominion Account shall be distributed and applied on a daily basis by the Administrative Agent in the order specified in Section 2.18(b) unless the Administrative Agent is stayed or otherwise prohibited by applicable law or any bankruptcy proceeding from doing so.

(d) [Reserved].

(e) The Loan Parties may close Blocked Accounts, and/or open new accounts of the type described in clause (a) above, subject to the contemporaneous execution and delivery to the Collateral Agent of any Blocked Account Agreement required by the provisions of this Section 5.11 and otherwise reasonably satisfactory to the Administrative Agent.

(f) The Dominion Account shall at all times be under the sole dominion and control of the Collateral Agent.

(g) So long as no Availability Triggering Event has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(h) Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (x) after this Agreement has been terminated (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and the Commitments have been terminated and the principal of and interest on each Loan, all Fees, Obligations and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full), or (y) when all Availability Triggering Events have been cured, shall be remitted to the Loan Parties as the Borrower may direct.

(i) If the Account Debtor in respect of any Eligible Account makes any payment to the applicable Loan Party via wire transfer, such Loan Party shall direct the Account Debtor to make such payment to a Blocked Account. If any funds are received by any Loan Party from any Account Debtor in respect of any Eligible Account in an account that is not a Blocked Account, such Loan Party shall cause such funds to be deposited into a Blocked Account as soon as reasonably practicable, and in any event within two Business Days of the receipt thereof.

(j) Notwithstanding anything herein to the contrary, it is understood and agreed that no blocked account or other control agreements shall be required with respect to (i) any disbursement or payroll accounts of Holdings, the Borrower or any Subsidiary to the extent such accounts are not used for the purposes described in clause (a) above, (ii) any account which is not used as a primary concentration account or for collection of proceeds of Eligible Accounts or for the direct collection of such proceeds and (iii) any other accounts other than accounts of the type described in clause (a) above (including, without limitation, deposit accounts) with an individual average monthly balance of less than $500,000.00 (provided that all such accounts included in this clause (iii) shall have an average monthly balance in the aggregate of no more than $2.0 million).

(k) Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Section 5.11 during the initial 90-day period commencing on the Closing Date to the extent that the Borrower uses commercially reasonable efforts to establish the arrangements above as promptly as practicable, and in no event later than (i) the date that is 91 days following the Closing Date or (ii) such later date as the Administrative Agent, in its sole discretion, may agree.

ARTICLE 6

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full in cash, and all Letters of Credit have been canceled or have expired, and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Material Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) (i) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements permitted by Section 6.11;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties shall be subject to Section 6.04(b), and (ii) Indebtedness of the Borrower to Holdings or any Subsidiary that is not a Subsidiary Loan Party and Indebtedness of any other Loan Party to Holdings or any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower of its incurrence, and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated or amalgamated with the Borrower or any Subsidiary after the Closing Date, and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger or consolidation or amalgamation is permitted by this Agreement, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger or consolidation or amalgamation, the assumption and incurrence of any Indebtedness and any related transactions, the Borrower shall be in Pro Forma Compliance;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of any property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance the acquisition, lease or improvement of such property, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the Remaining Present Value of outstanding leases permitted under Section 6.03, would not exceed the greater of $150.0 million and 6.0% of Consolidated Total Assets;

(j) (i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary in order to finance the acquisition, lease or improvement of any property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement, and any Permitted Refinancing Indebtedness in respect thereof; provided that the Payment Conditions are satisfied at the time of the incurrence of such Indebtedness; and (ii) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $150.0 million and 6.0% of Consolidated Total Assets;

(l) [Reserved];

(m) Guarantees (i) by the Borrower or any Subsidiary Loan Parties of the Indebtedness of the Borrower or any Subsidiary Loan Party described in clause (z) of this Section 6.01, so long as the Liens securing the Guarantee of the obligations under the “Loan Documents” (as defined in the Term Loan Credit Agreement) or any Permitted Refinancing

Indebtedness in respect thereof are subject to the ABL Intercreditor Agreement, (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Credit Agreement, (iii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iv) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (v) by the Borrower of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(s) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)); provided that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in respect of (A) letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business, or (B) letters of credit issued in favor of the Swingline Lender or the Issuing Bank pursuant to arrangements designed to eliminate the Swingline Lender’s or Issuing Bank’s risk with respect to a Defaulting Lender’s participation in Swingline Loans or Letters of Credit, respectively, as contemplated by Section 2.04(a) or 2.05(a), respectively;

(p) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums, or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) (i) other Indebtedness secured by first-priority Liens on Non-ABL Priority Collateral so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Total Net First Lien Leverage Ratio on a Pro Forma Basis shall not be greater than 2.50 to 1.00; provided, that the incurrence of any Indebtedness for borrowed money pursuant to this clause (r)(i) shall be subject to the last paragraph of this Section 6.01 and (ii) Permitted Refinancing Indebtedness in respect thereof;

(s) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate amount not to exceed $50.0 million outstanding at any time;

(t) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(u) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(v) Indebtedness in connection with Permitted Receivables Financings provided that the Borrower shall be in compliance with Section 2.11(b);

(w) (i) other Indebtedness so long as (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (y) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, (A) in the case of Indebtedness secured by first-priority Liens on the Non-ABL Priority Collateral, the Total Net First Lien Leverage Ratio is not greater than 2.50 to 1.00 on a Pro Forma Basis after giving effect to such issuance, incurrence or assumption and (B) in the case of Indebtedness secured by Liens on the Non-ABL Priority Collateral that are pari passu or junior to the Liens on the Non-ABL Priority Collateral securing the Obligations, the Total Net Secured Leverage Ratio is not greater than 3.00 to 1.00 on a Pro Forma Basis after giving effect to such issuance, incurrence or assumption, (ii) unsecured Indebtedness so long as immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Total Net Leverage Ratio on a Pro Forma Basis shall not be greater than 3.50 to 1.00; provided, that the incurrence of any Indebtedness for borrowed money pursuant to items (i) and (ii) of this clause (w) shall be subject to the last paragraph of this Section 6.01 and (iii) and Permitted Refinancing Indebtedness in respect of any of the foregoing;

(x) obligations in respect of Cash Management Agreements;

(y) other Indebtedness of the Borrower or any Subsidiary, so long as (i) the Payment Conditions are satisfied at the time of incurrence of such Indebtedness and (ii) such Indebtedness is either unsecured or secured by junior Liens on Collateral permitted by Section 6.02(jj);

(z) (i) Indebtedness under the “Loan Documents” (as defined in the Term Loan Credit Agreement) (or under any other credit facility, indenture or otherwise) so long as either (X) no Default or Event of Default shall have occurred and be continuing or would result therefrom or (Y) the incurrence of such Indebtedness would otherwise be permitted under the Term Loan Credit Agreement (including in respect of incremental commitments thereunder) or under any other credit facility, indenture or otherwise in an outstanding principal amount not to exceed on the date of incurrence, together with the aggregate amount of any other Indebtedness outstanding pursuant to this Section 6.01(z), (x) $890,000,000 plus (y) such additional amount so long as immediately giving effect to the establishment of commitments or incurrence of commitments in respect of this clause (y) only, on the date of incurrence thereof (A) in the case of Indebtedness secured by first-priority Liens on the Non-ABL Priority Collateral, the Total Net First Lien Leverage Ratio is not greater than 2.50 to 1.00 on a Pro Forma Basis after giving effect to such incurrence and (B) in the case of Indebtedness secured by Liens on the Non-ABL Priority Collateral that are pari passu or junior to the Liens on the Non-ABL Priority Collateral securing the Obligations, the Total Net Secured Leverage Ratio is not greater than 3.00 to 1.00 on a Pro Forma Basis after giving effect to such incurrence; provided, that the incurrence of any Indebtedness for borrowed money pursuant to this clause (z)(i) shall be subject to the last paragraph of this Section 6.01 and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing; and

(aa) all premium (if any, including tender premiums), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (z) above.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections (a) through (aa) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections (a) through (aa), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses; provided, that all Indebtedness under the Term Loan Credit Agreement outstanding on the Closing Date shall at all times be deemed to have been incurred pursuant to clause (z)(i) of this Section 6.01. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

With respect to any Indebtedness for borrowed money described in Section 6.01 (r)(i), (w)(i), (w)(ii), and (z)(i), (A) the stated maturity date of such Indebtedness shall be no earlier than the Latest Maturity Date as in effect at the time such Indebtedness is incurred and (B) except in respect of any such Indebtedness incurred under any revolving credit facility, the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Revolving Facility Loans.

Section 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) at the time owned by it, or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, in each case, set forth on Schedule 6.02(a) or, to the extent not listed in such Schedule 6.02(a), where such property or assets have a fair market value that does not exceed $10.0 million in the aggregate, and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens under the Security Documents securing Secured Hedge Agreements and Secured Cash Management Agreements) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition or to any Accounts or Inventory of any person that is or becomes a Loan Party), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness;”

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law (other than Liens for Taxes), including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that, in the case of each of the foregoing, are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary, and Liens arising out of timber cutting, hauling or sales contracts incurred in the ordinary course of business;

(i) Liens securing Indebtedness permitted by Section 6.01(i), Section 6.01(j) and Section 6.01(l);

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 8.01(j); provided that such Liens, to the extent that they secure aggregate amounts of more than $50.0 million, shall be discharged within 60 days of the creation thereof;

(l) Liens disclosed on the final title insurance policies delivered on or subsequent to the Closing Date pursuant to the Collateral and Guarantee Agreement, Section 5.10 or Schedule 5.10

and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(p) Liens securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f), (k) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(u) [Reserved];

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower, or any of the Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(y) Liens on Equity Interests in joint ventures (i) securing obligations of such joint venture, or (ii) pursuant to the relevant joint venture agreement or arrangement;

(z) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa) [Reserved];

(bb) Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto;

(cc) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(dd) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(ee) Liens in favor of the Borrower or any Subsidiary Loan Party;

(ff) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $40.0 million;

(gg) Liens on not more than $40.0 million of deposits securing Hedging Agreements;

(hh) [Reserved.];

(ii) Liens on Non-ABL Priority Collateral, including Liens that are senior to or pari passu with the Liens on the Collateral securing the Obligations, so long as such senior or pari passu Liens are subject to the ABL Intercreditor Agreement, another Permitted Senior Intercreditor Agreement or a Permitted Pari Passu Intercreditor Agreement, as applicable; and

(jj) Liens on the Collateral that are junior in priority to the Liens in favor of the Lenders on terms no less favorable taken as a whole than those in the Permitted Junior Intercreditor Agreement.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.02(a) through (jj) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (jj), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03 Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease Back Transaction”); provided that a Sale and Lease Back Transaction shall be permitted (a) with respect to property owned (i) by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease Back Transaction is consummated within 180 days of the acquisition of such property, or (ii) by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) with respect to any other property owned by the Borrower or any Domestic Subsidiary, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b), would not exceed the greater of $210.0 million and 7.0% of Consolidated Total Assets.

Section 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) the Transactions;

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to Holdings, the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans made after the Closing Date by the Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date by the Loan Parties of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate net amount equal to the greater of (1) $75.0 million and (2) 3.5% of Consolidated Total Assets (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); provided, further, that (x) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries, and (y) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business consistent with past practice shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $15.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any direct or indirect parent of Holdings) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Hedging Agreements permitted pursuant to Section 6.11;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s), (v) and (gg);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the greater of (1) $150.0 million and (2) 6.0% of Consolidated Total Assets (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)); provided that if any Investment pursuant to this clause (j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (j) for so long as such person continues to be a Subsidiary of the Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into, or consolidated or amalgamated with the Borrower or merged into or consolidated or amalgamated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04 and, (ii) in the case of any acquisition, merger or consolidation or amalgamation, in accordance with Section 6.05, and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation or amalgamation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrower or the Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of Holdings (or any direct or indirect parent of Holdings);

(r) Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, the Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided that (i) the fair market value of such assets, determined on an arm’s-length basis, so contributed pursuant to this paragraph (r) shall not in the aggregate exceed $40.0 million, and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value of the assets so contributed, and (z) that the requirements of paragraph (i) of this proviso remain satisfied;

(s) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted under Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) Investments in Unrestricted Subsidiaries or Subsidiaries that are not Loan Parties after giving effect to the applicable Investments in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of $40.0 million and 1.5% of Consolidated Total Assets;

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x) Investments by the Borrower and the Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount;

(y) Investments arising as a result of Permitted Receivables Financings;

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(aa) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(bb) Investments received substantially contemporaneously in exchange for Equity Interests of the Borrower;

(cc) Investments in joint ventures not in excess of $40.0 million in the aggregate; provided that if any Investment pursuant to this paragraph (cc) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (cc) for so long as such person continues to be a Subsidiary of the Borrower;

(dd) Investments pursuant to, in connection with, or to effectuate the Merger;

(ee) on and after the Merger Closing Date, Investments in Verso or any subsidiary of Verso that is not a Subsidiary Loan Party in an aggregate amount that at the time of, and after giving effect to, the incurrence thereof, together with the aggregate amount of any Restricted Payment pursuant to Section 6.06(i), would not exceed the greater of (x) $40.0 million and (y) an unlimited amount so long as the Payment Conditions have been satisfied; and

(ff) in addition to the foregoing Investments, the Borrower and the Subsidiaries may make additional Investments; provided that, at the time such Investment is made, the Payment Conditions are satisfied.

The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division, unit or business of any person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary, or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into (or with) the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation or consolidation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the Borrower) if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, or (v) any Subsidiary may merge, consolidate or amalgamate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 6.07, and shall (x) be made at a time when the Payment Conditions are satisfied, or (y) not in the aggregate exceed, in any fiscal year of the Borrower, the greater of (1) $100.0 million and (2) 5.0% of Consolidated Total Assets; provided that (i) with respect to any sale, transfer, lease or other disposition made under this clause (y), no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) immediately after giving effect to any sale, transfer, lease or other disposition made under this clause (y), the aggregate Revolving Facility Credit Exposure shall not exceed the Borrowing Base;

(d) Sale and Lease Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, and dividends permitted by Section 6.06, Capital Expenditures and the transactions listed on Schedule 3.07(d);

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05; provided that (i) no Default or Event of Default exists or would result therefrom and (ii) with respect to any such sale, transfer, lease or other disposition with aggregate gross proceeds (including non-cash proceeds) in excess of $20.0 million, immediately after giving effect thereto, the Payment Conditions are satisfied.

(h) Permitted Business Acquisitions (including any merger or consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided that following any such merger or consolidation or amalgamation, (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a Domestic Subsidiary, the surviving or resulting entity shall be a Wholly-Owned Subsidiary, and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Wholly-Owned Subsidiary;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale; provided that such Investment constitutes a Permitted Business Acquisition or the acquisition of assets useful in the business of the Borrower and the Subsidiaries;

(l) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(m) any exchange of assets for services and/or other assets of comparable or greater value; provided that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value in excess of $10.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value, and (iii) in the event of a swap with a fair market value in excess of $20.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, further, that (A) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (m) shall not exceed, in any fiscal year of the Borrower, the greater of $150.0 million and 6.0% of Consolidated Total Assets, (B) no Default or Event of Default exists or would result therefrom and (C) with respect to any such exchange with aggregate gross consideration in excess of $10.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance;

(n) exchanges of assets between CWPC and one or more of the Borrower and any Subsidiary Loan Party through the division of land between respective mill, utility and hydroelectric assets for the Real Property located at each of (i) Stevens Point, Wisconsin, (ii) Whiting, Wisconsin, (iii) Biron, Wisconsin, and (iv) Wisconsin Rapids, Wisconsin, respectively (collectively, the “Permitted Land Swaps”);

(o) transactions pursuant to, in connection with, or to effectuate the Merger, including any Regulatory Dispositions; and

(p) transactions pursuant to the Shared Services Agreement.

Notwithstanding anything to the contrary contained in this Section 6.05, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties or from Subsidiaries that are not Loan Parties to other Subsidiaries that are not Loan Parties pursuant to paragraph (c) hereof) unless such disposition is for fair market value, (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a) or (d) of this Section 6.05 unless such disposition is for at least 75% cash consideration, and (iii) no sale, transfer or other disposition of assets in excess of $10.0 million shall be permitted by paragraph (g) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that the provisions of clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value of less than $10.0 million or to other transactions involving assets with a fair market value of not more than the greater of $100.0 million and 3.5% of Consolidated Total Assets in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of clause (iii), (a) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower that is assumed by the transferee of any such assets shall be deemed to be cash (other than any such liabilities that are by their terms subordinated in right of payment to the Obligations), (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), and (c) any Designated Non-Cash Consideration received by the Borrower or any of the Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $40.0 million at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash. To the extent that any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any person other than Holdings, the Borrower or any Subsidiary Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent and the Collateral Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

Section 6.06 Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to, repurchase its Equity Interests from or make other distributions to the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04);

(b) the Borrower may make Restricted Payments to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of Holdings or any Parent Entity whether or not consummated, (iii) franchise taxes and other fees, taxes and expenses in connection with the maintenance of its existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 6.07(b) (other than Section 6.07(b)(vii)), (v) (x) with respect to each tax year or portion thereof that the Borrower qualifies as a Flow Through Entity, the Borrower may make Restricted Payments to the holders of Equity Interests of the Borrower (or to any direct or indirect parent of the Borrower or holders of Equity Interests in such parent); and (y) with respect to any tax year or portion thereof that the Borrower does not qualify as a Flow Through Entity, the Borrower may make Restricted Payments to any direct or indirect parent company of the Borrower that files a consolidated U.S. federal, state or local income tax return that includes the Borrower and the Subsidiaries, in each case in an amount not to exceed the amount that the Borrower and the Subsidiaries would have been required to pay in respect of federal, state or local income taxes (as the case may be) payable on such returns in respect of such year if the Borrower and the Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group) (and deeming the Borrower to be a taxpaying corporation and parent of a group if it is a Flow Through Entity), and (vi) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and the Subsidiaries (which shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings, or another Parent Entity);

(c) the Borrower may make Restricted Payments to Holdings the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $15.0 million (plus the amount of net proceeds contributed to the Borrower that were (x) received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity of Holdings to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net proceeds of any key man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of Holdings, the Borrower or the Subsidiaries in connection with a repurchase of Equity Interests of Holdings will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) Restricted Payments pursuant to, in connection with, or to effectuate the Merger;

(f) the Borrower may make Restricted Payments to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g) the Borrower may make Restricted Payments to Holdings so that Holdings or any Parent Entity may pay dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount equal to 6.0% per annum of the net proceeds received by the Borrower from any public offering of Equity Interests of Holdings or any Parent Entity;

(h) the Borrower may make Restricted Payments to Holdings to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, and (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary, or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(i) on and after the Merger Closing Date, the Borrower may make Restricted Payments to Holdings or any Parent Entity (including, for the avoidance of doubt, Verso and any of its subsidiaries) in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the aggregate amount of any Investment made pursuant to Section 6.04(ee), would not exceed the greater of (x) $40 million and (y) an unlimited amount if the Payment Conditions are satisfied after giving effect to such Restricted Payment;

(j) the Borrower may pay the Selling Shareholder Dividend; and

(k) in addition to the foregoing Restricted Payments, the Borrower and the Subsidiaries may make additional Restricted Payments; provided that the Payment Conditions are satisfied at the time such Restricted Payment is made.

Section 6.07 Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of Holdings or the Borrower in a transaction involving aggregate consideration in excess of $5.0 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement, or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate. For purposes of this Section 6.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of the Disinterested Directors of Holdings or the Borrower.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or of the Borrower;

(ii) loans or advances to employees or consultants of Holdings (or any Parent Entity), the Borrower or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger or consolidation or amalgamation in which a Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business;

(v) transactions pursuant to the Transaction Documents, the Transactions and permitted transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity), and Investments permitted under Section 6.04;

(viii) any purchase by Holdings of the Equity Interests of the Borrower; provided that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Collateral Agreement;

(ix) payments by the Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of Disinterested Directors, in good faith;

(x) transactions with Wholly-Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate;

(xii) subject to paragraph (xiv) below, the payment of all fees, expenses, bonuses and awards related to the Transactions contemplated by the Term Loan Credit Agreement, including fees to the Fund or any Fund Affiliate;

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(xiv) any agreement to pay, and (unless and Event of Default under Section 8.01(b), (c), (h) or (i) shall have occurred and be continuing) the payment of, monitoring, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliate (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $2.5 million and 2.0% of EBITDA for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or Section 5.04(b) (or, for dates prior to the date of the first requirement under Section 5.04(a), the period of four consecutive fiscal quarters ended September 30, 2013), plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A)(1) above originally), plus (B) 2.0% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services;

(xv) the issuance, sale, transfer of Equity Interests of the Borrower to Holdings and capital contributions by Holdings to the Borrower;

(xvi) the issuance of Equity Interests to the management of Holdings, the Borrower or any Subsidiary in connection with the Transactions;

(xvii) payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with clause (v) of Section 6.06(b);

(xviii) transactions pursuant to any Permitted Receivables Financing;

(xix) payments of loans (or cancellations of loans) to employees or consultants that are (A) approved by a majority of the Board of Directors of the Borrower in good faith, (B) made in compliance with applicable law, and (C) otherwise permitted under this Agreement;

(xx) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xxi) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower; provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person, and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xxii) transactions permitted by, and complying with, the provisions of Section 6.05;

(xxiii) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries and not for the purpose of circumventing any covenant herein;

(xxiv) transactions pursuant to the Shared Services Agreement;

(xxv) transactions pursuant to, in connection with, or to effectuate the Merger; or

(xxvi) Permitted Land Swaps.

Section 6.08 Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financing.

Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, Bylaws and Certain Other Agreements; Etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any other Indebtedness that is subordinated in right of payment to the Obligations or any Permitted Refinancing Indebtedness in respect of the foregoing or any preferred Equity Interests or any Disqualified Stock (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) refinancings permitted by Section 6.01(r) or (w), (B) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings (or any direct or indirect parent of Holdings) of Equity Interests (other than Permitted

Cure Securities) made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of Holdings or any of its direct or indirect parents, (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrower would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity made in an aggregate amount not to exceed $50.0 million (and not more than $15.0 million in any fiscal year), and (F) additional payments and distributions, so long as the Payment Conditions are satisfied at the time of making such payments or distributions; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders, or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary, or (ii) the granting of Liens by the Borrower or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, the “Loan Documents” (as defined in the Term Loan Credit Agreement) and the Permitted Refinancing Indebtedness in respect of the foregoing, except, in each case, restrictions existing by reason of:

(A) (i) restrictions imposed by applicable law, and (ii) restrictions pursuant to any agreement or undertaking set forth on Schedule 6.02(a);

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements, similar agreements applicable to joint ventures and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(b), (k), (r), (w), or (z) or Permitted Refinancing

Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement and the Term Loan Credit Facility Documents;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary;

(R) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(S) any restrictions in agreements relating to Indebtedness, so long as such restrictions in any agreement are no more restrictive than those in effect on the Closing Date.

Section 6.10 Fixed Charge Coverage Ratio. If, at the close of business on any day, a Covenant Triggering Event shall exist, the Borrower must maintain a Fixed Charge Coverage Ratio (commencing with the Test Period then most recently ended) of not less than 1.0 to 1.0 (which calculation shall be made on a Pro Forma Basis) until such time as no Covenant Triggering Event shall exist. For purposes of this Section 6.10, when calculating Excess Availability under the definition of Covenant Triggering Event, Excess Availability for a non-Business Day shall be Excess Availability as of the immediately preceding Business Day.

Section 6.11 Hedging Agreements. Enter into any Hedging Agreement, other than (a) Hedging Agreements required by any Permitted Receivables Financing, (b) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, supply costs and currency risks), (c) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of the Borrower or any Subsidiary, and (d) Hedging Agreements entered into in order to swap currency in connection with funding the business of Holdings, the Borrower and the Subsidiaries in the ordinary course of business.

Section 6.12 No Other “Designated Senior Debt”. Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in any Junior Financing other than (a) the Obligations under this Agreement and the other Loan Documents, (b) the Term Loan Credit Agreement, (c) Indebtedness incurred pursuant to Sections 6.01(r), 6.01(w) or 6.01(z) and (d) any Permitted Refinancing Indebtedness in respect of any of the foregoing.

Section 6.13 Fiscal Year; Accounting. In the case of the Borrower, permit its fiscal year to end on any date other than December 31 without prior notice to the Administrative Agent given concurrently with any required notice to the SEC.

ARTICLE 7

HOLDINGS COVENANTS

Section 7.01 Holdings Covenants. Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made), and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 6.02(d), (e), (h), (k) or (jj) on any of the Equity Interests issued by the Borrower other than the Liens created under the Loan Documents, (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that so long as no Default exists or would result therefrom, Holdings may merge with any other person, (c) Holdings shall at all times own directly 100% of the Equity Interests of the Borrower and shall not sell, transfer or otherwise dispose of the Equity Interests in the Borrower and (d) Holdings shall comply with Sections 5.05, 5.06, 5.07 and 5.10 as if each reference therein to the Borrower were a reference to Holdings.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document, Borrowing Base Certificate or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Sections 2.05(e), 5.01(a), 5.04(h), 5.05(a) or 5.08 or in Article 6 or Article 7 (and, in the case of Section 5.04(h), such default shall continue unremedied for a period of seven days after notice thereon from the Administrative Agent to the Borrower);

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above), and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Subsidiary that is not a Subsidiary Loan Party to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity, or (B) enables or permits (with all applicable grace and cure periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) Holdings, the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of the Subsidiaries, or (iii) the winding up or liquidation of Holdings, the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $50.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States of America district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings, the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (v) any other similar event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any material provision of any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Applicable Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements, and except to the extent that such loss is covered by a lender’s title insurance policy and the Applicable Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

(m) In every event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan

Document to the contrary notwithstanding, and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. Notwithstanding anything to the contrary herein, in no event shall the Merger or the failure to consummate the Merger constitute a Default or an Event of Default.

Section 8.02 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (l) of Section 8.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

Section 8.03 Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrower fails (or, but for the operation of this Section 8.03, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the 10th Business Day subsequent to the later of (x) the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), and (y) the date an Covenant Triggering Event occurs during any applicable quarter that causes the Borrower to fail to comply with the requirements of the Financial Performance Covenant, Holdings and the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions and, in the case of Holdings, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings or the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five times, and (iii) for purposes of this Section 8.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant. If, after giving effect to the adjustments in this Section 8.03, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

ARTICLE 9

THE AGENTS

Section 9.01 Appointment. (a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedging Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including without limitation as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents and as ABL Facility Agent (as defined in the ABL Intercreditor Agreement or such comparable term in any Permitted Senior Intercreditor Agreement) under the ABL Intercreditor Agreement and any Permitted Senior Intercreditor Agreement and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates, and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates)), as potential counterparties to Cash Management Agreements or Secured Hedge Agreements, hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article 9 (including, without limitation, Section 9.07) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto. The provisions of this Article 9 shall apply to the Collateral Agent and Co-Collateral Agent to the same extent as they apply to the Administrative Agent and Collateral Agent and Co-Collateral Agent shall be entitled to all rights, benefits and indemnities afforded to the Administrative Agent hereunder.

(c) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Hedge

Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) irrevocably authorizes the Collateral Agent, at its option and in its discretion, (i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Commitments and payment in full in cash of all Obligations (other than in respect of contingent indemnification expense reimbursement obligations for which no claim has been made) and the expiration, termination or cash collateralization of all Letters of Credit, (B) that is sold or to be sold, or disposed of or to be disposed of, as part of or in connection with any sale permitted hereunder or under any other Loan Document to a person that is not a Loan Party, or (C) if approved, authorized or ratified in writing in accordance with Section 10.08, (ii) to release any Guarantor from its obligations under the Loan Documents if such person ceases to be a Subsidiary Loan Party as a result of a transaction permitted hereunder, and (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or 6.02(j). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents.

(d) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Section 9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

Section 9.03 Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (ii) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (E) the value or the sufficiency of any Collateral, (F) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (G) monitoring or enforcing prohibitions on assignments of Loans to Ineligible Institutions.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution), or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to such Credit Event. The Administrative Agent may consult with legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it, and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.07 Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Exposure and, in the case of the indemnification of each Agent, and unused Commitments hereunder; provided that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or such Issuing Bank under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable under any Loan Document.

Section 9.08 Agent in its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 9.10 Agents and Arrangers. None of the Co-Syndication Agents or Joint Lead Arrangers shall have any duties or responsibilities hereunder in their capacity as such.

Section 9.11 Secured Hedge Agreements. (a) The Borrower and any Hedge Bank (the “Secured Hedge Counterparty”) may from time to time designate the obligations in respect of a

Hedge Agreement to which they are parties as being “Secured Hedge Agreements” upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrower and the Secured Hedge Counterparty, in form reasonably acceptable to the Administrative Agent, which Designation Notice shall include (i) a description of such Hedge Agreement and (ii) the maximum amount (expressed in Dollars) of the Hedge Termination Value thereunder, if any, that is elected by the Borrower and the Secured Hedge Counterparty to constitute “Pari Passu Secured Hedge Obligations” and as to which an equal reserve shall be taken against the Borrowing Base (each, a “Designated Pari Passu Amount” and such Secured Hedge Obligations (to the extent of such Designated Pari Passu Amount), “Pari Passu Secured Hedge Obligations”); provided that no such Designation Notice shall be effective and no such Designated Pari Passu Amount with respect to any Hedge Agreement shall constitute Pari Passu Secured Hedge Obligations (and no such reserve shall be established by the Administrative Agent in connection therewith) to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Designated Pari Passu Amount (including to the reserve for Pari Passu Secured Hedge Obligations to be established by the Administrative Agent in connection therewith), the Availability would be less than zero.

(b) The Borrower and the applicable Secured Hedge Counterparty may increase, decrease or terminate any Designated Pari Passu Amount in respect of a Hedge Agreement upon written notice to the Administrative Agent, in which case the Administrative Agent shall promptly make a corresponding adjustment to the reserve against the Borrowing Base with respect thereto; provided that any increase in a Designated Pari Passu Amount shall be deemed to be a new designation of a Designated Pari Passu Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 9.11(a). For the avoidance of doubt, Secured Hedge Obligations under any Hedge Agreement designated pursuant to this Section 9.11 in excess of the applicable Designated Pari Passu Amount shall constitute Secured Hedge Obligations but shall be entitled to a lesser priority of payment as set forth in Section 2.18(b).

(c) No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of Section 2.18(b), any Guarantee of such obligations or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent (including in its capacity as Collateral Agent) shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Hedge Obligations or Cash Management Obligations unless the Administrative Agent has received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the parties to the applicable agreements.

Section 9.12 Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 9.12.

Section 9.13 Determinations by Administrative Agent, Collateral Agent and Co-Collateral Agent. In the event that the Administrative Agent or the Collateral Agent, on one hand, and the Co-Collateral Agent, on the other hand, cannot agree in good faith on any issue or matter arising under the Loan Documents requiring the consent of or determination by such parties in the Permitted Discretion of the Applicable Co-Collateral Agent, the consent or determination shall be made by the Administrative Agent or Collateral Agent or Co-Collateral Agent either asserting the more conservative credit judgment or declining to permit the requested action, which credit judgment shall be made in accordance with the standards (if any) expressly prescribed in this Agreement or the other Loan Documents for such matter.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Notices; Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the Collateral Agent, the Co-Collateral Agent, the Initial Issuing Banks or the Swingline Lender on the Closing Date, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 10.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that the Borrower will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.07 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.05, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or to the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(b) shall be effective as provided in such Section 10.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the

Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 10.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 10.03 Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 10.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in subclause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 8.01(b), (c), (h) or (i) has occurred and is continuing, any other person;

(B) the Administrative Agent; and

(C) each Issuing Bank and the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2.5 million with respect to Revolving Facility Loans or Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Sections 8.01(b), (c), (h) or (i) has occurred and is continuing, and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds treated as one assignment), if any;

(B) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Affiliate of a Lender or Approved Fund;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) the Assignee shall not be (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (2) a Defaulting Lender or (3) a natural person.

For the purposes of this Section 10.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 8.01(b), (c), (h) or (i) has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05) (subject to the limitations and requirements of those Sections). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.05 and any written consent to such assignment required by paragraph (b) of this Section 10.05 and any applicable tax forms, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Facility Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it);

provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(a)(i) or clauses (i), (ii), (iii), (v), (vi) or (vii) of the first proviso to Section 10.08(b), and (2) directly affects such Participant, and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States of America on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Revolving Facility Loans, Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Treas. Reg. § 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as owner of such participation for all purposes of this Agreement.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) and (f) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) Notwithstanding the foregoing, no assignment may be made or participation sold to an Ineligible Institution.

Section 10.05 Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence), and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with the opening and maintaining of a Dominion Account or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated), including the reasonable and documented fees, out-of-pocket charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Joint Lead Arrangers, and, if necessary, the reasonable and documented fees, out-of-pocket charges and disbursements of one local counsel per jurisdiction, and (ii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).

(b) The Borrower agrees to indemnify the Administrative Agent, the Agents, the Joint Lead Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, out-of-pocket charges and disbursements of one counsel (except the allocated costs of in-house counsel) for all such Indemnitees (plus one local counsel in each applicable jurisdiction and, in the event of an actual or perceived conflict of interest, additional counsel appointed with the consent of the Borrower, such consent not to be unreasonably withheld or delayed), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Joint Lead Arranger, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, out-of-pocket charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Laws and related in any way to Holdings, the Borrower or any of their respective Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property related in any way to Holdings, the Borrower or any of their respective Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (ii) to the extent arising from a material breach of any such Indemnitee’s obligations under the Loan Documents, as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (iii) to the extent arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of the Loan Parties or any of their affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent, Collateral Agent or Joint Lead Arranger or any similar role under the Loan Documents). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of any Revolving Facility or the Transactions. The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 10.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 10.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim).

(d) To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 10.06 Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 10.06 are in addition to other rights and remedies (including other rights of set off) that such Lender or such Issuing Bank may have.

Section 10.07 APPLICABLE LAW THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.08 Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21 or 2.23, or in the ABL Intercreditor Agreement or any other intercreditor agreement entered into by the Borrower and the Administrative Agent, to the extent otherwise provided for therein, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders, and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that except as expressly set forth in Section 2.21 or 2.23, no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly affected thereby, except as provided in Section 2.05(c); provided that any amendment to the “Borrowing Base,” “Availability” and related definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i);

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii) extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased (provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the prior written consent of any Lenders), in each case without the prior written consent of the Super Majority Lenders;

(v) amend or modify the provisions of this Section 10.08 or the definition of the terms, “Required Lenders,” “Super Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders and Super Majority Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi) release all or substantially all the Collateral or release any of Holdings, the Borrower or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the applicable Security Document, unless, in each case, any assets or Equity Interests are sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender; or

(vii) change the order of application of proceeds of Collateral set forth in Section 2.18(b) or modify the ratable sharing or payments required thereby without the prior written consent of each Lender directly adversely affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Co-Collateral Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Co-Collateral Agent or such Issuing Bank, as applicable, acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(c) Without the consent of any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing (but without limiting the rights of the Lenders and the Agents under the provisos to the preceding clause (b)), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Facility Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or the Super Majority Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Revolving Facility Commitments on substantially the same basis as the Revolving Facility Loans.

(f) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (1) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (2) the date on which payment of interest on any Loan or any L/C Disbursement or any fees is due may not be extended without the prior written consent of such Lender, to the extent such Lender is adversely affected thereby, and (3) this Section 10.08 may not be amended or modified without the prior written consent of such Lender to the extent such Lender is adversely affected thereby.

(g) The Administrative Agent and Collateral Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

Section 10.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 10.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY

OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission (e.g., a “pdf” or “tif”) pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 10.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15 Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.16 Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 10.16, or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party), and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16, except: (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, (iii) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), (iv) in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any pledgee under Section 10.04(e) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 10.16), and (vi) to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16).

Section 10.17 Platform; Borrower Materials. (a) The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (iii) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (iv) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (v) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and (vi) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.18 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests of any Subsidiary Loan Party or any assets to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05, and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary Loan Party, such Subsidiary Loan Party’s obligations under its Guarantee shall be automatically terminated and the Administrative Agent and/or the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent and/or the Collateral Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) are paid in full in cash and all Letters of Credit are cash collateralized or terminated and Commitments are terminated. Without limiting the generality of the foregoing, the Administrative Agent, the Collateral Agent and/or the Co-Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by any Loan Party to facilitate the Permitted Land Swaps, such documents to include (i) releases and subordinations of Liens created by any Loan Documents in respect of real property, easements, and related instruments to be conveyed, granted, or entered into in connection therewith, and (ii) land division and consolidation instruments (including certified survey maps) in respect thereof. Promptly following the completion of the Permitted Land Swaps, the affected Loan Party(ies) will take such action and execute any such documents as may be reasonably requested by the Administrative Agent, the Collateral Agent and/or the Co-Collateral Agent to subject any real property so acquired by such Loan Party(ies) to any Liens created by any Loan Documents.

Section 10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

Section 10.20 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (the

“Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 10.21 No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit, or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent, any Issuing Bank, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Issuing Bank, any Swingline Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Banks, the Swingline Lenders and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Issuing Bank, the Swingline Lenders and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) the Agents, the Issuing Banks, the Swingline Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person; (ii) none of the Agents, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Issuing Banks, the Swingline Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Issuing Banks, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

NEWPAGE INVESTMENT COMPANY LLC
NEWPAGE CORPORATION
ESCANABA PAPER COMPANY
LUKE PAPER COMPANY
NEWPAGE CONSOLIDATED PAPERS INC.
NEWPAGE WISCONSIN SYSTEM INC.
RUMFORD PAPER COMPANY
WICKLIFFE PAPER COMPANY LLC

By:	/s/ Jay A. Epstein
Name:	Jay A. Epstein
Title:	Chief Financial Officer

[Signature Page to ABL Credit Agreement]

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

[Signature Page to NewPage ABL Credit Agreement]

BMO HARRIS BANK, N.A., as Co-Collateral Agent and as a Lender

By:	/s/ Terrence McKenna
Name:	Terrence McKenna
Title:	Vice President

[Signature Page to NewPage ABL Credit Agreement]

BMO HARRIS BANK, N.A., as Initial Issuing Bank

By:	/s/ Terrence McKenna
Name:	Terrence McKenna
Title:	Vice President

[Signature Page to NewPage ABL Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Paul Weybrecht
Name:	Paul Weybrecht
Title:	Vice President

[Signature Page to NewPage ABL Credit Agreement]

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

[Signature Page to NewPage ABL Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ J. Matney Cromall
Name:	J. Matney Cromall
Title:	Vice President

[Signature Page to NewPage ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Initial Issuing Bank

By:	/s/ Casimir Mazurkiewicz
Name:	Casimir Mazurkiewicz
Title:	Authorized Signatory

[Signature Page to NewPage ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Casimir Mazurkiewicz
Name:	Casimir Mazurkiewicz
Title:	Authorized Signatory

[Signature Page to NewPage ABL Credit Agreement]

BARCLAYS BANK PLC, as Initial Issuing Bank

By:	/s/ Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

[Signature Page to NewPage ABL Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Ryan Long
Name:	Ryan Long
Title:	Authorized Signatory

[Signature Page to NewPage ABL Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

[Signature Page to NewPage ABL Credit Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Asset-Based Revolving Credit Agreement dated as of February 11, 2014, by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time (“Lenders”), BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (the “Effective Date”) (but not prior to the registration of the information contained herein in the Register pursuant to Section 10.04(b)(iv) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date set forth below and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 10.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. Pursuant to Section 10.04(b)(ii)(B) of the Credit Agreement, this Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if required by Section 10.04(b)(ii)(B) of the Credit Agreement, a processing and recordation fee of $3,500 and (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17 of the Credit Agreement.

3. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Assignee’s Address for Notices:

Effective Date of Assignment:

Facility/Commitment	Principal Amount Assigned[1]	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the Aggregate Commitments of all Lenders thereunder)
Revolving Facility Loans/Commitments	$	%
Other Revolving Loans/Commitments	$	%

[Remainder of page intentionally left blank]

[1]	Minimum amount and integral multiple of Commitments and/or Loans assigned is governed by Section 10.04(b)(ii) of the Credit Agreement.

The terms set forth above are hereby agreed to:	Accepted

, as Assignor	BARCLAYS BANK PLC, as Administrative Agent

by:	by:
Name: Title:		Name: Title:

, as Assignee	by:
Name: Title:

by:
Name: Title:	NEWPAGE CORPORATION, as Borrower[2]

by:
Name: Title:

[2]	Consent of the Borrower shall not be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or if an Event of Default under Sections 8.01(b), (c), (h) or (i) of the Credit Agreement has occurred and is continuing.

[Signature Page to Assignment and Acceptance]

EXHIBIT B

Administrative Details Form

Borrower: Lender/Investor:	New Page Corporation (as name appears on credit agreement):

Contacts:	Please fax or email the administrative details form to Edward Pan at Barclays Bank PLC (edward.pan@barclayscapital.com / xrausloanops5@barclays.com)

Tax Document:	An original, executed tax form (W8/W9) must be provided to the agent prior to the Lender/Investor being closed into the transaction.

Operations/Administrative Contacts (for draw downs, repayments, rate setting, etc.):

Name:	Name:
c/o:	c/o:
Address:	Address:
City, St, Zip:	City, St, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
Email:	Email:

Wire Instructions:

Bank Name:
ABA #
BNF Name:
BNF Address:
A/C:
FFC:
Ref:

Credit Contact:	Closing and Clear Par Contacts:

Name:	Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail	E-mail:

SyndTrak Contacts:
Name:	Legal Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail:	E-mail:

Please forward Amendments, Waivers, Closing Documentation and Compliance to:

Name:	Legal Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail:	E-mail:

Barclays Bank PLC Contact Information

Primary Credit Contact:

Name: Barclays Bank PLC

Address: 745 Seventh Avenue

Suite/Floor: 27th Floor

City, State, Zip: New York, NY 10019

Attn: Marguerite Sutton

Phone: (212) 526-7648

Fax: (212) 526-5115

E-mail: Marguerite.sutton@barclays.com

Secondary Credit Contact:

Name: Barclays Bank PLC

Address: 745 Seventh Avenue

Suite/Floor: 27th Floor

City, State, Zip: New York, NY 10019

Attn: Christopher Lee

Phone: (212) 526-0732

Fax: (212) 526-5115

E-mail: christopher.r.lee@barclays.com

Post Close Operations/Administrative Contact:

Name: Barclays Capital Services LLC

Street Address: 1301 Sixth Avenue

City, State, Zip Code: New York, NY 10019

Attn: Edward Pan

Phone: 212-320-0152

Fax: (917) 522-0569

E-Mail Address: edward.pan@barclayscapital.com / xrausloanops5@barclays.com

Wire Instructions:

Bank Name: Barclays Bank PLC

                    c/o Barclays Capital Services LLC

Address (City, State): 1301 Sixth Avenue, New York, NY 10019

ABA#: 026 002 574

Account Name: Clad Control Account

Account Number: 050-019104

Ref: New Page Corporation

EXHIBIT C

FORM OF

SOLVENCY CERTIFICATE

February 11, 2014

This Solvency Certificate is delivered pursuant to Section 4.02(f) of the Asset-Based Revolving Credit Agreement dated as of February 11, 2014, by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the [Chief Financial Officer]1 of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section 3.05 of the Credit Agreement and such other documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to, without duplication, (a) the consummation of the Transactions that have occurred on or before the date hereof and (b) the payment of $250,000,000 in cash as a dividend or distribution by the Borrower, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date hereof.

[1]	Certificate to be delivered by a “Financial Officer”. “Financial Officer” means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

3. As of the date hereof, immediately after giving effect to, without duplication, (a) the consummation of the Transactions that have occurred on or before the date hereof and (b) the payment of $250,000,000 in cash as a dividend or distribution by the Borrower, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

NEWPAGE CORPORATION

By:
Name: Title: [Chief Financial Officer]

EXHIBIT D

FORM OF

BORROWING BASE CERTIFICATE

Barclays Bank PLC, as Administrative Agent

Barclays Bank PLC,

745 Seventh Avenue

New York, NY 10019

Attention: Marguerite Sutton

Facsimile: (212) 526-5115

Telephone: (212) 320-0152

Email: marguerite.sutton@barclays.com

The undersigned hereby certifies that:

1.	I am a Responsible Officer of NewPage Corporation, a Delaware corporation (the “Borrower”).

2.	In accordance with Section 5.04(h) of the Credit Agreement, dated as of February 11, 2014 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among NewPage Investment Company LLC, a Delaware limited liability company, the Borrower, each of the subsidiaries of the Borrower party thereto, as Subsidiary Loan Parties, the Lenders party thereto from time to time, Barclays Bank PLC (“Barclays”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and Barclays as collateral agent and BMO Harris Bank N.A. as co-collateral agent for the Secured Parties, attached hereto as Annex 1 is a true and accurate calculation of the Borrowing Base as of , 20 , determined in accordance with the requirements of the Credit Agreement.

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of                     , 20    .

NEWPAGE CORPORATION
By:
Name:
Title:

Annex 1 to

EXHIBIT D

ANNEX 1 TO

BORROWING BASE CERTIFICATE

EXHIBIT E

FORM OF BORROWING REQUEST

Date:1                     ,

To:	BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Asset-Based Revolving Credit Agreement dated as of February 11, 2014, by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders, and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby irrevocably notifies you, pursuant to Section 2.03 of the Credit Agreement of the Borrowing specified below:

1.	The Borrowing will be a Borrowing of Loans.[2]

2.	The aggregate amount of the proposed Borrowing is: $ .

3.	The Business Day of the proposed Borrowing is: .

[1]	The Borrower must notify the Administrative Agent by telephone (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time three (3) Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time on the date of the proposed Borrowing. Each telephonic Borrowing Request will be irrevocable and must be confirmed promptly by hand delivery or facsimile or electronic means of this form to the Administrative Agent.
[2]	Revolving Facility Loans, Incremental Revolving Loans or Other Revolving Loans.

4.	The Borrowing is comprised of $ of ABR Loans and $ of the Eurocurrency Loans.

5.	The duration of the Interest Period for the Eurocurrency Loans, if any, included in the Borrowing shall be month(s).

6.	The location and number of the account to which the proceeds of such Borrowing are to be deposited is .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds thereof:

(A) The representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof, with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date); and

(B) No Event of Default or Default has occurred and is continuing or would result from the proposed Borrowing.

(C) The aggregate Revolving Facility Credit Exposure does not exceed the lesser of (i) the Revolving Facility Commitments and (ii) the Borrowing Base in effect as of the date hereof.

(D) Availability is not less than $0.

This Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date set forth above.

NEWPAGE CORPORATION

By:
Name: Title:

[Signature Page to Borrowing Request]

EXHIBIT F

FORM OF SWINGLINE BORROWING REQUEST

Date:1                     ,

To:	BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Asset-Based Revolving Credit Agreement dated as of February 11, 2014 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders, and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby irrevocably notifies you of the Swingline Borrowing specified below:

1.	The Business Day of the proposed Swingline Borrowing is:
.

2.	The aggregate amount of the proposed Swingline Borrowing is: $
.

3.	The location and number of the account to which the proceeds of such Swingline Borrowing are to be deposited is .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Swingline Borrowing, before and after giving effect thereto and to the application of the proceeds thereof:

(A) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, in each case on and as of the date hereof as though made on and as of the date hereof, other than any such representation or warranty which relates to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(B) No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default.

[1]	Must notify the Administrative Agent and the Swingline Lender by telephone (confirmed by a Swingline Borrowing Request by telecopy or pdf), not later than 1:00 P.M., Local Time, on the day of the proposed Swingline Borrowing.

(C) The aggregate Revolving Facility Credit Exposure does not exceed the lesser of (i) the Revolving Facility Commitments and (ii) the Borrowing Base in effect as of the date hereof.

(D) Availability is not less than $0.

[Signature Page Follows]

This Swingline Borrowing Request is issued pursuant to and is subject to the Credit Agreement executed as of the date set forth above.

NEWPAGE CORPORATION

By:
Name:
Title:

[Signature Page to Swingline Borrowing Request]

EXHIBIT G

FORM OF INTEREST ELECTION REQUEST

Date:1                     ,

To:	BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Asset-Based Revolving Credit Agreement dated as of February 11, 2014 (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders, and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes an Interest Election Request and the undersigned Borrower hereby makes an election with respect to Loans under the Credit Agreement, and in that connection such Borrower specifies the following information with respect to such election:

1. Borrowing to which this request applies (including Facility, principal amount and Type of Loans subject to election):                                                   .2

2. Effective date of election (which shall be a Business Day):                                                  .

3. The Loans are to be [converted into] [continued as] [ABR] [Eurocurrency] Loans.

4. The duration of the Interest Period for the Eurocurrency Loans, if any, included in the election shall be                                                   months.

[1]	The Borrower must notify the Administrative Agent of such election by telephone and must be received by the Administrative Agent (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time three (3) Business Days before the date of the requested continuation or conversion and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time on the date of the requested continuation or conversion. Each telephonic Interest Election Request will be irrevocable and must be confirmed promptly by hand delivery telecopy of this form to the Administrative Agent.
[2]	If different options are being elected with respect to different portions of the Borrowing, the portions thereof must be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Paragraphs 3 and 4 shall be specified for each resulting Borrowing).

This Interest Election Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date set forth above.

NEWPAGE CORPORATION

By:
Name:
Title:

[Signature Page to Interest Election Request]

Exhibit H to

ABL Credit Agreement

FORM OF MORTGAGE

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES

AND FIXTURE FILING

by and from

[                                                         ]

“Mortgagor”

to

BARCLAYS BANK PLC, in its capacity as Collateral Agent, “Mortgagee”

Dated as of                          , 20__

Location:	[_______________]
Municipality:	[_______________]
County:	[_______________]
State:	[_______________]

RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

[                                                 ]

Prepared by [                                    ]

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Mortgage”) is dated as of                          , 20     by and from [                    ], a [                    ], as mortgagor, assignor and debtor (in such capacities and, together with any successors and assigns in such capacities, “Mortgagor”), whose address is [                    ], to BARCLAYS BANK PLC (“Barclays”), as Collateral Agent for the Secured Parties as mortgagee, assignee and secured party (in such capacities and, together with its successors and assigns in such capacities, “Mortgagee”), having an address at [                    ].

WHEREAS, reference is made to (a) that certain Asset-Based Revolving Credit Agreement dated as of February [            ], 2014 (as amended, renewed, extended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NewPage Investment Company LLC (“Holdings”), NewPage Corporation as borrower (the “Borrower”), each of the subsidiaries of Borrower party thereto, the Lenders party thereto form time to time, and Barclays as Administrative and Collateral Agent, BMO Harris Bank N.A., as co-collateral agent, and other parties thereto, and (b) that certain Guarantee and Collateral Agreement (ABL Facility) dated as of February [    ], 2014 (as amended, renewed, extended, restated, supplemented or otherwise modified from time to time, “Collateral Agreement”), among Holdings, Borrower, each Subsidiary Loan Party (as defined therein), the Collateral Agent, and the other parties thereto;

WHEREAS, concurrently with the execution and delivery of the Credit Agreement, Borrower is entered into the Term Loan Credit Agreement;

WHEREAS, concurrently with the execution and delivery of the Credit Agreement and the Term Loan Credit Agreement, Barclays in its capacity as the ABL Facility Agent (as defined therein) is entered into that certain ABL Intercreditor Agreement dated as of February [    ] 2014 (as amended, renewed, extended, restated, supplemented or otherwise modified from time to time, the “Closing Date ABL ICA”) with Credit Suisse AG, Cayman Islands Branch, in its capacities as the Intercreditor Agent (as defined therein), Borrower, Holdings and the other parties thereto;

WHEREAS, the Lenders have agreed to extend credit to Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Mortgage. [Mortgagor is a subsidiary of Borrower, will derive substantial benefits from the extension of credit to Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Mortgage in order to induce Lenders to extend such credit.]

WHEREAS, pursuant to the ABL Intercreditor Agreement, the mortgage upon and security interest in the Mortgaged Property granted by this Mortgage are and shall be subordinated in the manner provided by the ABL Intercreditor Agreement to the mortgage upon and security interests in the Mortgaged Property granted to secure the Non-ABL Obligations.

Accordingly, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement. The rules of construction specified in Section 1.02-1.05 of the Credit Agreement also apply to this Mortgage. As used herein, the following terms shall have the following meanings:

(a) “ABL Intercreditor Agreement” means, as the context may require, (i) the Closing Date ABL ICA or (ii) another intercreditor agreement in compliance with the Credit Agreement, with such changes as are reasonably acceptable to the Collateral Agent and Borrower, as such document may be amended, renewed, extended, supplemented, restated or otherwise modified from time to time.

(b) “Bankruptcy Code” has the meaning assigned to such term in Section 6.2.

(c) “Barclays” has the meaning assigned to such term in the preamble hereof.

(d) “Borrower” has the meaning assigned to such term in the recitals of this Mortgage.

(e) “Charges” means any and all present and future real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborer’s, materialmen’s, suppliers’ and warehousemen’s liens and other claims arising by operation of law), judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property except, in each case, Permitted Liens and Permitted Encumbrances.

(f) “Closing Date ABL ICA” has the meaning assigned to such term in the recitals of this Mortgage.

(g) “Collateral Agent” means Barclays acting as the collateral agent for the Secured Parties, together with its successors in such capacity.

(h) “Collateral Agreement” has the meaning assigned to such term in the recitals of this Mortgage.

(i) “Credit Agreement” has the meaning assigned to such term in the recitals of this Mortgage.

(j) “Credit Documents” means (a) the “Loan Documents” as defined in the Credit Agreement and (b) any other related documents or instruments executed and delivered pursuant to the documents referred to in the foregoing clause (a), in each case, as such documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

2

(k) “Holdings” has the meaning assigned to such term in the recitals of this Mortgage.

(l) “Intercreditor Agreements” means each of the ABL Intercreditor Agreement and any other intecreditor agreement entered into in compliance with the Credit Agreement.

(m) “Mortgage” has the meaning assigned to such term in the preamble hereof.

(n) “Mortgaged Property” means the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with all timber to be cut, any greater estate therein as hereafter may be acquired by Mortgagor and all of Mortgagor’s right, title and interest in, to and under all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing in each case whether now owned or hereafter acquired, including without limitation all water rights, mineral, oil and gas rights, easements and rights of way (collectively, the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in, to and under (1) all buildings, structures and other improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and (in each case in this clause (2)) that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other Credit Documents and all of Mortgagor’s right, title and interest in all reserves, deferred payments, deposits, refunds and claims of any nature that (in each case in this clause (4)) are specifically related to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, indemnities, warranties, permits, licenses, certificates and entitlements in any way relating specifically to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all property tax refunds

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payable with respect to the Mortgaged Property (the “Tax Refunds”), (9) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (10) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), (11) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any Governmental Authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”) and (12) any and all right, title and interest of Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating specifically to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Property Agreement (the “Records”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(o) “Mortgagee” has the meaning assigned to such term in the preamble hereof.

(p) “Mortgagor” has the meaning assigned to such term in the preamble hereof.

(q) “Non-ABL Obligations” has the meaning assigned to such term in the ABL Intercreditor Agreement.

(r) “Permitted Encumbrances” has the meaning assigned to such term in Section 2.1.

(s) “Permitted Liens” means Liens that are not prohibited by the Credit Agreement.

(t) “Secured Amount” has the meaning assigned to such term in Section 2.4.

(u) “Secured Obligations” means the “Obligations” as defined in the Collateral Agreement.

(v) “Secured Parties” means the persons holding any Secured Obligations and in any event including all “Secured Parties” as defined in the Collateral Agreement.

(w) “UCC” means the Uniform Commercial Code of [                    ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [                    ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

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ARTICLE II GRANT

Section 2.1 Grant. To secure the payment or performance, as the case may be, in full of the Secured Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee, for the benefit of the Secured Parties, and hereby grants to Mortgagee, for the benefit of the Secured Parties, a mortgage lien upon and a security interest in all of Mortgagor’s estate, right, title and interest in and to the Mortgaged Property, subject, however, to the matters that are set forth on Exhibit B attached hereto (the “Permitted Encumbrances”) and to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, for the benefit of the Secured Parties, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

Section 2.2 Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.

Section 2.3 Future Advances. This Mortgage shall secure all Secured Obligations including, without limitation, future advances whenever hereafter made with respect to or under any Credit Document and shall secure not only Secured Obligations with respect to presently existing indebtedness under the Credit Documents, but also any and all other indebtedness which may hereafter be owing to the Secured Parties under the Credit Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Credit Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, modifications or renewals of all such Secured Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

Section 2.4 Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[            ]1 (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by Mortgagee by reason of any default by Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.

Section 2.5 Last Dollar Secured. So long as the aggregate amount of the Secured Obligations exceeds the Secured Amount, any payments and repayments of the Secured Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

[1]	Note to Draft (PW Real Estate): Secured Amount will be limited to 110% of the value of the property in states where a mortgage recording tax is applicable.

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Section 2.6 No Release. Nothing set forth in this Mortgage shall relieve Mortgagor from the performance of any term, covenant, condition or agreement on Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on Mortgagor’s part to be so performed or observed or shall impose any liability on Mortgagee or any other Secured Party for any act or omission on the part of Mortgagor relating thereto or for any breach of any representation or warranty on the part of Mortgagor contained in this Mortgage or any Credit Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of Mortgagor contained in this Section 2.6 shall survive the termination hereof and the discharge of Mortgagor’s other obligations under this Mortgage or the other Credit Documents.

ARTICLE III WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor has good record and insurable fee simple title to the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Encumbrances and the Permitted Liens. Upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located, this Mortgage will constitute a valid and enforceable mortgage lien, with record notice to third parties, on the Mortgaged Property in favor of Mortgagee for the benefit of the Secured Parties subject only to Permitted Encumbrances and Permitted Liens.

Section 3.2 Priority. Mortgagor shall preserve and protect the priority of the lien and security interest of this Mortgage. If any lien or security interest other than a Permitted Encumbrance or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, pay the underlying claim in full or take such other commercially reasonable action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement.

Section 3.3 Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is (a) removed temporarily for its protection, maintenance or repair, (b) replaced by an item of similar functionality and quality, (c) obsolete or unnecessary for the then-current operation of the Premises, or (d) not prohibited from being removed by the Credit Agreement or the Collateral Agreement without being replaced as described in clause (b) above.

Section 3.4 Inspection. Mortgagor shall permit Mortgagee and its agents, representatives and employees, upon five Business Days’ notice to Mortgagor and at reasonable times during regular business hours, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require, provided that such inspections and studies shall not materially or unreasonably interfere with the use and operation of the Mortgaged Property. The expense of any inspection shall be borne by Mortgagor and Mortgagor shall pay, or reimburse the Mortgagee for, such expense in accordance with Section 5.07 of the Credit Agreement.

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Section 3.5 Insurance; Payment of Charges.

(a) Insurance. Mortgagor shall maintain or cause to be maintained the insurance required by Section 5.02 of the Credit Agreement.

(b) Payment of Charges. Unless and to the extent not prohibited by the terms of the Credit Agreement, Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Charges. Mortgagor shall deliver to Mortgagee, upon Mortgagee’s reasonable written request, to the extent reasonably available to Mortgagor, receipts evidencing the payment of all such Charges.

Section 3.6 Liens; Transfers.

(a) Subject to the Credit Agreement and the other Credit Documents, the Mortgagor may not, without the prior written consent of the Mortgagee, permit to exist or grant any Lien on all or any part of the Mortgaged Property or suffer or allow any of the foregoing to occur by operation of law or otherwise.

(b) Subject to the Credit Agreement and the other Credit Documents, the Mortgagor may not, without the prior written consent of the Mortgagee, sell, convey, assign, lease or otherwise transfer all or any part of the Mortgaged Property.

ARTICLE IV [Intentionally Omitted]

ARTICLE V DEFAULT AND FORECLOSURE

Section 5.1 Remedies. Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(b) Operation of Mortgaged Property. Hold, lease, develop, manage, operate, carry on the business thereof or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.

(c) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) Business Days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial

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proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Secured Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(d) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Secured Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 5.7; provided, however, notwithstanding the appointment of any receiver, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to Mortgagee.

(e) Other. Exercise all other rights, remedies and recourses granted under the Credit Documents or otherwise available at law or in equity.

Section 5.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Subject to the Intercreditor Agreements and Section 7.18 of the Collateral Agreement, Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Credit Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Credit Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

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Section 5.4 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Documents or the lien priority and security interest in and to the Mortgaged Property. For payment of the Secured Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 5.5 Appearance, Waivers, Notice and Marshalling of Assets. After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the payment or performance of the Secured Obligations or any part thereof, or of any proceedings to foreclose the lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, Mortgagor shall enter its voluntary appearance in such action, suit or proceeding. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Credit Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation. Mortgagor shall not claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction. Mortgagor covenants not to hinder, delay or impede the execution of any power granted or delegated to Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted.

Section 5.6 Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Secured Obligations, the Credit Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Credit Documents for such Event of Default.

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Section 5.7 Application of Proceeds. Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, Mortgagee shall promptly apply the proceeds of any sale of , and the Rents and other amounts generated by the holding, leasing, managing, operating or other use of the Mortgaged Property, in accordance with Section 5.02 of the Collateral Agreement.

Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of Mortgaged Property by Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Mortgagee or such officer or be answerable in any way for the misapplication thereof.

Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(c) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Subject to applicable provisions of the Credit Agreement, upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All reasonable sums advanced and reasonable documented out-of-pocket expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.9, or otherwise under this Mortgage or applicable law, that is payable under Section 5.9(b) shall, if not paid when due, bear interest at the rate provided thereof in Section 2.10(c) of the Credit Agreement and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Subject to applicable provisions of the Credit Agreement, Mortgagor shall pay all reasonable documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage or the enforcement, compromise or settlement of the Secured Obligations or any claim under this Mortgage, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise. All amounts due under this Section 5.9 shall be payable on written demand therefor, accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

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Section 5.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Credit Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE VI ASSIGNMENT OF RENTS AND LEASES

Section 6.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases (but only to the extent permitted under the existing Leases), whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing and Mortgagee shall not have made the election below, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to otherwise use the same in accordance with the terms of the Credit Agreement and other Credit Documents. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Obligations or solvency of Mortgagor, the license herein granted shall, at the election of Mortgagee, expire and terminate, upon written notice to Mortgagor by Mortgagee.

Section 6.2 Perfection Upon Recordation. Mortgagor acknowledges that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law and by the terms of the Leases, a valid and fully perfected, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 6.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

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ARTICLE VII SECURITY AGREEMENT

Section 7.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records. To this end, Mortgagor grants to Mortgagee a security interest in the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards, Records and all other Mortgaged Property which is personal property to secure the payment and performance of the Secured Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records sent to Mortgagor at least ten (10) Business Days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency whatsoever between the terms of this Mortgage and the terms of the Collateral Agreement with respect to the collateral covered both therein and herein, including, but not limited to, with respect to whether any such Mortgaged Property is to be subject to a security interest or the use, maintenance or transfer of any such Mortgaged Property, or the exercise or applicability of any remedies in respect thereof, the Collateral Agreement shall control, govern, and prevail, to the extent of any such conflict or inconsistency. For the avoidance of doubt, no personal property of Mortgagor that constitutes Excluded Property under the Collateral Agreement shall be subject to any security interest of Mortgagee or any Secured Party or constitute collateral hereunder.

Section 7.2 Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of [            ].

Section 7.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures and a financing statement covering all of the Mortgaged Property which is or is to become timber to be cut. The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage. A statement describing the portion of the Mortgaged Property comprising the fixtures and the timber to be cut hereby secured is set forth in the definition of “Mortgaged Property” in Section 1.1 of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property and the employer identification number of Mortgagor is [            ].

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ARTICLE VIII MISCELLANEOUS

Section 8.1 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Credit Agreement, as such address may be changed by written notice to the Mortgagee and Borrower. All communications and notices hereunder to Mortgagor shall be given to it in care of Borrower, with such notice to be given as provided in Section 10.01 of the Credit Agreement.

Section 8.2 Covenants Running with the Land. All grants, covenants, terms, provisions and conditions contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Credit Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 8.3 Attorney-in-Fact. Subject to the Intercreditor Agreements, Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee reasonably deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days (or such longer period as Mortgagee may agree in its reasonable discretion) after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance, subject to the applicable provisions of the Credit Agreement, shall be added to and included in the Secured Obligations and shall, if not paid when due, bear interest at the rate provided thereof in Section 2.10(c) of the Credit Agreement; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 8.3. Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 8.4 Successors and Assigns. Whenever in this Mortgage any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Mortgagor or Mortgagee that are contained in this Mortgage shall bind and inure to the benefit of

13

their respective permitted successors and assigns. Mortgagee hereunder shall at all times be the same person that is the “Collateral Agent” under the Collateral Agreement. Written notice of resignation by the “Collateral Agent” pursuant to the Collateral Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage. Upon the acceptance of any appointment as the “Collateral Agent” under the Collateral Agreement by a successor “Collateral Agent”, that successor “Collateral Agent” shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee pursuant hereto.

Section 8.5 Waivers; Amendment.

(a) No failure or delay by Mortgagee or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of Mortgagee or any other Secured Party hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Mortgage or consent to any departure by Mortgagor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 8.5, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Mortgagor in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Mortgage nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Mortgagee and Mortgagor, subject to any consent required in accordance with Section 10.08 of the Credit Agreement and except as otherwise provided in the Intercreditor Agreements. Mortgagee may conclusively rely on a certificate of an officer of Mortgagor as to whether any amendment contemplated by this Section 8.5(b) is permitted.

Section 8.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MORTGAGE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

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Section 8.7 Termination or Release.

In each case subject to the terms of the Intercreditor Agreements:

(a) This Mortgage and the Liens and security interests created by this Mortgage shall automatically terminate and/or be released upon the occurrence of the Termination Date.

(b) Mortgagor shall be automatically released from its obligations hereunder and the security interests in the Mortgaged Property shall be automatically released if Mortgagor is released from its guarantee pursuant to Article 2 of the Collateral Agreement in accordance with the terms of the Credit Agreement.

(c) The security interests in the Mortgaged Property shall automatically be released (i) upon any sale or other transfer thereof by Mortgagor that is not prohibited by the Credit Agreement to any person that is not a Loan Party, (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in such Mortgaged Property pursuant to Section 10.08 of the Credit Agreement (to the extent required), or (iii) as otherwise may be provided in the Intercreditor Agreements.

(d) Mortgagor shall automatically be released from its obligations hereunder and/or the Liens on the Mortgaged Property securing the Secured Obligations will be released in whole or in part, as provided in Section 10.18 of the Credit Agreement without delivery of any instrument or performance of any act by any party, and all rights to the Mortgaged Property shall revert to Mortgagor.

(e) In connection with any termination or release pursuant to this Section 8.7, Mortgagee shall execute and deliver to Mortgagor all documents that Mortgagor shall reasonably request to evidence such termination or release (including, without limitation, mortgagee releases or UCC termination statements), and will duly assign and transfer to Mortgagor, such of the Mortgaged Property that may be in the possession of Mortgagee and has not theretofore been sold or otherwise applied or released pursuant to this Mortgage. Any execution and delivery of documents pursuant to this Section 8.7 shall be made without recourse to or warranty by Mortgagee. In connection with any release pursuant to this Section 8.7, Mortgagor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of mortgage releases or UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by Mortgagor, Mortgagee shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Mortgaged Property permitted to be released pursuant to this Mortgage. Mortgagor agrees to pay all reasonable and documented out-of-pocket expenses incurred by Mortgagee (and its representatives and counsel) in connection with the execution and delivery of such release documents or instruments.

Section 8.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Secured Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

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Section 8.9 Applicable Law. The provisions of this Mortgage shall be governed by and construed under the laws of the state in which the Mortgaged Property is located.

Section 8.10 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Mortgage and are not to affect the construction of, or to be taken into consideration in interpreting, this Mortgage.

Section 8.11 Severability. In the event any one or more of the provisions contained in this Mortgage should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.12 Entire Agreement. This Mortgage and the other Credit Documents embody the entire agreement and understanding between Mortgagor and Mortgagee relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 8.13 Mortgagee as Agent. Mortgagee has been appointed to act as Administrative Agent and Collateral Agent by the other Secured Parties pursuant to the Credit Agreement. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement and this Mortgage. Mortgagor and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Mortgagee, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

Section 8.14 Recording Documentation To Assure Security. Mortgagor shall promptly from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the lien hereof or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and shall take such actions as Mortgagee shall reasonably deem necessary in order to publish notice of and fully to protect the validity and priority of the liens, assignment, and security interests purported to be created upon the Mortgaged Property and the interest and rights of Mortgagee therein. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

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Section 8.15 Further Acts. Mortgagor shall, at the sole cost and expense of Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as Mortgagee shall from time to time reasonably request, which may be necessary in the reasonable judgment of Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto Mortgagee, the property and rights hereby conveyed or assigned or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. In the event Mortgagor shall fail after written demand to execute any instrument or take any action required to be executed or taken by Mortgagor under this Section 8.15, Mortgagee may execute or take the same as the attorney-in-fact for Mortgagor, such power of attorney being coupled with an interest and is irrevocable. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

Section 8.16 Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Land, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

Section 8.17 Relationship. The relationship of Mortgagee to Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between Mortgagee and Mortgagor other than as lender and borrower and mortgagor and mortgagee.

Section 8.18 No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power

17

or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof or any claim that any lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the lien hereof, provided that nothing contained in this section 8.18 shall prevent mortgagor from incurring any Permitted Liens or Permitted Encumbrances.

Section 8.19 Mortgagee’s Fees and Expenses; Indemnification.

(a) Mortgagor agrees that Mortgagee shall be entitled to reimbursement of its expenses incurred hereunder by the Mortgagor and Mortgagee and other indemnitees shall be indemnified by the Mortgagor, in each case of this clause (a), mutatis mutandis, as provided in Section 10.05 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this Section 8.19 shall remain operative and in full force and effect regardless of the termination of this Mortgage or any other Credit Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Mortgage or any other Credit Document, or any investigation made by or on behalf of Mortgagee or any other Secured Party. All amounts due under this Section 8.19 shall be payable within fifteen days (or such longer period as Mortgagee may reasonably agree to) on written demand therefor.

Section 8.20 Jurisdiction; Consent to Service of Process.

(a) Mortgagor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Mortgagee, any Secured Party, or any Affiliate of the foregoing, in any way relating to this Mortgage or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Mortgage or in any other Credit Document shall affect any right that Mortgagee or any Secured Party may otherwise have to bring any action or proceeding relating to this Mortgage or any other Credit Document against Mortgagor or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Mortgage or the other Credit Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(c) Each party to this Mortgage irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Mortgage will affect the right of any party to this Mortgage or any other Credit Document to serve process in any other manner permitted by law.

Section 8.21 Conflicts; Credit Agreement and Intercreditor Agreements.

Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Mortgagee for the benefit of the Secured Parties pursuant to this Mortgage and (ii) the exercise of any right or remedy by the Mortgagee hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Mortgaged Property are, to the extent provided therein, subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of the Intercreditor Agreements and the terms of this Mortgage, the terms of the applicable Intercreditor Agreement shall govern. In the event of any conflict between the terms of the Credit Agreement and this Mortgage, the terms of the Credit Agreement shall govern and control, subject to the terms of the Intercreditor Agreements.

Section 8.22 Conflicts; Credit Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Mortgage and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. In the event of any conflict between the terms if the Credit Agreement and this Mortgage, the terms of the Credit Agreement shall govern and control.

ARTICLE IX LOCAL LAW PROVISIONS

Section 9.1 Local Law Provisions. Notwithstanding anything to the contrary contained in this Mortgage but subject to the Intercreditor Agreements and to Section 7.18 of the Collateral Agreement, in the event of any conflict or inconsistency between the provisions of this Article 9 and the other provisions of this Mortgage, the provisions of this Article 9 will govern.

[LOCAL LAW PROVISIONS TO FOLLOW]

[remainder of this page intentionally left blank; signature pages follow]

19

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[______________],
a [______________]

By:
Name:
Title:

S-1

STATE OF	)
) ss:
COUNTY OF	)

I, the undersigned, a notary public in and for said County and State aforesaid, DO HEREBY CERTIFY, that [            ], personally known to me to be the [            ], of [            ], a [            ], personally known to me to be the person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such [            ], he signed and delivered the said instrument of said corporation, pursuant to the authority given by the [            ] of said corporation a free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

Given under my hand and official seal, this                      day of                     , 201    .

Signature of Notary

Commission expires                     , 201    .

[local counsel to advise on how to

conform to state law]

N-1

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises commonly known as [COMMON NAME, IF ANY] and located at [INSERT ADDRESS]:

[to come from title policy]

Exh. A-1

EXHIBIT B

PERMITTED ENCUMBRANCES

Each of the liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to the marked [Pro Forma Policy] issued by [Title Insurance Company], dated as of the date hereof and delivered to Mortgagee on the date hereof, bearing [Title Insurance Company] reference number [Title Number] relating to the real property described in Exhibit A attached hereto.

Exh. B-1

EXHIBIT I

FORM OF NOTE

New York, New York [DATE]

FOR VALUE RECEIVED, NEWPAGE CORPORATION, a Delaware corporation (“Borrower”), hereby promises to pay to the order of                     or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds the unpaid principal amount of all Revolving Facility Loans made by the Lender pursuant to the Credit Agreement (as defined below), payable at such times and in such amounts as are specified in the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

The Borrower promises to also pay interest on the unpaid principal amount of each Revolving Facility Loan made by the Lender in like money from the date such Revolving Facility Loan is made until paid at the rates and times provided in Section 2.13 of the Credit Agreement.

This Note, dated as of the date hereof (this “Note”), is one of the Notes referred to in the Asset-Based Revolving Credit Agreement dated as of February 11, 2014, by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, the BORROWER, EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured by the Security Documents and is entitled to the benefits of the guaranties thereunder. This Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Facility Maturity Date, in whole or in part, as provided in the Credit Agreement, and Revolving Facility Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement. Each Revolving Facility Loan owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Note.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

EXHIBIT I

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

NEWPAGE CORPORATION

By:
Name:
Title:

[Signature Page to Note]

REVOLVING FACILITY LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Repaid	Notation Made By

EXHIBIT J

FORM OF

FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[                    ], 20[    ]

among

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Applicable Authorized Representative,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Authorized Representative under the Credit Agreement,

[                    ],

as the Initial Other Authorized Representative,

and

each additional Authorized Representative from time to time party hereto relating to

NEWPAGE CORPORATION

i

Annexes and Exhibits

Annex A	Consent of Grantors
Annex B	Other First-Priority Secured Party Consent

ii

This FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement’), dated as of [            ], 20[    ], is among CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Applicable Authorized Representative (as defined herein), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Authorized Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [            ], as Authorized Representative for the Initial Other First-Priority Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the Other First-Priority Secured Parties of the Series with respect to which it is acting in such capacity, as consented to by the Grantors in the Consent of Grantors.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, in its capacity as Applicable Authorized Representative, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First-Priority Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Other First-Priority Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) unless otherwise expressly stated herein, all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) It is the intention of the First-Priority Secured Parties of each Series that the holders of First-Priority Obligations of such Series (and not the First-Priority Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Priority Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Priority Obligations), (y) any of the First-Priority Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Priority Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Priority Obligations and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) on a basis ranking prior to the security interest of such Series of First-Priority Obligations but junior to the security interest of any other Series of First-Priority Obligations or (ii) the existence of any Collateral for any other Series of First-Priority Obligations that is not Common Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Priority Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First-Priority Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Priority Obligations, and the rights of the holders of such Series of First-Priority Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Priority Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Priority Obligations subject to such Impairment. Additionally, in the event the First-Priority Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Priority Obligations or the Secured Credit Documents governing such First-Priority Obligations shall refer to such obligations or such documents as so modified.

(c) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement dated as of February 11, 2014 by and among Barclays Bank PLC, as ABL Facility Agent (as defined therein), Credit Suisse AG, Cayman Islands Branch, as Intercreditor Agent (as defined therein), NewPage Investment Company LLC, NewPage Corporation and the other parties thereto modified, supplemented, replaced or restated, in whole or in part, from time to time.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

2

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Authorized Representative of the Credit Agreement Secured Obligations and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative. The Applicable Authorized Representative at any time hereunder shall act, or appoint an agent to act, as the “First-Priority Agent” (or any other equivalent term) for purposes of any junior lien intercreditor agreement or as the “Intercreditor Agent” for purposes of the ABL Intercreditor Agreement (or the Equivalent Provision thereof).

“Authorized Representative” means (i) in the case of any Credit Agreement Secured Obligations or the Credit Agreement Secured Parties, the Administrative Agent or the Credit Agreement Collateral Agent, as applicable, (ii) in the case of the Initial Other First-Priority Obligations or the Initial Other First-Priority Secured Parties, the Initial Other Authorized Representative and (iii) in the case of any Series of Other First-Priority Obligations or Other First-Priority Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of overdrafts or other liabilities owed to any other Person that arise from treasury, depositary or cash management services, including any automated clearing house or other electronic transfers of funds, credit cards, purchase or debit cards, e-payable services or any similar transactions, including any services or transactions of the type referred to in the definition of “Cash Management Agreement” in the Credit Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any First-Priority Collateral Document to secure one or more Series of First-Priority Obligations.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Priority Obligations (or their respective Authorized Representatives on behalf of such holders) hold a valid and perfected security interest or

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Lien (including, without limitation, in respect of equity interests of Foreign Subsidiaries directly owned by any Grantor that have been pledged as Collateral) at such time. If more than two Series of First-Priority Obligations are outstanding at any time and the holders of less than all Series of First-Priority Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Common Collateral for those Series of First-Priority Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

“Company” means NewPage Corporation, a Delaware corporation.

“Consent of Grantors” means the Consent of Grantors in the form of Annex A attached hereto.

“Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First-Priority Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral.

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of February 11, 2014, among NewPage Investment Company LLC, the Company, the lending institutions from time to time parties thereto, the Administrative Agent and the other parties thereto as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, including, in the event such Credit Agreement is terminated or replaced and the Company subsequently enters into any agreement, indenture, instrument or other document evidencing any Indebtedness, the agreement, indenture, instrument or other document designated by the Company to be the “Credit Agreement” hereunder.

“Credit Agreement Collateral Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent for the Credit Agreement Secured Parties, together with its successors and assigns in such capacity.

“Credit Agreement Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement (or any Equivalent Provision thereof).

“Credit Agreement Obligations” means all “Loan Obligations” (as such term is defined in the Credit Agreement (or the Equivalent Provision thereof)) of the Company and other obligors under the Credit Agreement or any of the other Credit Agreement Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Credit Agreement Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the Credit Agreement Documents, according to the respective terms thereof.

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“Credit Agreement Secured Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) any First-Priority Cash Management Obligations and First-Priority Hedging Obligations included in the term “Obligations” as defined in the Guarantee and Collateral Agreement (or the Equivalent Provision thereof).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Guarantee and Collateral Agreement (or the Equivalent Provision thereof).

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Common Collateral and any Series of First-Priority Obligations, the date on which such Series of First-Priority Obligations is no longer secured by such Common Collateral. The term “Discharged” has a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Common Collateral, the Discharge of the Credit Agreement Obligations with respect to such Common Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations or an incurrence of future Credit Agreement Obligations with additional First-Priority Obligations secured by such Common Collateral under an Other First-Priority Agreement which has been designated in writing by the Company to the Applicable Authorized Representative and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, supplemented, modified or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, supplemented, modified or replacement agreement that is the equivalent to such specific provision in such original agreement.

“Event of Default” means an Event of Default under and as defined in the Credit Agreement, the Initial Other First-Priority Agreement or any other Other First Priority Agreement (or, in each case, the Equivalent Provision thereof).

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“First-Priority Cash Management Obligations” means any Cash Management Obligations secured by any Common Collateral under the First-Priority Collateral Documents.

“First-Priority Collateral Documents” means any agreement, instrument or document entered into in favor of any Authorized Representative for purposes of securing any Series of First-Priority Obligations.

“First-Priority Hedging Obligations” means any Hedging Obligations secured by any Common Collateral under the First-Priority Collateral Documents.

“First-Priority Obligations” means, collectively, (i) the Credit Agreement Secured Obligations, (ii) each Series of Other First-Priority Obligations and (iii) any other First-Priority Hedging Obligations and First-Priority Cash Management Obligations (which shall be deemed to be part of the Series of Other First-Priority Obligations to which they relate to the extent provided in the applicable Other First-Priority Agreement).

“First-Priority Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Other First-Priority Secured Parties with respect to each Series of Other First-Priority Obligations.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement (Term Loan Facility) dated as of the date hereof among the Company, NewPage Investment Company LLC, each other pledgor party thereto, the Credit Agreement Collateral Agent and the other parties thereto, as amended, modified, supplemented, replaced or restated from time to time.

“Grantors” means NewPage Investment Company LLC, the Company and each of the Subsidiaries of the Company that has executed and delivered a First-Priority Collateral Document as a grantor thereunder.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements, and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices, including any obligations of the type referred to in the definition of “Hedging Agreement” in the Credit Agreement.

“Impairment” has the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First-Priority Agreement” means that certain [DESCRIBE THE RELEVANT OTHER FIRST-PRIORITY AGREEMENT], as amended, supplemented or otherwise modified from time to time.

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“Initial Other First-Priority Obligations” means the Other First-Priority Obligations arising under or pursuant to the Initial Other First-Priority Agreement.

“Initial Other First-Priority Secured Parties” means the holders of any Initial Other First-Priority Obligations and the Initial Other Authorized Representative.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable Secured Credit Documents); or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agent” has the meaning assigned to such term in Section 5.14(b).

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means the documents required to be delivered by an Authorized Representative to the Applicable Authorized Representative pursuant to Section 2.08 or 5.02 in order to create an additional Series of Other First-Priority Obligations or a Refinancing of any Series of First-Priority Obligations.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Common Collateral, the Authorized Representative of the Series of Other First-Priority Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Priority Obligations with respect to such Common Collateral.

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“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Common Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Common Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Other First-Priority Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) the Applicable Authorized Representative’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Other First-Priority Agreement under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First-Priority Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First-Priority Agreement; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Common Collateral (1) at any time the Administrative Agent or the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time the Grantor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First-Priority Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Obligations” means any principal, interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), penalties, fees indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness.

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“Other First-Priority Agreement” means each of the agreements, documents and instruments providing for, evidencing or securing any Other First-Priority Obligations, and includes the Initial Other First-Priority Agreement.

“Other First-Priority Documents” means each of the Other First-Priority Agreements and any related document or instrument executed or delivered pursuant to any Other First-Priority Agreement at any time or otherwise evidencing or securing any indebtedness arising under any Other First-Priority Agreement. The Other First-Priority Documents at any time hereunder shall be deemed to be the “Other First-Priority Documents” (or any other equivalent term) as defined in the ABL Intercreditor Agreement (or the Equivalent Provision thereof) or as defined in any junior lien intercreditor agreement.

“Other First-Priority Obligations” means any indebtedness or Obligations (other than Credit Agreement Secured Obligations) of the Grantors that are to be secured with a Lien pari passu with the Liens on the Collateral securing the Credit Agreement Secured Obligations and are designated by the Company as Other First-Priority Obligations hereunder; provided, however, that the requirements set forth in Section 5.02 shall have been satisfied; provided, further, that Other First-Priority Obligations include the Initial Other First-Priority Obligations. The Other First-Priority Obligations at any time hereunder shall be deemed to be the “Other First-Priority Obligations” (or any other equivalent term) as defined in the ABL Intercreditor Agreement (or the Equivalent Provision thereof) or as defined in any junior lien intercreditor agreement.

“Other First-Priority Secured Party” means the holders of any Other First-Priority Obligations and any Authorized Representative with respect thereto and includes the Initial Other First-Priority Secured Parties.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Possessory Collateral” means any Common Collateral in the possession of the Credit Agreement Collateral Agent (or, following the Discharge of the Credit Agreement Obligations, the Applicable Authorized Representative) (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Credit Agreement Collateral Agent (or, following the Discharge of the Credit Agreement Obligations, the Applicable Authorized Representative) under the terms of the First-Priority Collateral Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

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“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement Documents, (ii) the Initial Other First-Priority Agreement and (iii) each other Other First-Priority Document.

‘‘Series” means (a) with respect to the First-Priority Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First-Priority Secured Parties (in their capacity as such) and (iii) the Other First-Priority Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First-Priority Secured Parties) and (b) with respect to any First-Priority Obligations, each of (i) the Credit Agreement Secured Obligations, (ii) the Initial Other First-Priority Obligations and (iii) the Other First-Priority Obligations incurred pursuant to any Other First-Priority Agreement (other than the Initial Other First-Priority Agreement), which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First-Priority Obligations).

“Subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

ARTICLE II

Priorities and Agreements with Respect to Common Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Authorized Representative or any First-Priority Secured Party is taking action to enforce rights in respect of any Common Collateral, or any distribution is made in respect of any Common Collateral in any Bankruptcy Case of any Grantor or any First-Priority Secured Party receives any

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payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Common Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by the Applicable Authorized Representative or any First-Priority Secured Party or received by the Applicable Authorized Representative or any First-Priority Secured Party pursuant to any such intercreditor agreement with respect to such Common Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Priority Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Applicable Authorized Representative in the order specified below:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent, the Applicable Authorized Representative and any other Authorized Representative in connection with such collection or sale or otherwise in connection with this Agreement, any Secured Credit Document or any of the First-Priority Obligations, including without limitation all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent, the Applicable Authorized Representative or the relevant Authorized Representatives hereunder or under any Secured Credit Document on behalf of any Grantor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any Secured Credit Document, and all other fees, indemnities and other amounts owing or reimbursable to the Administrative Agent, the Applicable Authorized Representative or any other Authorized Representative hereunder or under any Secured Credit Document;

SECOND, to the Authorized Representatives for each Series of First-Priority Obligations on a pro rata basis in accordance with the respective amounts of the First-Priority Obligations owed to the First-Priority Secured Parties of each such Series on the date of any such distribution (with the amounts so applied to each Series to be distributed by the Authorized Representative for such Series as specified in the applicable Secured Credit Documents for such Series) until the Discharge of each Series of First-Priority Obligations has occurred; and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

If, despite the provisions of this Section 2.01(a), any First-Priority Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First-Priority Obligations to which it is then entitled in accordance with this Section 2.01(a), such First-Priority Secured Party shall hold such payment or recovery in trust for the benefit of all First-Priority Secured Parties for distribution in accordance with this Section 2.01(a).

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Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First-Priority Secured Party and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) has a lien or security interest that is junior in priority to the security interest of any Series of First-Priority Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Priority Obligations (such third party an “Intervening Creditor”), the value of any Common Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or Proceeds to be distributed in respect of the Series of First-Priority Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the First-Priority Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Priority Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Priority Obligations granted on the Common Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Priority Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b) hereof), each First-Priority Secured Party hereby agrees that the Liens securing each Series of First-Priority Obligations on any Common Collateral shall be of equal priority.

SECTION 2.02 Actions with Respect to Common Collateral; Prohibition on Contesting Liens.

(a) With respect to any Common Collateral, (i) notwithstanding Section 2.01, only the Applicable Authorized Representative shall act or refrain from acting with respect to the Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral, including the ABL Intercreditor Agreement), (ii) the Applicable Authorized Representative shall not follow any instructions with respect to such Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral) from any Non-Controlling Authorized Representative (or any other First-Priority Secured Party) and (iii) no Non-Controlling Authorized Representative or other First-Priority Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Applicable Authorized Representative to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of,

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any Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral), whether under any First-Priority Collateral Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative, acting in accordance with the applicable First-Priority Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Common Collateral. Notwithstanding the equal priority of the Liens, the Applicable Authorized Representative may deal with the Common Collateral as if it had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Common Collateral or to cause the Applicable Authorized Representative to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Priority Secured Party, Applicable Authorized Representative or any Authorized Representative with respect to any Collateral not constituting Common Collateral.

(b) Each of the Authorized Representatives agrees that it will not accept any Lien on any Common Collateral for the benefit of any Series of First-Priority Obligations (other than funds deposited for the discharge or defeasance of any Other First-Priority Agreement) other than pursuant to the First-Priority Collateral Documents and, by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First-Priority Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First-Priority Collateral Documents applicable to it.

(c) Each of the First-Priority Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First-Priority Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of the Applicable Authorized Representative, any Authorized Representative or any other First-Priority Secured Party to enforce this Agreement or (ii) the rights of any First-Priority Secured Party from contesting or supporting any other Person in contesting the enforceability of any Lien purporting to secure First-Priority Obligations constituting unmatured interest pursuant to Section 502(b)(2) of the Bankruptcy Code.

SECTION 2.03 No Interference; Payment Over.

(a) Each First-Priority Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Priority Obligations of any Series or any First-Priority Collateral Document or the validity, attachment, perfection or priority of any Lien under any First-Priority Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Priority Secured Party from

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challenging or questioning the validity or enforceability of any First-Priority Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Common Collateral by the Applicable Authorized Representative, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Authorized Representative or any other First-Priority Secured Party to exercise any right, remedy or power with respect to any Common Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Authorized Representative or any other First-Priority Secured Party of any right, remedy or power with respect to any Common Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Authorized Representative or any other First-Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral, and none of the Applicable Authorized Representative or any other First-Priority Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Authorized Representative or any other First-Priority Secured Party with respect to any Common Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Common Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Authorized Representative or any other First-Priority Secured Party to enforce this Agreement.

(b) Each First-Priority Secured Party hereby agrees that, if it shall obtain possession of any Common Collateral or shall realize any proceeds or payment in respect of any such Common Collateral, pursuant to any First-Priority Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of First-Priority Obligations, then it shall hold such Common Collateral, proceeds or payment in trust for the other First-Priority Secured Parties and promptly transfer such Common Collateral, proceeds or payment, as the case may be, to the Applicable Authorized Representative, to be distributed by the Applicable Authorized Representative in accordance with the provisions of Section 2.01(a) hereof.

SECTION 2.04 Automatic Release of Liens.

(a) If at any time (i) any Common Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Authorized Representative in accordance with the provisions of this Agreement or (ii) any Lien on Common Collateral that is ABL Priority Collateral (as defined in the ABL Intercreditor Agreement) is released as required by the ABL Intercreditor Agreement, then (whether or not any Insolvency or Liquidation Proceeding

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is pending at the time) the Liens in favor of the Applicable Authorized Representative or any other Authorized Representative, for the benefit of each Series of First-Priority Secured Parties upon such Common Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding; provided that any proceeds of any Common Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Common Collateral, whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise, or amendment to any First-Priority Collateral Document provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Company or any of its Subsidiaries.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First-Priority Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Common Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Priority Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First-Priority Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth herein), in each case so long as (A) the First-Priority Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First-Priority Secured Parties (other than any Liens of the First-Priority Secured Parties constituting DIP Financing Liens) as existed prior to the

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commencement of the Bankruptcy Case, (B) the First-Priority Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Priority Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First-Priority Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Priority Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First-Priority Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01(a) of this Agreement; provided that the First-Priority Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Priority Secured Parties of such Series or its Authorized Representative that shall not constitute Common Collateral; and provided, further, that the First-Priority Secured Parties receiving adequate protection shall not object to any other First-Priority Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Priority Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the First-Priority Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Priority Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First-Priority Secured Parties, the Applicable Authorized Representative shall have the right to adjust or settle any insurance policy or claim covering or constituting Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.

SECTION 2.08 Refinancings. The First-Priority Obligations of any Series may be Refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of, any First-Priority Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

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SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a) The Credit Agreement Collateral Agent (or, following a Discharge of the Credit Agreement Obligations, the Applicable Authorized Representative) agrees to hold any Common Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or, in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Credit Agreement Collateral Agent (or following a Discharge of the Credit Agreement Obligations, the Applicable Authorized Representative), each other Authorized Representative agrees to hold any Common Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Applicable Authorized Representative and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Common Collateral constituting Possessory Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party for purposes of perfecting the Lien held by such First-Priority Secured Parties therein.

(c) The agreement of the Credit Agreement Collateral Agent (or, following a Discharge of the Credit Agreement Obligations, the Applicable Authorized Representative) to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 2.09 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

ARTICLE III

Existence and Amounts of Liens and Obligations

Whenever the Applicable Authorized Representative or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Priority Obligations of any Series, or the Common Collateral subject to any Lien securing the First-Priority Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that, if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Authorized Representative or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. The Applicable Authorized Representative and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Priority Secured Party or any other person as a result of such determination.

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ARTICLE IV

The Applicable Authorized Representative

SECTION 4.01 Appointment and Authority.

(a) Each of the First-Priority Secured Parties hereby irrevocably appoints Credit Suisse AG, Cayman Islands Branch, to act on its behalf as the Applicable Authorized Representative hereunder and under each of the other First-Priority Collateral Documents and authorizes the Applicable Authorized Representative to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Authorized Representative by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First-Priority Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Applicable Authorized Representative and any co-agents, sub-agents and attorneys-in-fact appointed by the Applicable Authorized Representative pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First-Priority Collateral Documents, or for exercising any rights and remedies thereunder), shall be entitled to the benefits of all provisions of this Article IV and Section 10.05 of the Credit Agreement and the equivalent provision of any Other First-Priority Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the First-Priority Collateral Documents) as if set forth in full herein with respect thereto.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative shall be entitled, for the benefit of the First-Priority Secured Parties, to sell, transfer or otherwise dispose of or deal with any Common Collateral as provided herein and in the First-Priority Collateral Documents, without regard to any rights to which Non-Controlling Secured Parties would otherwise be entitled as a result of holding any First-Priority Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative or any other First-Priority Secured Party shall have any duty or obligation first to marshal or realize upon any type of Common Collateral (or any other Collateral securing any of the First-Priority Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Common Collateral (or any other Collateral securing any First-Priority Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First-Priority Secured Parties waives any claim it may now or hereafter have against the Applicable Authorized Representative or the Authorized Representative of any other Series of First-Priority Obligations or any other

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First-Priority Secured Party of any other Series arising out of (i) any actions which the Applicable Authorized Representative, any Authorized Representative or any First-Priority Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Priority Obligations from any account debtor, guarantor or any other party) in accordance with the First-Priority Collateral Documents or any other agreement related thereto or to the collection of the First-Priority Obligations or the valuation, use, protection or release of any security for the First-Priority Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Priority Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05 of this Agreement, any borrowing or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Authorized Representative shall not accept any Common Collateral in full or partial satisfaction of any First-Priority Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Priority Obligations for whom such Collateral constitutes Common Collateral.

SECTION 4.02 Rights as a First-Priority Secured Party. The Person serving as the Applicable Authorized Representative hereunder shall have the same rights and powers in its capacity as a First-Priority Secured Party under any Series of First-Priority Obligations that it holds as any other First-Priority Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative and the term “First-Priority Secured Party” or “First-Priority Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Other First-Priority Secured Party” or “Other First-Priority Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary of the Company or other Affiliate thereof as if such Person were not the Applicable Authorized Representative hereunder and without any duty to account therefor to any other First-Priority Secured Party.

SECTION 4.03 Exculpatory Provisions.

(a) The Applicable Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the other First-Priority Collateral Documents. Without limiting the generality of the foregoing, the Applicable Authorized Representative:

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(i) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First-Priority Collateral Documents that the Applicable Authorized Representative is required to exercise; provided that the Applicable Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to any First-Priority Collateral Document or applicable law;

(iii) shall not, except as expressly set forth herein and in the other First-Priority Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the percentage of Controlling Secured Parties required for such action or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of the Company stating that such action is not prohibited by the terms of this Agreement. The Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of First-Priority Obligations unless and until notice describing such Event of Default is given to the Applicable Authorized Representative by the Authorized Representative of such First-Priority Obligations or the Company;

(v) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First-Priority Collateral Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First-Priority Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First-Priority Collateral Documents, (v) the value or the sufficiency of any Collateral for any Series of First-Priority Obligations, or (v) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Authorized Representative;

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(vi) shall not have any fiduciary duties or contractual obligations of any kind or nature under any Other First-Priority Agreement (but shall be entitled to all protections provided to the Applicable Authorized Representative therein);

(vii) with respect to the Credit Agreement, any Other First-Priority Agreement or any First-Priority Collateral Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation; and

(viii) may conclusively rely on any certificate of an officer of the Company provided pursuant to Section 5.02 of this Agreement.

(b) Each Secured Party acknowledges that, in addition to acting as the initial Applicable Authorized Representative, Credit Suisse AG, Cayman Islands Branch, also serves as Administrative Agent under the Credit Agreement and each First-Priority Secured Party hereby agrees not to assert any claim (including as a result of any conflict of interest) against Credit Suisse AG, Cayman Islands Branch, or any successor, arising from the role of Administrative Agent under the Credit Agreement so long as Credit Suisse AG, Cayman Islands Branch, or any such successor is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.

(c) The Initial Other Authorized Representative and the Initial Other First-Priority Secured Parties hereby waive any claim they may now or hereafter have against the Applicable Authorized Representative or any other First-Priority Secured Parties arising out of (i) any actions which the Applicable Authorized Representative (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with the ABL Intercreditor Agreement, any relevant First-Priority Collateral Documents, or any other agreement related thereto, or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (ii) any election by the Applicable Authorized Representative (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Company or any of its Subsidiaries, as debtor-in-possession.

SECTION 4.04 Reliance by Applicable Authorized Representative. The Applicable Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or

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intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Applicable Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Applicable Authorized Representative may consult with legal counsel (who may include, but shall not be limited to counsel for the Company or counsel for the Administrative Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05 Delegation of Duties. The Applicable Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other First-Priority Collateral Document by or through any one or more sub-agents appointed by the Applicable Authorized Representative. The Applicable Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Applicable Authorized Representative and any such sub-agent.

SECTION 4.06 Non-Reliance on Applicable Authorized Agent and Other First-Priority Secured Parties. Each First-Priority Secured Party acknowledges that it has, independently and without reliance upon the Applicable Authorized Representative, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First-Priority Secured Party also acknowledges that it will, independently and without reliance upon the Applicable Authorized Representative, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.07 Collateral and Guaranty Matters. Each of the First-Priority Secured Parties irrevocably authorizes the Applicable Authorized Representative, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Applicable Authorized Representative under any First-Priority Collateral Document in accordance with Section 2.04 of this Agreement or upon receipt of a written request from the Company stating that the release of such Lien is not prohibited by the terms of each then extant Secured Credit Document; and

(b) to release any Grantor from its obligations under the First-Priority Collateral Documents upon receipt of a written request from the Company stating that such release is not prohibited by the terms of each then extant Secured Credit Document.

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ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Applicable Authorized Representative or the Administrative Agent, to it as provided in the Credit Agreement;

(b) if to the Initial Other Authorized Representative, to it at as provided in the Initial Other First-Priority Agreement;

(c) if to any additional Other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Applicable Authorized Representative and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Other First-Priority Obligations. On or after the date hereof and so long as such obligations are permitted to be incurred under the Credit Agreement and are not prohibited by any Other First-Priority Agreement then in effect, the Company may from time to time designate obligations in respect of Indebtedness to be secured on a pari passu basis with the Other First-Priority Obligations then in effect under the applicable First-Priority Security Documents by delivering to the Applicable Authorized Representative and each Authorized Representative (a) a certificate signed by a Responsible Officer of the Company (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Other First-Priority Obligations for purposes hereof, (iii) representing that such designation of such obligations as Other First-Priority Obligations complies with the terms of the Credit Agreement and are not prohibited by any Other First-Priority Agreement then in effect and (iv) specifying the name and address of the Authorized Representative for such obligations and (b) a fully executed Other First-Priority Secured Party Consent (substantially in the form attached as Annex B).

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SECTION 5.03 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall not be prohibited by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (or its authorized agent) and the Company. Notwithstanding anything in this Section 5.03(b) to the contrary, this Agreement may be amended from time to time at the request of the Company, at the Company’s expense, and without the consent of any Authorized Representative or any First-Priority Secured Party to add other parties holding Other First-Priority Obligations (or any agent or trustee therefor) to the extent such obligations are not prohibited by any First-Priority Collateral Document. Each party to this Agreement agrees that (i) at the request (and sole expense) of the Company, without the consent of any First-Priority Secured Party, each of the Authorized Representatives shall execute and deliver an acknowledgment and confirmation of such modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications) and (ii) the Company shall be a beneficiary of this Section 5.03(b).

(c) Notwithstanding the foregoing, without the consent of any First-Priority Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 2.08 or 5.02 and, upon such execution and delivery, such Authorized Representative and the Other First-Priority Secured Parties and Other First-Priority Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First-Priority Collateral Documents applicable thereto.

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SECTION 5.04 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.05 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.06 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or via electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.08 Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 5.09 Submission to Jurisdiction; Waivers. The Applicable Authorized Representative and each Authorized Representative, on behalf of itself and the First-Priority Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Priority Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof and waives any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court;

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(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01 hereof;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First-Priority Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.09 any special, exemplary, punitive or consequential damages.

SECTION 5.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

SECTION 5.11 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12 Conflicts.

In the event of any conflict between the terms of this Agreement and the terms of any of the other Secured Credit Documents or First-Priority Collateral Documents, the terms of this Agreement shall govern.

SECTION 5.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Priority Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Other First-Priority Agreements), and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Priority Obligations as and when the same shall become due and payable in accordance with their terms.

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SECTION 5.14 Authorized Representatives. Each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Credit Agreement or the Initial Other First Priority Agreement, as applicable; and in so doing, neither the Authorized Representative under the Credit Agreement nor the Initial Other Authorized Representative shall be responsible for the terms or sufficiency of this Agreement for any purpose. Each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Credit Agreement or the Initial Other First Priority Agreement, as applicable.

SECTION 5.15 ABL Intercreditor Agreement and Applicable Authorized Representative.

(a) Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to any Authorized Representative pursuant to any First-Priority Collateral Document and (ii) the exercise of any right or remedy by any Authorized Representative (including in the capacity as the Applicable Authorized Representative) hereunder or thereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Common Collateral, are subject to the provisions of the ABL Intercreditor Agreement. As between the ABL Facility Secured Parties (as defined in the ABL Intercreditor Agreement), on the one hand, and the First-Priority Secured Parties, on the other hand, in the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern.

(b) The parties hereto agree and acknowledge that, until the Discharge of each Series of First-Priority Obligations has occurred, for purposes of the ABL Intercreditor Agreement, the Applicable Authorized Representative shall act as the Intercreditor Agent (as defined therein) (in such capacity the “Intercreditor Agent”) for each Series of First-Priority Secured Parties as a single class, and authorize the Applicable Authorized Representative to enter into (or amend, renew, extend, supplement, restate, replace, waive or otherwise modify) the ABL Intercreditor Agreement in the capacity of the Intercreditor Agent, and shall be entitled to exercise all rights, powers and remedies granted to the Intercreditor Agent (for itself in such capacity and on behalf of the Non-ABL Secured Parties (as defined in the ABL Intercreditor Agreement)) thereunder. Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on the Intercreditor Agent.

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SECTION 5.16 Junior Lien Intercreditor Agreement. The Credit Agreement Collateral Agent, the Administrative Agent, the Initial Other Authorized Representative and each other Authorized Representative hereby appoint the Credit Agreement Collateral Agent to act as agent on their behalf pursuant to and in connection with the execution of any intercreditor agreements governing any Liens on the Common Collateral junior to Liens securing the First-Priority Obligations that are incurred after the date hereof in compliance with the Secured Credit Documents. The Credit Agreement Collateral Agent, solely in such capacity under any such intercreditor agreements, shall take direction from the Applicable Authorized Representative with respect to the Common Collateral. If the Credit Agreement Collateral Agent shall resign or otherwise cease to serve as the collateral agent for the Credit Agreement Secured Parties, or if the Discharge of Credit Agreement Obligations shall have occurred, the Applicable Authorized Representative shall appoint a representative (which may be itself) to act as agent on behalf of each Authorized Representative pursuant to and in connection with the execution of any intercreditor agreements governing any Liens on the Common Collateral junior to Liens securing the First-Priority Obligations that are incurred after the date hereof in compliance with the Secured Credit Documents.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this First Lien/First Lien Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Applicable Authorized Representative

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Authorized Representative under the Credit Agreement

By:
Name:
Title:

By:
Name:
Title:

[ ], as Initial Other Authorized Representative

By:
Name:
Title

[First Lien/First Lien Intercreditor Agreement]

Annex A

to First Lien/First Lien Intercreditor Agreement

[Form of]

CONSENT OF GRANTORS

Dated: [                    ]

Reference is made to the First Lien/First Lien Intercreditor Agreement, dated as of [                    ], among Credit Suisse AG, Cayman Islands Branch, as Applicable Authorized Representative, Credit Suisse AG, Cayman Islands Branch, as Authorized Representative under the Credit Agreement, and [                    ], as Initial Other Authorized Representative (as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

Each of the Grantors party hereto has read the foregoing Intercreditor Agreement and consents thereto. Each of the Grantors party hereto agrees that it will not take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First-Priority Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. Each of the Grantors party hereto confirms that the foregoing Intercreditor Agreement is for the sole benefit of the First-Priority Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Each of the Grantors party hereto agrees to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Applicable Authorized Representative may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent of Grantors shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to the Grantors pursuant to this Consent of Grantors shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

[Signatures follow.]

IN WITNESS HEREOF, this Consent of Grantors is hereby executed by each of the Grantors as of the date first written above.

NEWPAGE INVESTMENT COMPANY LLC

By:
Name:
Title:

NEWPAGE CORPORATION

By:
Name:
Title:

[INSERT ADDITIONAL GRANTORS]

By:
Name:
Title:

Annex B

to First Lien/First Lien Intercreditor Agreement

[Form of]

Other First-Priority Secured Party Consent

[Date]

The undersigned is the Authorized Representative for Persons wishing to become Secured Parties (the “New Secured Parties”) under the First Lien/First Lien Intercreditor Agreement dated as of [                    ], among Credit Suisse AG, Cayman Islands Branch, as Applicable Authorized Representative, Credit Suisse AG, Cayman Islands Branch, as Authorized Representative under the Credit Agreement, and [                    ], as Initial Other Authorized Representative (as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

In consideration of the foregoing, the undersigned hereby:

(i) represents that the Authorized Representative has been duly authorized by the New Secured Parties to become a party to the Intercreditor Agreement on behalf of the New Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “New Secured Obligation”) and to act as the Authorized Representative for the New Secured Parties;

(ii) acknowledges that the Authorized Representative has received a copy of the Intercreditor Agreement;

(iii) accepts and acknowledges the terms of the Intercreditor Agreement applicable to it and the New Secured Parties and agrees to serve as Authorized Representative for the New Secured Parties with respect to the New Secured Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms thereof applicable to holders of Other First-Priority Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof as fully as if it had been a Secured Party on the effective date of the Intercreditor Agreement and agrees that its address for receiving notices pursuant to the Intercreditor Agreement shall be as follows:

[Address]

THIS OTHER FIRST-PRIORITY SECURED PARTY CONSENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Authorized Representative]

By:
Name:
Title:

EXHIBIT K

EBITDA ADJUSTMENTS PURSUANT TO THE SPONSOR MODEL

None.

EXHIBIT L

FORM OF

COMPLIANCE CERTIFICATE

for the [fiscal quarter] [fiscal year] ended             (“the fiscal period”)

I, the undersigned, the [Chief Financial Officer]1 of NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that, as required by Section 5.04(c) of the Asset-Based Revolving Credit Agreement dated as of February 11, 2014, by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, the Borrower, EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”):

(i.)	[No Default or Event of Default has occurred] [A Default or Event of Default has occurred, and a description of (a) the nature and extent thereof and (b) any corrective action taken or proposed to be taken with respect thereto is set forth on Annex 1 attached hereto];

(ii.)	[The Borrower is in compliance with Section 6.10 of the Credit Agreement as demonstrated in the calculations set forth on Annex 2 attached hereto][2]

(iii.)	[The calculation of Availability and Excess Availability as of the end of the fiscal period is set forth on Annex 2, attached hereto][3];

(iv.)	[A certificate of the accounting firm opining on or certifying the financial statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default is included in Annex 3][4];

(v.)	The following entities qualify as Immaterial Subsidiaries and represent all Immaterial Subsidiaries and all such Subsidiaries in the aggregate do not exceed the limitations set forth in clause (b) of the definition of the term “Immaterial Subsidiary”[5]:

[1]	Certificate to be delivered by a “Financial Officer.” “Financial Officer” means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.
[2]	Commencing with the fiscal quarter ending [March 31], 2014, include if compliance with Section 6.10 of the Credit Agreement is applicable at the end of such fiscal period.
[3]	Include with fiscal year end financial statements.
[4]	Include with fiscal year end financial statements only if the accounting firm is not restricted from providing such a certificate by its policies. If included such certificate may be limited to accounting matters and disclaim responsibility for legal interpretation.
[5]	Each Subsidiary set forth on this list must qualify as an Immaterial Subsidiary and all such Subsidiaries in the aggregate may not exceed the limitation set forth in clause (b) of the definition of “Immaterial Subsidiary” in the Credit Agreement.

(vi.)	The following entities qualify as Unrestricted Subsidiaries and represent all Unrestricted Subsidiaries:

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

[Signature Page Follows]

In WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of                     , 20    .

NEWPAGE CORPORATION

By:
Name:
Title:

Financial Statements Attached:

Internal Company Statements for the [fiscal quarter] [fiscal year]6 ended 20    : Consolidated balance sheet and related statements of operations, cash flows and owners’ equity.

[6]	Audited financial statements

[Signature Page to Compliance Certificate]

EXHIBIT L

Annex 1

[EVENT OF DEFAULT – CORRECTIVE ACTIONS]

EXHIBIT L

Annex 2

[COMPLIANCE WITH FINANCIAL COVENANT AND CALCULATION OF AVAILABILITY AND EXCESS AVAILABILITY]

1.	Compliance with Section 6.10 of the Credit Agreement[7]

2.	Calculation of Availability and Excess Availability[8]

[7]	Commencing March 31, 2014, include if compliance with Section 6.10 of the Credit Agreement is applicable at the end of such fiscal period.
[8]	Include commencing March 31, 2014.

EXHIBIT L

Annex 3

[CERTIFICATE OF ACCOUNTING FIRM]9

[9]	For delivery of annual financial statements – to state whether knowledge has been obtained during the course of the accounting examination of any Default or Event of Default.

EXHIBIT M

FORM OF

CERTIFICATION OF CONSOLIDATED

ANNUAL BUDGET

I, the undersigned, am the [Chief Financial Officer]1 of NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), and in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that, as required by Section 5.04(e) of the Asset-Based Revolving Credit Agreement dated as of February 11, 2014, by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, the Borrower, EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”):

The annual budget for fiscal year 20            is based on assumptions I believe to be reasonable as of the date hereof.

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Credit Agreement.

In WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of             ,             .

NEWPAGE CORPORATION

By:
Name:
Title:

Budgeted Financial Statements for Fiscal 20     attached:

Consolidated Statement of Projected Income

Projected Consolidated Balance Sheet

Consolidated Statement of Projected Cash Flows

Description of assumptions underlying consolidated annual budget

[1]	Certificate to be delivered by a “Financial Officer”. “Financial Officer” means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

EXHIBIT N

SHARED SERVICES AGREEMENT TERM SHEET

SERVICES AGREEMENT TERM SHEET

TRANSACTION GENERALLY

Set forth below are the significant terms of the Services Agreement (the “Agreement”) to be entered into by and among Verso Paper Corp. (“Verso”), NewPage Investment Company LLC (“NewPage Parent”) and NewPage Corporation (“NewPage”) in connection with the consummation of the transactions (the “Transaction”) contemplated by that certain Merger Agreement by and among NewPage Parent, NewPage, Verso, NewPage Holdings, Inc., Verso Paper Holdings One LLC, Verso Paper Finance Holdings LLC, and Verso Paper Holdings, LLC and the other parties and guarantors named therein. Under the Agreement Verso may provide or cause to be provided to NewPage certain services in the categories set forth below as from time to time may be added to or deleted pursuant to the terms of the Agreement.

Parties	Verso, NewPage Parent and NewPage.

Effective Date	As of the closing date of the Transaction (the “Effective Date”).

ONGOING SERVICES

Shared Services	From and after the Effective Date, Verso may, or may cause one or more of its subsidiaries or third-party service providers to, provide to NewPage and its subsidiaries those corporate and other shared services set forth on Exhibit A hereto (the “Shared Services”).

COST ALLOCATION; SYNERGIES

Implementation Costs	Costs incurred in the implementation of the expected synergies from the Transaction and resultant combination of the Verso and NewPage businesses (e.g., severance payments, information technology expenses, etc.) shall be allocated 1/3 to Verso and 2/3 to NewPage. Provided, however, that in no event shall the total amount of such implementation costs allocated to NewPage exceed fifty-five million dollars ($55,000,000.00) per annum.

Shared Services Costs

If Verso provides a Shared Service to NewPage, NewPage shall pay Verso an amount for such Shared Service equal to the Pre-Transaction Cost.

“Pre-Transaction Cost” means, with respect to any received Shared Service, the all-in cost incurred or paid by NewPage for the identical or substantially equivalent service or function on an average basis over the twelve-month period prior to the Effective Date, which may include fully-fringed employee costs, reasonable allocation of direct and indirect corporate and related overhead and other, similar costs, in each case as determined in the good faith, reasonable commercial judgment of Verso.

Synergies	100% of the realized synergies and related cost savings resulting from the Transaction and resultant combination of the Verso and NewPage businesses (“Synergies”) shall be for the benefit of Verso, and, to the extent realized by NewPage, shall be paid by NewPage to Verso as set forth below. For the avoidance of doubt, reductions in the cost of raw materials and/or logistics/transportation achieved due to Synergies or other economies of scale or purchasing efficiencies resulting from the Transaction shall constitute compensable Synergies hereunder (it being understood that Verso shall not procure such raw materials or transportation/logistics services as an agent of NewPage).

Make-Whole Payments

From the Effective Date until the final maturity of the longest-dated indebtedness of NewPage, in the event that a party experiences a reduction in production capacity (“Reducing Party”) that exceeds 10% relative to such party’s production capacity immediately prior to the Effective Date (such amount of capacity the “Relevant Capacity”), a “Triggering Event” will be deemed to have occurred.

Upon a Triggering Event, if the party that did not experience the capacity reduction (“Non-Reducing Party”) realizes an increase in tons sold in any of the four subsequent quarters, as compared to the amount of tons sold prior to the Triggering Event (the “Excess Amount”), of at least 10% of the Relevant Capacity, then the Non-Reducing Party will pay to the Reducing Party, the lesser of (i) $75 multiplied by the Excess Amount divided by four and (ii) the amount of EBITDA attributable by the Reducing Party to the Relevant Capacity, in the four quarters prior to the to the Triggering Event, divided by four. Such amounts will be paid quarterly, in arrears, 60 days after the conclusion of such quarter.

Allocation Methodology Evaluation	No less often than annually, the Steering Committee shall meet to evaluate and determine whether the allocation methodologies then in existence accurately reflect the performance and use of services by Verso or NewPage. The Steering Committee shall evaluate the services being performed and used and shall determine whether the allocation methodologies then in existence require adjustment and, upon a determination that an adjustment is required, shall have the authority to effect such adjustment. Each of Verso and NewPage shall cooperate with the Steering Committee in the aforementioned process, including making appropriate personnel and materials available to the Steering Committee. In the event that either Verso or NewPage disagrees with the allocation methodologies determined by the Steering Committee, the dispute resolution procedures set forth below shall apply.

Non-Cash Cost Allocation	Any non-cash costs caused by, incurred or otherwise arising from or relating to the Shared Services shall be allocated to Verso and NewPage for financial statement purposes only, without any corresponding cash reimbursement required, in accordance with generally accepted accounting principles and based on the otherwise applicable allocation methodology, if any.

2

Monthly Estimate Statements & Capital Expenditure and Synergy Invoices

Prior to the first day of each month during the term of the applicable service, Verso shall (i) estimate (or calculate, as applicable) the costs of the services to be provided for such month, which shall be based upon an annual budget as previously agreed between Verso and NewPage (the “Estimated Monthly Payment”) and (ii) prepare and issue invoices for such Estimated Monthly Payment to be paid by NewPage, which invoices shall be delivered on the first day of each month (or as promptly as practicable thereafter). Not later than five (5) business days following delivery of an invoice for the Estimated Monthly Payment, NewPage shall promptly pay to or as directed by Verso the Estimated Monthly Payment. NewPage may elect to cause all or a portion of the Estimated Monthly Payment to be satisfied by one or more of its subsidiaries.

With respect to Synergies, Verso shall invoice NewPage for 100% of realized Synergies within ten (10) days following the end of each month during the term of the Agreement. Such invoice shall include the amount of the realized Synergy or Synergies and reasonable supporting detail. NewPage shall, or shall cause one or more of its subsidiaries to, pay to Verso the amount of such invoiced Synergies within five (5) business days following NewPage’s receipt of each such invoice. (At Verso’s election, Synergy invoicing for the last month in any quarter may instead be included within the Quarterly True-Up Statement referred to below.)

Quarterly True-Up Statements	Within a month and ten (10) days following the end of each quarter during the term of the applicable service, Verso shall furnish NewPage with a written statement comparing the aggregate Estimated Monthly Payments previously invoiced to and paid by NewPage for such prior quarter with the actual costs allocable to NewPage as provided above for all services provided to NewPage or its subsidiaries for such prior quarter. Such statement shall also include the calculation with reasonable supporting detail, or the amount owing and payable by Verso to NewPage, as a result of such true-up. At its election, Verso may also include the amounts of any compensable Synergies due and payable from NewPage for the last month in any quarter in any Quarterly True-Up Statement.

Determination and Payment

Unless written objection to any Quarterly True-Up Statement is received by Verso from NewPage within ten (10) days of Verso’s delivery thereto of such Quarterly True-Up Statement, such Quarterly True-Up Statement shall be final and binding. In the event NewPage provides timely notice that it disputes all or any portion of any Quarterly True-Up Statement, the dispute resolution procedures set forth below shall govern the resolution of such dispute.

The undisputed portion of any amounts owing and payable pursuant to any Quarterly True-Up Statement shall be accounted for in the Monthly Estimate Statement for the calendar month immediately following the last month covered by such Quarterly True-Up Statement by (i) increasing the amount otherwise owing and payable thereunder, in the case of amounts owing from NewPage under such Quarterly True-Up Statement or (ii) reducing the amount otherwise owing and payable thereunder, in the case of amounts owing to NewPage under such Quarterly True-Up Statement, in each case on a dollar-for-dollar basis.

3

SERVICE MANAGEMENT

Steering Committee	In order to monitor, coordinate and facilitate implementation of the terms and conditions of the Agreement, Verso and NewPage shall establish a “Steering Committee” consisting of at least one executive officer from each of Verso and NewPage and whereby each of Verso and NewPage is equally represented (provided that the chairman of the Steering Committee shall in all cases be deemed a representative of both Verso and NewPage for purposes of determining equal representation on the Steering Committee). The initial Steering Committee representatives shall be the Chief Financial Officer, who shall also serve as the initial chairman of the Steering Committee, a divisional financial representative of Verso and a divisional financial representative of NewPage. The Steering Committee representatives shall meet at least quarterly (or more frequently if needed or reasonably requested by a representative) during the term of the Agreement to determine the services to be provided and the payments to be made pursuant to the Agreement. Such determination with respect to the services to be provided shall include the scope, manner, level, and place or places where such services shall be provided. If the members of the Steering Committee are unable (whether by majority vote or in such other manner as the members of the Steering Committee decide) to determine whether a service is to be provided, or the scope, manner, level and place or places at which such service shall be provided, such service shall not be provided until such time as the members of the Steering Committee determine the relevant matters. The Steering Committee representative(s) for each party shall stay reasonably apprised of the activities of the employees, agents and contractors of such party who are providing or receiving the services in order to maximize efficiency in the provision and receipt of the services.

Additional Services	NewPage may, from time to time, request additional services that are not listed in the Agreement. The parties agree to negotiate in good faith the terms and conditions by which Verso would be willing to perform such additional services, if at all.

Changes to Services

The parties may agree to modify the terms and conditions of Verso’s performance of any service in order to reflect new procedures, processes or other methods of providing such service. The parties will negotiate in good faith the terms and conditions upon which Verso would be willing to implement such change.

Verso may make: (i) changes to the process of performing a particular service that do not adversely affect the benefits to NewPage of Verso’s provision or quality of such service in any material respect or increase NewPage’s allocated costs for such service; (ii) emergency changes in the manner in which a particular service is provided on a temporary and short-term basis; and/or (iii) changes to a particular service in order to comply with applicable law or regulatory requirements, in each case without obtaining the prior consent of NewPage.

4

Service Quality	Verso shall perform the services for NewPage (i) with reasonable care and skill, (ii) in a manner and quality and with a standard of care and scope that are consistent in all material respects with Verso’s and such subsidiaries’ current practice in performing the services for the business and (iii) on a priority basis that is not materially lower in the aggregate than with respect to any similar services that are provided to Verso or any of its affiliates. Verso shall use commercially reasonable efforts to provide services to NewPage throughout the term without material interruption. Verso shall and shall instruct and use commercially reasonable efforts to cause its affiliates, representatives, contractors, invitees and licensees to, in all material respects, provide the services in accordance with any applicable laws affecting or relating to the provision of the services.

ADDITIONAL TERMS

Term	Subject to the termination provisions set forth below, the initial term for the ongoing services shall commence as of the Effective Date and shall continue until the 3-year anniversary of such date, provided that on such expiration date and each subsequent anniversary of such expiration date, the term shall be automatically extended for one additional year unless Verso or NewPage provides written notice to the contrary to the other party at least ninety (90) days prior to such expiration date (or any such anniversary, as applicable).

Termination

The Agreement shall terminate with respect to any or all services at the written election of the non-defaulting party upon the occurrence of an Event of Default under the Agreement when the time to cure has lapsed. In addition, NewPage may terminate its receipt of any service for its convenience, without cause, by giving the providing party written notice not less than thirty (30) days prior to the effective date of such termination. No such termination shall affect NewPage’s obligation to make payment to Verso for Synergies as set forth above.

An “Event of Default” shall exist with respect to Verso if Verso shall fail to perform or comply with, in any material respect, any of the covenants, agreements, terms or conditions contained in the Agreement applicable to Verso and such failure shall continue for a period of thirty (30) days after written notice thereof from NewPage to Verso specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Verso fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days after the initial delivery of written notice from NewPage with respect to such failure.

An “Event of Default” shall exist with respect to NewPage if NewPage shall (i), unless subject to a good faith dispute, fail to make any monetary payment requiredunder the Agreement on or before the due date recited therein and such failure

5

continues for thirty (30) business days after written notice from Verso specifying such failure, (ii) fail to perform or comply with, in any material respect, any of the other covenants, agreements, terms or conditions contained in the Agreement applicable to NewPage and such failure shall continue for a period of thirty (30) days after written notice thereof from Verso to NewPage specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if NewPage fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter or (iii) consummate a Change of Control Transaction.

A “Change of Control Transaction” shall mean any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (i) any person or group, except Apollo or any of its respective affiliates, acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding equity of NewPage or (ii) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of NewPage and its subsidiaries to any person or group (including any liquidation, dissolution or winding up of the affairs of NewPage, or any other distribution made, in connection therewith), except Apollo or any of its respective affiliates.

An “Event of Default” shall exist with respect to a party if such party (i) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property, (ii) makes a general assignment for the benefit of creditors, (iii) is adjudicated bankrupt or insolvent or (iv) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

Effects of Termination	Within 15 days of termination, NewPage shall pay all accrued and unpaid amounts due to Verso unless subject to a good faith dispute. Verso and its subsidiaries shall provide reasonable assistance to transfer the applicable services to NewPage or a new third party provider at the expense of NewPage.

Taxes	All applicable sales, use, value added, GST, transfer, receipts, consumption or other similar taxes chargeable on services provided for under the Agreement together with any interest, penalties or amounts imposed with respect thereto (“Service Taxes”), regardless of whether such Service Taxes are added retroactively or subsequently imposed in connection with any tax audit, claim, assessment or other tax proceeding, shall be payable by Verso in the event that such Service Taxes relate to services provided by a third party (and Verso shall be entitled to any recovery or credit in relation thereto).

6

Indemnity

NewPage shall indemnify, defend and hold harmless Verso, its affiliates, subsidiaries and its and their respective officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with Verso’s and/or its subsidiaries’ provision of the services to NewPage and/or its subsidiaries, except to the extent caused by the gross negligence or willful misconduct of Verso.

Verso shall promptly provide NewPage with written notice of any claim, action or demand for which indemnity is claimed. NewPage shall be entitled to control the defense of any action; provided, that Verso may participate in any such action with counsel of its choice at its own expense; and provided, further, that NewPage shall not settle any claim, action or demand without the prior written consent of Verso, such consent not to be unreasonably withheld or delayed. Verso shall reasonably cooperate in the defense as NewPage may request and at NewPage’s expense.

In no event shall any party, its affiliates and/or its or their respective directors, officers, employees, representatives or agents be liable for any (i) indirect, incidental, special, exemplary, consequential or punitive damages or (ii) damages for, measured by or based on lost profits, diminution in value, multiple of earnings or other similar measure.

Warranties	Verso shall make no warranty, express or implied, with respect to any or all of the services provided under the Agreement.

Confidentiality	NewPage’s materials and/or information that may be provided to Verso in connection with the Agreement and Verso’s materials and/or information provided to NewPage in connection with the Agreement are proprietary trade secrets and confidential information (“Confidential Information”) of NewPage and Verso, respectively. Each party (a “non-disclosing party”) agrees not to (i) disclose Confidential Information of the other party (a “disclosing party”) to any third party other than its affiliates and such affiliates’ officers, directors, employees, partners, members, agents and advisors (including without limitations attorneys, accountants, consultants, bankers and financial advisors (collectively “Representatives”) who need to know such information in connection with the Agreement and who are bound to keep it confidential or (ii) use Confidential Information except as necessary to perform its obligations under the Agreement, in either case without the express written consent of the disclosing party. Further, each party shall be responsible for any breaches of the confidentiality provisions of the Agreement by its Representatives. Promptly upon the written request of a party (except as may be required to be maintained by law, regulation or professional standard), all Confidential Information of such party shall be returned or destroyed and NewPage shall terminate and shall cause its employees, agents and Representatives to terminate all access to any and all Verso computer systems; provided, however, that each party may keep archival copies of any Confidential Information for legal and compliance purposes as to comply with any bona fide records retention policy. These confidentiality provisions shall survive the expiration or earlier termination of the Agreement.

7

“Confidential Information” shall not be deemed to include, and neither party shall have any confidentiality obligations with respect to, any information which (i) was known by the non-disclosing party or its Representatives on a non-confidential basis at the time disclosed by the disclosing party; (ii) was known or becomes known by the public without any violation by the non-disclosing party or its Representatives; (iii) is disclosed lawfully to the non-disclosing party by another person; (iv) is developed independently by the non-disclosing party without reference to the other party’s Confidential Information; or (v) is required by law or court order to be dis-closed by the non-disclosing party; provided that to the extent permitted by law the non-disclosing party notifies the disclosing party of such requirement and cooperates with the disclosing party at the disclosing party’s sole expense as the disclosing party may reasonably request to resist such disclosure.

Ownership and Licensing of Intellectual Property	If, in connection with its provision of the services, either party provides, or provides access to, the other party and/or its affiliates any intellectual property owned by such party, it shall grant the other party, during the term of the Agreement, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid up license to such intellectual property, solely to the extent necessary to receive the services in accordance with the Agreement. To the extent that either party provides, or provides access to, the other party and/or its affiliates any intellectual property not owned by such party or its affiliates such party shall grant to the other party and/or its affiliates, during the term of the Agreement, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid-up sublicense to such intellectual property, solely to the extent necessary to provide or receive the services in accordance with the Agreement; provided that any other party’s and its affiliates’ access to, use of and rights for such third-party intellectual property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such intellectual property, which terms and conditions were disclosed or otherwise made available to such party by the other party. Upon the termination or expiration of any element or sub-element of the service pursuant to the Agreement, the license or sublicense, as applicable, to the relevant intellectual property provided in connection with that element or sub-element will automatically terminate; provided, however, that all licenses and sublicenses granted under the Agreement shall terminate immediately upon the expiration or earlier termination of the Agreement in accordance with the terms thereof.

Network Access and Security	All interconnectivity by Verso to the computing systems and/or networks of NewPage and all attempts at such interconnectivity, shall be only through the security gate-ways/firewalls of the parties; provided, that, during the term of the Agreement, NewPage may transition any such computing systems and/or networks to such security gateways/firewalls as determined by NewPage, and, subject to the limitations set forth in the following provisos to this sentence, Verso shall provide commercially reasonable cooperation to NewPage in connection with such transition, provided that NewPage shall reimburse Verso for its reasonable costs or expenses incurred in relation to such cooperation.

8

Neither party shall access, and the parties will take reasonable actions designed to prevent unauthorized persons to access, the computing systems and/or networks of the other party without the other party’s express written authorization or except as otherwise authorized or reasonably required by the other party pursuant to the Agreement, and any such actual or attempted access shall be consistent with any such authorization or the Agreement.

The parties shall use commercially reasonable efforts to maintain, and update pursuant to a commercially reasonable schedule, and more frequently in response to specific threats that become known from time to time, a virus detection/scanning program in connection with the connectivity by NewPage to Verso computing systems and/or networks, which shall be consistent in all material respects with that used by such parties immediately prior to the closing date of the Transaction.

Verso shall use commercially reasonable efforts to maintain a prudent security program, consistent in all material respects with that used by Verso immediately prior to the Effective Date, including appropriate physical, electronic and procedural safeguards, designed to (i) maintain the security and confidentiality of Verso’s systems and confidential information of NewPage on Verso’s systems, (ii) protect against any threats or hazards to the security or integrity of Verso’s systems including the confidential, non-public and proprietary information of NewPage on Verso’s systems, and (iii) prevent unauthorized access to or use of Verso’s systems, including the confidential, non-public and proprietary information of NewPage on Verso’s systems. NewPage shall comply with all physical, electronic, and procedural security policies and procedures maintained by Verso pursuant to the Agreement that have been made available by Verso to NewPage.

Assignment	The Agreement shall not be assigned or transferred by any party without the prior written consent of the other parties; provided, however, the Agreement may be collaterally assigned to either the Verso or NewPage lenders as the case may be. Notwithstanding the foregoing, (i) Verso shall have the right to delegate or subcontract its obligations under the Agreement, including, without limitation, to any subsidiary or third party service provider; provided that any such delegation or subcontracting shall not relieve Verso of its obligations under the Agreement and (ii) NewPage shall have the right to cause any services provided hereunder to be provided to any of NewPage’s subsidiaries in NewPage’s sole discretion.

Amendment	The Agreement may only be amended in writing, signed by all the parties.

Governing Law and Jurisdiction	The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

9

Each party shall irrevocably submit to the jurisdiction of any federal court in the State of Delaware (or, solely if such courts decline jurisdiction, in any state court located in the State of Delaware) any action arising out of or relating to the Agreement, and shall irrevocably agree that all claims in respect of such action may be heard and determined in such court. Each party shall irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action. The parties shall further agree, (A) to the extent permitted by law, that final and unappealable judgment against either of them in any action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (B) that service of process upon such party in any action or proceeding shall be effective if notice is given in accordance with the terms of the Agreement.

Dispute Resolution

Each of NewPage and Verso agrees to use its reasonable best efforts to resolve disputes under the Agreement by a negotiated resolution between the parties or as provided for in the Agreement.

In the event of a dispute under the Agreement, either NewPage or Verso may give a notice to the other party requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each party shall submit to the other party a written statement setting forth such party’s description of the dispute and of the respective positions of the parties on such dispute and such party’s recommended resolution and the reasons why such party feels its recommended resolution is fair and equitable in light of the terms and spirit of the Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a party pursuant thereto may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. Any such meeting may be conducted by teleconference.

Not later than thirty (30) days after the commencement of good-faith negotiations, if the Steering Committee renders an agreed resolution on the matter in dispute, then both NewPage and Verso shall be bound thereby. If the Steering Committee has not resolved the matter in dispute within thirty (30) days after the commencement of good-faith negotiations, either NewPage or Verso may submit the dispute to any federal court in the State of Delaware in accordance with the terms of the Governing Law and Jurisdiction provisions of the Agreement.

10

No Right of Set-Off	No party shall have any right to set-off or offset any obligation or payment due to the other party pursuant to the terms of the Agreement against any obligation or payment due or owing to such party pursuant to the terms of the Agreement.

Force Majeure	No party to the Agreement (or any person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under the Agreement or, unless otherwise expressly provided therein, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of force majeure. The party claiming the benefit of such provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other party of the nature, extent and expected duration of any such force majeure condition and (ii) use its reasonable best efforts to remove any such causes and resume performance under the Agreement as soon as feasible. NewPage shall not be required to pay for any suspended services during which such services are not being provided to NewPage. Verso agrees that if it experiences any shortage, interruption, delay, inadequacy or limitation in the availability of any service by reason of force majeure and is unable to fulfill NewPage’s requirements for such services, Verso shall treat NewPage no less favorably than any other similarly situated business in the allocation by Verso between such businesses and NewPage of such affected service and in a manner consistent with past practice. If Verso’s performance of any services is suspended or rendered impractical by reason of force majeure for a period in excess of 30 days, then NewPage shall have the right to terminate the Agreement with respect to such services immediately upon written notice to Verso.

11

Exhibit A

Shared Services

Operations and Infrastructure

Procurement Services

Manufacturing Services

Accounting Services

Human Resources Services

Tax Services

Treasury and Insurance Services

Internal Legal Services

Security Services

Audit Services

Controller Services

Corporate Affairs Services

Rent and Real Estate Administration Services

Distribution and Customer Services

Technology Services

Communications and Marketing Services

Third Party Legal Services

Financial Analysis and Planning Services

New Ventures, R&D and Business Development Services

Intellectual Property Services

12

EXHIBIT O-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Asset-Based Revolving Credit Agreement dated as of February 11, 2014, by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name: Title:

[Address]

Dated:                     , 20[     ]

EXHIBIT O-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Asset-Based Revolving Credit Agreement dated as of February 11, 2014, by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name: Title:

[Address]

Dated:                     , 20[    ]

EXHIBIT O-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Asset-Based Revolving Credit Agreement dated as of February 11, 2014, by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) and Section 10.04(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) with respect to such participation, it is not a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name: Title:

[Address]

Dated:                     , 20[    ]

EXHIBIT O-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Asset-Based Revolving Credit Agreement dated as of February 11, 2014, by and among NEWPAGE INVESTMENT COMPANY LLC, a Delaware limited liability company, NEWPAGE CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE SUBSIDIARIES OF THE BORROWER party thereto, as Subsidiary Loan Parties, the LENDERS party thereto from time to time, BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Barclays as collateral agent and BMO HARRIS BANK N.A. as co-collateral agent for the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) and Section 10.04(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name: Title:

[Address]

Dated:                     , 20[    ]

SCHEDULES TO

$350,000,000

ASSET-BASED REVOLVING CREDIT AGREEMENT

Dated as of February 11, 2014,

Among

NEWPAGE INVESTMENT COMPANY LLC,

as Holdings,

NEWPAGE CORPORATION,

as Borrower,

EACH OF THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as Subsidiary Loan Parties,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC.,

as Administrative Agent,

BARCLAYS BANK PLC,

as Collateral Agent,

BMO HARRIS BANK N.A.,

as Co-Collateral Agent,

and

BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC, UBS SECURITIES LLC, BMO CAPITAL MARKETS CORP. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers

NOTE: ALL CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN HAVE THE MEANINGS ASCRIBED THERETO IN THE ASSET-BASED REVOLVING CREDIT AGREEMENT REFERRED TO ABOVE.

SCHEDULE 1.01A

ACCEPTABLE APPRAISERS

1.	Great American Group Advisors & Valuation Services, LLC

2.	Gordon Brothers Group

3.	Hilco Appraisal Services

SCHEDULE 1.01B

CERTAIN SUBSIDIARIES

1.	Chillicothe Paper Inc.

2.	Consolidated Water Power Company

3.	NewPage Energy Services LLC

4.	Rumford GIPOP Inc.

5.	Upland Resources, Inc.

SCHEDULE 1.01C

MORTGAGED PROPERTIES

ID #/ SL #	Mill name	Property Name / Type	Address	City	State/ Province	Owner
D1	Duluth	Duluth, Minnesota (Paper & Recycled Mill)	100 N. Central Ave.; Duluth, MN 55807	Duluth	MN	NewPage Wisconsin System Inc.
B1, B2, B3	Biron	Biron, Wisconsin	621 N. Biron Dr., Wisconsin Rapids, WI 54494 - Map B - Main Biron Mill Facility; Biron Mill Log Storage; Main R&D Facility; Additional R&D Property	Biron	WI	NewPage Wisconsin System Inc.
B3	Biron	Biron, Wisconsin	300 N. Biron Dr.; Wisconsin Rapids, WI 54494	Biron	WI	NewPage Wisconsin System Inc.
E1	Escanaba	Escanaba Mill	7100 County 426 M.5 Road, Escanaba, Delta County, MI	Escanaba	MI	Escanaba Paper Company
W11	Wickliffe	Wickliffe Mill and Associated Real Property	1724 Westvaco Road, Wickliffe, Ballard County, KY	Wickliffe	KY	Wickliffe Paper Company LLC
W12	Wickliffe	Wickliffe Mill and Associated Real Property	Westvaco Road, Wickliffe, Ballard County, KY	Wickliffe	KY	Wickliffe Paper Company LLC
W14	Wickliffe	Wickliffe Mill and Associated Real Property	Mill-Ballard County Landfill (Pending Closure), Wickliffe, Ballard County, KY	Wickliffe	KY	Wickliffe Paper Company LLC
SP3	Stevens Pt	Parking lot (upper one)	2408.32.2019.34	Stevens Point	WI	NewPage Wisconsin System Inc.
SP4	Stevens Pt	Parking lot (upper one)	2408.32.2019.36	Stevens Point	WI	NewPage Wisconsin System Inc.
SP10	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.29	Stevens Point	WI	NewPage Wisconsin System Inc.
SP11	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.34	Stevens Point	WI	NewPage Wisconsin System Inc.
SP12	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.36	Stevens Point	WI	NewPage Wisconsin System Inc.
SP13	Stevens Pt	lot on Water St - Says Stora Enso, Wis Rapids	2408.32.3002.37	Stevens Point	WI	NewPage Wisconsin System Inc.
SP14	Stevens Pt	Mill	2408.32.3002.55	Stevens Point	WI	NewPage Wisconsin System Inc.
SP15	Stevens Pt	Mill - Across Wis St	2408.32.3007.07	Stevens Point	WI	NewPage Wisconsin System Inc.
SP16	Stevens Pt	Mill - Across Wis St	2408.32.3008.02	Stevens Point	WI	NewPage Wisconsin System Inc.
SP17	Stevens Pt	Mill - Across Wis St	2408.32.3013.15	Stevens Point	WI	NewPage Wisconsin System Inc.

ID #/ SL #	Mill name	Property Name / Type	Address	City	State/ Province	Owner
SP20	Stevens Pt	Stevens Point, Wisconsin (Water Renewal Center)	2690 W River Dr, Stevens Point, Wisconsin 54481	Stevens Point	WI	NewPage Wisconsin System Inc.
37	Luke	Luke Mill	*Section D Drawing No. P17304, Westvaco Property Located on Green Mountain, dated 7/14/87, prepared by CR. Smith	Mineral County	WV	Luke Paper Company
40	Luke	Luke Mill	Warehouse/State Route 135, McCoole, Allegany County, MD	McCoole	MD	Luke Paper Company
50	Luke	Luke Warehouse/Distribution Facilities Owned by Acquired Companies	Finished Products Warehouse, Luke, MD	Luke	MD	Luke Paper Company
L60	Luke	Luke	Allong W MD RWY Luke St Cromwell St & Pratt	Allegany	MD	Luke Paper Company
L61	Luke	Luke	115 Pratt St Lot 8	Allegany	MD	Luke Paper Company
L75	Luke	Luke	PT Closed Commercrestcest Running N/W Fr RT 135 at Luke	Allegany	MD	Luke Paper Company
L77	Luke	Luke	PT Closed Cromwell LL St at Luke	Allegany	MD	Luke Paper Company
L78	Luke	Luke	PT Closed Alley at Luke Running N/W Fr Intr With Cromwell St	Allegany	MD	Luke Paper Company
L79	Luke	Luke	PT of Closed Alley EY At Luke	Allegany	MD	Luke Paper Company
L89	Luke	Luke	408 Pratt St Pt Lot 199 87	Allegany	MD	Luke Paper Company
L92	Luke	Luke	113 W/S Pratt St Lot 7	Allegany	MD	Luke Paper Company
L93	Luke	Luke	323 Pratt St PT LT 152	Allegany	MD	Luke Paper Company
L102	Luke	Luke	420 Pratt St Lot 205	Allegany	MD	Luke Paper Company
L103	Luke	Luke	319 E/S Fairview St St Lot 150	Allegany	MD	Luke Paper Company
L105	Luke	Luke	325 Pratt St Lot 153 PT 154	Allegany	MD	Luke Paper Company
L117	Luke	Luke	418 Prat St Lot 204	Allegany	MD	Luke Paper Company
L128	Luke	Luke	402 Pratt St Lot 196 90	Allegany	MD	Luke Paper Company
L129	Luke	Luke	426 Pratt St Lot 208 71	Allegany	MD	Luke Paper Company
L130	Luke	Luke	317 Pratt St Lot 149	Allegany	MD	Luke Paper Company
L132	Luke	Luke	E/S Pratt St PT Lot 200 85	Allegany	MD	Luke Paper Company
L133	Luke	Luke	E/S Pratt St Lot 201	Allegany	MD	Luke Paper Company
L138	Luke	Luke	Pratt, Commerce, Cromwell & Jefferson STS	Allegany	MD	Luke Paper Company
L141	Luke	Luke	199 Pratt St Lot 1	Allegany	MD	Luke Paper Company
L147	Luke	Luke	W/S Cromwell St Lot 78 PT 77	Allegany	MD	Luke Paper Company
L148	Luke	Luke	W/S Cromwell St PT LTS 72 Thru 76	Allegany	MD	Luke Paper Company
L151	Luke	Luke	County Rd at Franklin	Allegany	MD	Luke Paper Company

ID #/ SL #	Mill name	Property Name / Type	Address	City	State/ Province	Owner
L154	Luke	Luke	Pratt St Lts 192 thru 195	Allegany	MD	Luke Paper Company
L156	Luke	Luke	Above Westernport	Allegany	MD	Luke Paper Company
L157	Luke	Luke	116 Cromwell St Lots 113-114	Allegany	MD	Luke Paper Company
L158	Luke	Luke	Fairview St Pt Lot 635	Allegany	MD	Luke Paper Company
L159	Luke	Luke	Fairview St Pt Lot 635	Allegany	MD	Luke Paper Company
L160	Luke	Luke	Fairview St Pt Lot 641-642	Allegany	MD	Luke Paper Company
L162	Luke	Luke	Adj N/S 69 Nullan Avn Pt Lots 40-41-42 Spangler	Allegany	MD	Luke Paper Company
L170	Luke	Luke	N Concrete Steps	Allegany	MD	Luke Paper Company
L173	Luke	Luke	S. Mullan Ave W of Spangler Ave	Allegany	MD	Luke Paper Company
L174	Luke	Luke	County Rd	Allegany	MD	Luke Paper Company
L175	Luke	Luke	Pt W MD Rwy	Allegany	MD	Luke Paper Company
L177	Luke	Luke	E/S Pratt St PT Lot 203	Allegany	MD	Luke Paper Company
L178	Luke	Luke	430 Pratt St Pt Lot 210	Allegany	MD	Luke Paper Company
L181	Luke	Luke	Horse Rock Hill Lot 9	Allegany	MD	Luke Paper Company
L183	Luke	Luke	Land along back Lineline of LTS 60 to 68 inc H/R Hill S/D	Allegany	MD	Luke Paper Company
L184	Luke	Luke	W MD Rwy Lot Tri & 4th	Allegany	MD	Luke Paper Company
L185	Luke	Luke	130 Mullan Ave	Allegany	MD	Luke Paper Company
L190	Luke	Luke	303 Fairview St Pt Lot 282	Allegany	MD	Luke Paper Company
L201	Luke	Luke	Luke W/S Peach Alleylley PT LT 707-708-709	Allegany	MD	Luke Paper Company
L202	Luke	Luke	Pratt St Lots 29-30-31	Allegany	MD	Luke Paper Company
L204	Luke	Luke	Portion of Potomac St	Allegany	MD	Luke Paper Company
L205	Luke	Luke	Route 135	Allegany	MD	Luke Paper Company
L207	Luke	Luke	RR RT 335	Allegany	MD	Luke Paper Company
L208	Luke	Luke	N/S Route 135 LTS S 7-8-9-10-11 Lamberts 1st	Allegany	MD	Luke Paper Company
L209	Luke	Luke	23306 Westernport RDT Rd	Allegany	MD	Luke Paper Company
L211	Luke	Luke	Lamberts 1st Addn Lots 3-4	Allegany	MD	Luke Paper Company
L212	Luke	Luke	Lamberts 1st Addn ton to McCoole LT 12-13	Allegany	MD	Luke Paper Company
L213	Luke	Luke	Route 135 Lot 2 Lamberts Addn	Allegany	MD	Luke Paper Company
L214	Luke	Luke	N/S Route 135 Lots 14-15	Allegany	MD	Luke Paper Company
L215	Luke	Luke	Westernport to McCoole Rd S/S Route 135	Allegany	MD	Luke Paper Company
L217	Luke	Luke	S/S Rt 156 BET WesternPort & McCoole	Allegany	MD	Luke Paper Company

ID #/ SL #	Mill name	Property Name / Type	Address	City	State/ Province	Owner
WR7	WR	Wisconsin Rapids, Wisconsin (Fiber & Energy Mill)	950 Fourth Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	NewPage Wisconsin System Inc.
WR8	WR	Wisconsin Rapids, Wisconsin (Transportation Center)	1300 Fifth Ave. N.; Wisconsin Rapids, WI 54495	Wisconsin Rapids	WI	NewPage Wisconsin System Inc.
WR12	WR	Wisconsin Rapids, Wisconsin (Water Quality Center)	2811 5th Ave. No.; Wisconsin Rapids, Wisconsin 54495	Wisconsin Rapids	WI	NewPage Wisconsin System Inc.
R1	Rumford	Rumford Mill and Associated Real Property	35 Hartford Street (Primary Site), Rumford, Oxford County, ME	Rumford	ME	Rumford Paper Company
R9	Rumford	Rumford Mill and Associated Real Property	Parking Area on River/River Road, Mexico, Oxford County, ME	Mexico	ME	Rumford Paper Company
R11	Rumford	Rumford Mill and Associated Real Property	Swift River Pumping Station, Rumford, Oxford County, ME	Rumford	ME	Rumford Paper Company
R13	Rumford	Rumford Mill and Associated Real Property	Canal Parking Lot (Part of Primary Site)/Railroad Street, Rumford, Oxford County, ME	Rumford	ME	Rumford Paper Company
R14	Rumford	Rumford Mill and Associated Real Property	Offsite Water Wells, Rumford, Oxford County, ME	Rumford	ME	Rumford Paper Company
R17	Rumford	Rumford Mill and Associated Real Property	4-Seasons Security Parcel/River Road, Mexico, Oxford County, ME	Mexico	ME	Rumford Paper Company
R20	Rumford	Rumford Landfills and Solid Waste Facilities	Farrington Mtn Landfill (Active), Mexico, Oxford County, ME	Mexico	ME	Rumford Paper Company
R21	Rumford	Rumford Landfills and Solid Waste Facilities	Olsky Landfill (Closed) (same parcel as Ferrington Mtn.), Mexico, Oxford County, ME	Mexico	ME	Rumford Paper Company
R37	Rumford	Rumford Falls Power Company	Dump Road, Rumford, Oxford County, ME	Rumford	ME	Rumford Paper Company
R43	Rumford	Rumford Paper Company	County Road, Rumford, Oxford County, ME	Rumford	ME	Rumford Paper Company
R49	Rumford	Rumford Paper Company	Farrington Mth Access Rpad, Mexico, Oxford County, ME	Mexico	ME	Rumford Paper Company
W5	Wickliffe	Wickliffe Landfills and Solid Waste Facilities	Wickliffe Mill Landfill(Active), Ballard County, KY	Wickliffe	KY	Wickliffe Paper Company LLC
W6	Wickliffe	Wickliffe Finished Products Warehouse	Waldschmidt Woodyard, Wickliffe, Ballard County, KY	Wickliffe	KY	Wickliffe Paper Company LLC
W9	Wickliffe	Wickliffe Landfills and Solid Waste Facilities	Mill-Carlisle County Landfill (Pending Closure), Wickliffe, Ballard County, KY	Wickliffe	KY	Wickliffe Paper Company LLC
W9	Wickliffe	Wickliffe Landfills and Solid Waste Facilities	Mill-Carlisle County Landfill (Pending Closure), Wickliffe,	Wickliffe	KY	Wickliffe Paper Company LLC
W9	Wickliffe	Wickliffe Landfills and Solid Waste Facilities	Mill-Carlisle County Landfill (Pending Closure), Wickliffe,	Wickliffe	KY	Wickliffe Paper Company LLC
W13	Wickliffe	Wickliffe Mill and Associated Real Property	3901 Mayfield, Wickliffe, Ballard County, KY	Wickliffe	KY	Wickliffe Paper Company LLC
38	Luke	Luke Mill	*Section D Drawing No. P21421,	Mineral County	WV	Wickliffe Paper Company LLC

ID #/ SL #	Mill name	Property Name / Type	Address	City	State/ Province	Owner
L167	Luke	Luke	E/S Pratt St LTS 176 thru 187	Allegany	MD	Wickliffe Paper Company LLC
WR6	WR	Wisconsin Rapids, Wisconsin (Mill)	310 3rd Ave. N.; Wisconsin Rapids, WI	Wisconsin Rapids	WI	Wickliffe Paper Company LLC

SCHEDULE 1.01D

EXISTING LETTERS OF CREDIT

No.	Agreement	Amount Outstanding

1.	Irrevocable Standby Letter of Credit, dated January 6, 2011, between NewPage Corporation and Sherwood 370 Lexington LLC.	LC amount is $62,078.00

2.	Irrevocable Standby Letter of Credit, dated February 10, 2010, between Rumford Paper Company and American PowerNet Management.	LC amount is $400,000.00

3.	Irrevocable Standby Letter of Credit, dated December 21, 2007, between NewPage Wisconsin System Inc. and ANR Pipeline.	LC amount is $420,000.00

4.	Irrevocable Standby Letter of Credit, dated April 2, 2013, between NewPage Corporation on behalf of Escanaba Paper Company and Upper Peninsula Power Company.	LC amount is $200,000.00

5.	Irrevocable Standby Letter of Credit, dated May 6, 2013, between Rumford Paper Company and Portland Natural Gas Transmission System.	LC amount is $61,000.00

6.	Irrevocable Standby Letter of Credit, dated October 10, 2013, between NewPage Corporation and Atlantic Specialty Insurance Company.	LC amount is $1,000,000.00

7.	Irrevocable Standby Letter of Credit, dated October 30, 2013, between NewPage Corporation and Portland Natural Gas Transmission System.	LC amount is $182,000.00

8.	Irrevocable Standby Letter of Credit, dated February 22, 2008, between NewPage Wisconsin System Inc. and Wood County Land Conservation Department.	LC amount is $14,100.00

9.	Irrevocable Standby Letter of Credit, dated January 6, 2014, between Rumford Paper Company and Central Maine Power Company.	LC amount is $400,000.00

10.	Irrevocable Standby Letter of Credit, dated May 17, 2012, between NewPage Corporation and QBE Insurance Corp / Praetorian Ins. Company.	LC amount is $9,500,000.00

11.	Irrevocable Standby Letter of Credit, dated March 25, 2008, between NewPage Wisconsin System Inc. and Minnesota Pollution Control Agency.	LC amount is $215,111.00

12.	Irrevocable Standby Letter of Credit, dated February 22, 2008, between NewPage Wisconsin System Inc. and Portage County Nonmetallic Mining Reclamation Plan.	LC amount is $41,380.00

13.	Irrevocable Standby Letter of Credit, dated May 7, 2013, between NewPage Corporation and DTE Electric Company.	LC amount is $1,500,000.00

14.	Irrevocable Standby Letter of Credit, dated December 21, 2007, between NewPage Consolidated Papers Inc. and Sentry Insurance, a Mutual Company.	LC amount is $350,000.00

15.	Irrevocable Standby Letter of Credit, dated June 17, 2009, between NewPage Corporation and Zurich American Insurance Company.	LC amount is $5,000,000.00

SCHEDULE 1.01E

IMMATERIAL SUBSIDIARIES

1.	Chillicothe Paper Inc.

2.	NewPage Energy Services LLC

3.	Rumford GIPOP Inc.

4.	Upland Resources, Inc.

SCHEDULE 1.01F

REFINANCED INDEBTEDNESS

1.	Indebtedness pursuant to Credit Agreement, dated as of December 21, 2012, among NewPage Corporation, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Goldman Sachs Lending Partners LLC, Barclays Bank PLC and UBS Securities LLC et. al. (“Existing ABL Facility”).

2.	Indebtedness pursuant to the Existing Credit Agreement.

3.	The following letters of credit incurred in connection with the Existing ABL Facility.

•	Irrevocable Standby Letter of Credit, dated May 7, 2013, between NewPage Corporation and DTE Electric Company.

•	Irrevocable Standby Letter of Credit, dated July 6, 2005, between NewPage Corporation and Ohio Bureau of Workers Compensation.

•	Irrevocable Standby Letter of Credit, dated December 21, 2007, between NewPage Consolidated Papers Inc. and Sentry Insurance, a Mutual Company.

•	Irrevocable Standby Letter of Credit, dated June 17, 2009, between NewPage Corporation and Zurich American Insurance Company.

•	Irrevocable Standby Letter of Credit, dated May 3, 2005, between NewPage Corporation and Michigan Department of Labor & Economic Growth.

•	Irrevocable Standby Letter of Credit, dated May 3, 2005, between NewPage Corporation and Travelers Casualty and Surety Company of America.

•	Irrevocable Standby Letter of Credit, dated May 17, 2012, between NewPage Corporation and QBE Insurance Corp / Praetorian Ins. Company.

•	Irrevocable Standby Letter of Credit, dated March 25, 2008, between NewPage Wisconsin System Inc. and Minnesota Pollution Control Agency.

•	Irrevocable Standby Letter of Credit, dated February 22, 2008, between NewPage Wisconsin System Inc. and Portage County Nonmetallic Mining Reclamation Plan.

•	Irrevocable Standby Letter of Credit, dated June 6, 2005, between Escanaba Paper Company and Michigan Department of Environmental Quality.

•	Irrevocable Standby Letters of Credit (4 in separate LCs), dated June 20, 2005, between Escanaba Paper Company and Michigan Department of Environmental Quality.

•	Irrevocable Standby Letter of Credit, dated October 14, 2011, between NewPage Corporation and Michigan Department of Environmental Quality.

•	Irrevocable Standby Letter of Credit, dated January 6, 2011, between NewPage Corporation and Sherwood 370 Lexington LLC.

•	Irrevocable Standby Letter of Credit, dated May 3, 2005, between NewPage Corporation and American PowerNet Management.

•	Irrevocable Standby Letter of Credit, dated February 10, 2010, between Rumford Paper Company and American PowerNet Management.

•	Irrevocable Standby Letter of Credit, dated September 30, 2011, between NewPage Corporation and Shell Energy North America (US), L.P.

•	Irrevocable Standby Letter of Credit, dated May 19, 2005, between NewPage Corporation and Columbia Gas Transmission Corporation.

•	Irrevocable Standby Letter of Credit, dated September 2, 2010, between NewPage Corporation and The C. Reiss Coal Company.

•	Irrevocable Standby Letter of Credit, dated December 21, 2007, between NewPage Wisconsin System Inc. and ANR Pipeline.

•	Irrevocable Standby Letter of Credit, dated May 3, 2005, between NewPage Corporation and Kentucky Utilities Company.

•	Irrevocable Standby Letter of Credit, dated April 2, 2013, between NewPage Corporation on behalf of Escanaba Paper Company and Upper Peninsula Power Company.

•	Irrevocable Standby Letter of Credit, dated May 6, 2013, between Rumford Paper Company and Portland Natural Gas Transmission System.

•	Irrevocable Standby Letter of Credit, dated October 10, 2013, between NewPage Corporation and Atlantic Specialty Insurance Company.

•	Irrevocable Standby Letter of Credit, dated October 30, 2013, between NewPage Corporation and Portland Natural Gas Transmission System.

•	Irrevocable Standby Letter of Credit, dated February 22, 2008, between NewPage Corporation Wisconsin System Inc. and Wood County Land Conservation Department.

•	Irrevocable Standby Letter of Credit, dated January 6, 2014, between Rumford Paper Company and Central Maine Power Company.

SCHEDULE 2.01

COMMITMENTS

Lender Name	Revolving Facility Commitment	Letter of Credit Commitment
Barclays Bank PLC	$50,000,000	$95,000,000
BMO Harris Bank N.A.	$95,000,000	$55,000,000
Wells Fargo Bank, National Association	$50,000,000	$50,000,000
Credit Suisse AG	$50,000,000	$0
UBS AG, Stamford Branch	$20,000,000	$0
Suntrust Bank	$25,000,000	$0
The Huntington National Bank	$25,000,000	$0
Goldman Sachs Bank USA	$35,000,000	$0

TOTAL	$350,000,000	$200,000,000

SCHEDULE 3.05

FINANCIAL STATEMENTS

The financial statements referred to in clause (a) of Section 3.05 and the audited consolidated balance sheets and statements of income, stockholders’ equity, and cash flow of the Borrower and its subsidiaries for the fiscal year ended December 31, 2012 described in clause (b) of Section 3.05 were prepared in conformity with GAAP, subject to the following exceptions:

1.	NewPage Port Hawkesbury Corp., a corporation incorporated under the laws of Nova Scotia, Canada (“NPPH”) and a former subsidiary of the Borrower that was sold prior December 21, 2012, was excluded from all periods presented in the financial statements described above. Under GAAP, and as reflected in the financial statements for the fiscal year ended December 31, 2011, NPPH should have been deconsolidated as of September 7, 2011 (the “Deconsolidation Date”). Under the deconsolidation accounting model (primarily supported by ASC 852 Reorganization, ASC 810 Consolidation and ASC 450 Contingencies), NPPH should have been included in the consolidated results for all periods up until the Deconsolidation Date.

2.	There are certain bankruptcy related items being evaluated under the bankruptcy accounting guidance (ASC 852, Reorganizations) resulting from the Plan of Reorganization.[1] These items could result in additional adjustments not yet recorded or reclassification of adjustments already recorded in 2012 to different periods in 2012.

[1]	The Modified Fourth Amended Joint Chapter 11 Plan, in In re NewPage Corporation et al. Case No.: 11-12804, under Chapter 11 of Title 11 of the United States Code.

SCHEDULE 3.07(b)

POSSESSION UNDER LEASES

None.

SCHEDULE 3.07(d)

OPTIONS OR RIGHTS ON MORTGAGED PROPERTIES

1.	Wickliffe Services Agreement, between MeadWestvaco Virginia Corporation and Wickliffe Paper Company, dated December 11, 2013 providing an obligation on the parties to negotiate in good faith concerning the purchase by MeadWestvaco Virginia Corporation from Wickliffe Paper Company on mutually agreeable terms of the primary clarification system of the Wickliffe Mill wastewater treatment plant used in providing the arrangements regarding wastewater as set forth in Schedule C thereto, pursuant to the Settlement Agreement and Mutual Release entered into by, among others, between MeadWestvaco Virginia Corporation and Wickliffe Paper Company.

2.	Settlement Agreement and Mutual Release, between MeadWestvaco Virginia Corporation and Wickliffe Paper Company, filed on October 22, 2013 in the United States Bankruptcy Court for the District of Delaware providing that Wickliffe Paper Company will convey to MeadWestvaco Virginia fee simple title to a small parcel of land to correct the current boundary line between their respective properties.

3.	Contract of Sale between Luke Paper Company and Amy E. Shillingburg dated on October 1, 2013 for the sale of certain real property (3.054 acres) located in the County of Allegany, State of Maryland, which is generally described as the Luke Clubhouse Property.

4.	Amended and Restated Contractor Services Agreement between Farmington Chipping Enterprises, Inc. (“Farmington”) and Rumford Paper Company, dated December 14, 2012, providing Farmington the right to purchase the Site, as defined in therein, if there is a permanent closure of the Rumford paper mill.

5.	Amended and Restated Contractor Services Agreement between Midwest-Price Company, LLC (“Midwest”) and Rumford Paper Company, dated December 12, 2012, providing Midwest the right to purchase the Site, as defined therein, if there is a permanent closure of the Rumford paper mill.

6.	Amended and Restated Contractor Services Agreement between RJ Chipping Enterprises, Inc. (“RJ”) and Rumford Paper Company, dated December 14, 2012, providing Farmington the right to purchase the Site, as defined therein, if there is a permanent closure of the Rumford paper mill.

SCHEDULE 3.08(a)

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization	Authorized Capital Stock / Equity Interests	Issued and Outstanding Capital Stock / Equity Interests	Percentage of Equity Interest
Chillicothe Paper Inc.	Delaware (Corporation)	100	100	100%
Consolidated Water Power Company	Wisconsin (Corporation)	10,000	10,000	100%
Escanaba Paper Company	Michigan (Corporation)	100	100	100%
Luke Paper Company	Delaware (Corporation)	100	100	100%
NewPage Consolidated Papers Inc.	Delaware (Corporation)	3,000	2,259	100%
NewPage Corporation	Delaware (Corporation)	100	100	100%
NewPage Energy Services LLC	Delaware (LLC)	—	—	100%
NewPage Investment Company LLC	Delaware (LLC)	—	—	100%
NewPage Wisconsin System Inc.	Wisconsin (Corporation)	1,000	200	100%
Rumford GIPOP Inc.	Delaware (Corporation)	100	100	100%
Rumford Paper Company	Delaware (Corporation)	10,000	200	100%
Upland Resources, Inc.	West Virginia (Corporation)	1,500,000	1,000,000	100%
Wickliffe Paper Company LLC	Delaware (LLC)	—	—	100%

SCHEDULE 3.08(b)

EXISTING AGREEMENTS RELATING TO EQUITY INTERESTS

None.

SCHEDULE 3.16

ENVIRONMENTAL MATTERS

1.	Any and all Recognized Environmental Conditions specifically identified in the following documents, to the extent of the knowledge available at the time the document was created, are incorporated herein by reference:

•	Phase I Environmental Site Assessment and Limited Environmental Compliance Review of Stora Enso North America, 621 North Biron Drive, Biron, Wisconsin, prepared by Environ International Corporation, dated June 2007

•	Phase I Environmental Site Assessment and Limited Environmental Compliance Review of Stora Enso North America, 100 North Central Avenue, 4920 Recycle Way, Duluth, Minnesota, prepared by Environ International Corporation, dated June 2007

•	Phase I Environmental Site Assessment and Material Environmental Compliance Evaluation of Escanaba Paper Company, Escanaba, MI, prepared by ENSR Corporation, dated December 2004

•	Phase I Environmental Site Assessment and Material Environmental Compliance Evaluation of MeadWestvaco, Maryland, Inc., Luke, Maryland, and Beryl, West Virginia, prepared by ENSR Corporation, dated December 2004

•	Phase I Environmental Site Assessment and Material Environmental Compliance Evaluation of MeadWestvaco Oxford Corporation, Rumford Mill, Rumford, Maine, prepared by ENSR Corporation, dated December 2004

•	Phase I Environmental Site Assessment and Limited Environmental Compliance Review of Stora Enso North America, 707 Arlington Place, Stevens Point, Wisconsin, prepared by Environ International Corporation, dated June 2007

•	Phase I Environmental Site Assessment and Material Environmental Compliance Evaluation of MeadWestvaco Kentucky, L.P., Wickliffe Mill, Wickliffe, Kentucky, prepared by ENSR Corporation, dated December 2004

•	Phase I Environmental Site Assessment and Limited Environmental Compliance Review of Stora Enso North America, 950 Fourth Avenue North, 310 Third Avenue North, Wisconsin Rapids, Wisconsin, prepared by Environ International Corporation, dated June 2007

2.

In October 2010, the Rumford Mill Effluent Treatment Plant (ETP) experienced a significant upset that nearly resulted in permit exceedances. Settling aids were required to maintain compliance with TSS, and BOD treatment efficiency degraded for a lengthy period. Over the time period from October 2010 to first quarter 2013, the ETP continued to experience varying degrees of upsets and recovery and required the use of settling aids for much of that time period. With the ETP operation less robust, the plant experienced two separate events in 2012 that resulted in permit exceedances. Throughout the time period the mill applied tremendous resources to study the cause of the upsets and identify corrective actions. The mill utilized outside consultants and laboratory expertise and performed product substitution of various products used in the mill process. As a result of the efforts, additional indicators of ETP health and performance were identified and tracked. These indicators helped identify that the settling aids themselves were contributing to the inhibition of the biomass and hurting the full recovery. In an effort to reduce the use of settling aids, the mill began using a ferric sulfate specialty chemical product that provided nutrients, iron, and improved the settling characteristics, allowing the mill to wean off the settling aids. The plant has been running with varying doses of the specialty product on a continuous basis but has been without the use of settling aids for several months. The ETP has been maintaining good BOD removal efficiencies and stable blankets for an extended period of time. The relevant environmental regulators have been kept apprised of this matter, and no enforcement actions are anticipated.

3.	Letter re: Request for Information Pursuant to Section 104 of CERCLA Leeds Metal Superfund Site, Leeds, Maine, dated November 21, 2013. Neither the Borrower nor any of its Subsidiaries has been named as a Potentially Responsible Party for this site, and the Borrower does not believe that it or any of its Subsidiaries have a connection to this site.

4.	Rumford: Maine Department of Environmental Protection (“MDEP”) issued a notice letter as a result of a 5/21/13 release of untreated wastewater from a temporary by-pass line being used while sewer line was being repaired. The notice requires the mill to require a spill prevention and control (“SPCC”) plan as part of overall work plans for repairs and upgrades. Standard Operating Plan relating to drafting and approval of SPCC plan was submitted to MDEP by 10/11/13, and the mill is awaiting a response from agency. The Borrower has been in discussions with the relevant environmental regulators regarding this matter, and no enforcement actions are anticipated.

SCHEDULE 3.21

INSURANCE

Line of Coverage	Limit			Carrier	Policy #	AM Best

PROPERTY	•	$2,500,000,000	Loss Limit	FM Global	XH142	A+ XV
April 30, 2013-14		Flood, Earthquake, and other sublimits apply

WORKERS’	Part I - Workers Compensation
COMPENSATION	•	Statutory		QBE	CWC3967360	A XV
April 30, 2013-14

	Part II - Employer’s Liability			Safety National	SP4048472	A XI
	•	$1,000,000	per accident
	•	$1,000,000	policy limit disease
	•	$1,000,000	ea. Employee disease

GENERAL/PRODUCTS	•	$4,000,000	General Aggregate
LIABILITY	•	$4,000,000	Products Comp Ops Agg
April 30, 2013-14	•	$2,000,000	Personal & Advertising	QBE	CGA3967359	A XV
	•	$2,000,000	Each Occurrence
	•	$1,000,000	Fire Damage Limit
	•	$1,000,000	Medical Expense
	•	$1,000,000	Employee Benefits

AUTOMOBILE LIABILITY
April 30, 2013-14
	•	$5,000,000	CSL	QBE	CBA3967361 (MA)	A XV
	•	Statutory	UM/UIM		CBA3967840 (AOS)
	•	$10,000	Med Pay

FOREIGN LIABILITY	•	$2,000,000	General Aggregate
April 30, 2013-14	•	$1,000,000	GL/Prod - Each Occ	AIG	WS11000795	A XV
	•	$1,000,000	Auto - CSL
	•	Statutory	Foreign Vol WC
	•	$1,000,000	Employer’s Liab

UMBRELLA LIABILITY
April 30, 2013-14
	•	$25,000,000		AIG	20562093	A XV
	•	$25,000,000		ACE	XOOG2705075A	A+ XV
	•	$25,000,000		XL	US00057374LI13A	A XV
	•	$25,000,000		QBE	CCU39070983	A XV

		$100,000,000	occurrence/agg

UNDERGROUND STORAGE
April 30, 2013-14	•	$1,000,000	Per Incident/Aggregate	ACE	UST G27059661 002	A+ XV

MARINE CARGO
April 30, 2013-14	•	$5,000,000	Ocean / Air any 1 conveyance
	•	$5,000,000	Domestic Inland	Allianz	OC - 95296400	A+ XV
	•	$5,000,000	Named Warehouse
	•	$500,000	Un-Named Warehouse Domestic

Line of Coverage	Limit			Carrier	Policy #	AM Best

DIRECTORS & OFFICERS RUN-OFF
NEWPAGE GROUP INC.			—
December 21, 2012-2018			—
	•	$10,000,000	Each Claim / Agg	XL	ELU122726-11	A XV
	•	$15,000,000	Each Claim / Agg	AIG	01-146-54-48	A XV
	•	$10,000,000	Each Claim / Agg	HCC	14-MGU-10-A22229	A+ XV
	•	$10,000,000	Each Claim / Agg	Ironshore	688602	A- XIII
	•	$10,000,000	Each Claim / Agg	CV Starr	SISIXFL21066311	A X
	•	$10,000,000	Side A Excess DIC	Chartis	01-104-26-09	A XV
	•	$10,000,000	Side A Excess DIC	Everest	SC5EA00022-111	A+ XV
	•	$10,000,000	Side A Excess DIC	Axis	MNN755015/01/2011	A XV
		$10,000,000	Side A Excess DIC	CNA	425254646	A XV
		$10,000,000	Side A Excess DIC (IDL)	Berkley	18004168	A+ XV
	•	$10,000,000	Side A Excess DIC (IDL)	AIG	01-118-44-79	A XV

		$115,000,000

DIRECTORS & OFFICERS
NEWPAGE HOLDINGS INC.			—
December 21, 2012 - April 30, 2014			—
	•	$10,000,000	Each Claim / Agg	XL	ELU128442-12	A XV
	•	$10,000,000	Each Claim / Agg	CNA	425643965	A XV
	•	$10,000,000	Each Claim / Agg	HCC	14-MGU-12-A28356	A+ XV
	•	$10,000,000	Each Claim / Agg	Axis	MNN771158/01/2012	A XV
	•	$10,000,000	Each Claim / Agg	Ironshore	001550100	A- XIII
	•	$10,000,000	Each Claim / Agg	Starr	SISIXFL21107212	A X
	•	$10,000,000	Each Claim / Agg	Endurance	DOX10003848300	A XV
	•	$10,000,000	Side A Excess DIC (IDL)	AIG	01-548-34-68	A XV
	•	$10,000,000	Side A Excess DIC (IDL)	Everest	SC5DO00042-121	A+ XV
	•	$10,000,000	Side A Excess DIC (IDL)	Berkley	18007609	A+ XV
	•	$10,000,000	Side A Excess DIC (IDL)	XL	ELU128482-12	A XV

		$110,000,000

EMPLOYMENT PRACTICES
September 30, 2012 - April 30, 2014
	•	$10,000,000	Each Claim / Agg	Chartis	01-284-52-14	A XV

FIDUCIARY LIABILITY
September 30, 2012 - April 30, 2014
	•	$25,000,000	Each Claim / Agg	Chartis	01-284-52-14	A XV

EMPLOYED LAWYERS
September 30, 2012 - April 30, 2014
	•	$5,000,000	Each Claim / Agg	Chartis	01-284-52-14	A XV

COMMERCIAL CRIME
September 30, 2012 - April 30, 2014
	•	$10,000,000	Each Claim	Chartis	01-284-52-14	A XV

Line of Coverage	Limit			Carrier	Policy #	AM Best

SPECIAL CRIME
September 30, 2012 - April 30, 2014
	•	$10,000,000	Each Claim	Chartis	21-135-577	A XV

NON-OWNED AVIATION
January 23, 2014-15
	•	$100,000,000	Combined Single Limit	Chubb	9958-6845-04	A++ XV
	•	$10,000	Each Person - Med Pmts

POLLUTION & REMEDIATION
LEGAL LIABILITY - ALL MILLS
December 21, 2013-16
		$10,000,000	Each Loss / Aggregate	ACE	GPI G24893017 002	A+ XV

POLLUTION & REMEDIATION
LEGAL LIABILITY
December 21, 2007-17	•	$50,000,000	Each Loss	XL	PEC0025103	A XV
• 10-Year Pre-Paid Premium	•	$50,000,000	Aggregate
(US North Mills Legacy Conditions)
• 7-Year Pre-Paid Premium (12/21/07-17)
(Maple Mills & Kim/Niagara Hydro Reset)

POLLUTION & REMEDIATION
LEGAL LIABILITY
December 21, 2007-17	•	C $50,000,000	CND$ Each Loss	XL	PCN0025105	A XV
• 10-Year Pre-Paid Premium	•	C $50,000,000	CND$ Aggregate
(Pt. Hawkesbury Legacy Conditions)

SCHEDULE 5.10

EXCEPTIONS TO THE COLLATERAL AND GUARANTEE REQUIREMENT

None.

SCHEDULE 6.01

EXISTING INDEBTEDNESS

No.	Agreement	Amount Outstanding

1.	General Contract of Indemnity, dated as of June 27, 2008, between Travelers Casualty and Surety Company of America and NewPage Holding Corp. et. al., and related surety bonds.	$1,421,155.56

2.	ISDA Master Agreement, dated as of June 11, 2013, between NewPage Corporation and Barclays Bank plc.	Changes daily. Currently an asset; NewPage is owed money

3.	ISDA Master Agreement, dated as of June 12, 2013, between NewPage Corporation and J. Aron & Company.	Changes daily. Currently an asset; NewPage is owed money

4.	Base Contract for Sale and Purchase of Natural Gas, dated as of October 1, 2011, as amended, between Shell Energy North America (US), L.P. and NewPage Corporation.	Monthly payments are approximately $3.5 million

5.	Consideration Agreement, dated as of January 1, 2013, between Sterling Planet, Inc. and NewPage Corporation.	$500,000 fixed through 2016

6.	Basis Lock Agreement, effective as of November 1, 2013, between NewPage Corporation and Shell Energy North America (US), L.P.	Changes quarterly. As of 11/30/13 approximately a $0 liability

7.	PCC Capital Lease pursuant to Procurement Agreement, dated as of May 2013, between Omya Inc. and Escanaba Paper Company.	Changes monthly. Approximately $2,000,000 at 11/30/13

8.	Irrevocable Standby Letter of Credit, dated July 6, 2005, between NewPage Corporation and Ohio Bureau of Workers Compensation.	LC amount is $844,000.00

9.	Irrevocable Standby Letter of Credit, dated May 3, 2005, between NewPage Corporation and Michigan Department of Labor & Economic Growth.	LC amount is $2,000,000.00

10.	Irrevocable Standby Letter of Credit, dated May 3, 2005, between NewPage Corporation and Travelers Casualty and Surety Company of America.	LC amount is $1,800,000.00

11.	Irrevocable Standby Letter of Credit, dated June 6, 2005, between Escanaba Paper Company and Michigan Department of Environmental Quality.	LC amount is $590,800.00

12.	Irrevocable Standby Letters of Credit (4 in separate LCs), dated June 20, 2005, between Escanaba Paper Company and Michigan Department of Environmental Quality.	LC amount is $866,000.00

13.	Irrevocable Standby Letters of Credit, dated October 14, 2011, between NewPage Corporation and Michigan Department of Environmental Quality.	LC amount is $160,000.00

14.	Irrevocable Standby Letter of Credit, dated May 3, 2005, between NewPage Corporation and American PowerNet Management.	LC amount is $1,625,000.00

15.	Irrevocable Standby Letter of Credit, dated September 30, 2011, between NewPage Corporation and Shell Energy North America (US), L.P.	LC amount is $3,000,000.00

No.	Agreement	Amount Outstanding

16.	Irrevocable Standby Letter of Credit, dated May 19, 2005, between NewPage Corporation and Columbia Gas Transmission Corporation.	LC amount is $69,637.00

17.	Irrevocable Standby Letter of Credit, dated September 2, 2010, between NewPage Corporation and The C. Reiss Coal Company.	LC amount is $2,011,569.00

18.	Irrevocable Standby Letter of Credit, dated May 3, 2005, between NewPage Corporation and Kentucky Utilites Company.	LC amount is $1,000,000.00

19.	Financing agreement (property insurance premium) between NewPage Investment Company LLC and First Insurance Funding Corp., dated May 17, 2013.	The remaining payment as of 11/30/2013 totaled $1,235,216

20.	General Contract of Indemnity, dated as of August 23, 2013, between Atlantic Specialty Insurance Company and NewPage Investment Company LLC et. al., and related surety bonds.	The amount of the bond outstanding at 11/30/2013 was $3,000,000

SCHEDULE 6.02(a)

EXISTING LIENS

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

NewPage Corporation	Delaware SOS		UCC-1	Air Liquide Industrial	Specific Equipment	01/05/2006	6003909 9

NewPage Corporation	Delaware SOS		UCC-3 Amendment Added Collateral	Air Liquide Industrial	Specific Equipment	01/05/2006	6003909 9	04/09/2009	2009 1147955

NewPage Corporation	Delaware SOS		UCC-3 Continuation	Air Liquide Industrial	Specific Equipment	01/05/2006	6003909 9	12/10/2010	2010 4364950

NewPage Corporation	Delaware SOS		UCC-1	Astenjohnson, Inc.	Consignment Goods and Inventory	06/07/2006	6193485 0

NewPage Corporation	Delaware SOS		UCC-3 Continuation	Astenjohnson, Inc.	Consignment Goods and Inventory	06/07/2006	6193485 0	05/27/2011	2011 2023284

NewPage Corporation	Delaware SOS		UCC-1	General Electric Capital Corporation	Leased Equipment	10/30/2006	6378061 6

NewPage Corporation	Delaware SOS		UCC-3 Continuation	General Electric Capital Corporation	Leased Equipment	10/30/2006	6378061 6	07/06/2011	2011 2585209

NewPage Corporation	Delaware SOS		UCC-3 Amendment Amended Secured Party’s address	General Electric Capital Corporation	Leased Equipment	10/30/2006	6378061 6	07/06/2011	2011 2585217

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

NewPage Corporation	Delaware SOS		UCC-1	General Electric Capital Corporation	Leased Equipment	01/23/2007	2007 0287200

NewPage Corporation	Delaware SOS		UCC-3 Amendment Amended Secured Party’s address	General Electric Capital Corporation	Leased Equipment	01/23/2007	2007 0287200	11/09/2011	2011 4319441

NewPage Corporation	Delaware SOS		UCC-3 Continuation	General Electric Capital Corporation	Leased Equipment	01/23/2007	2007 0287200	11/09/2011	2011 4320167

NewPage Corporation	Delaware SOS		UCC-1	General Electric Capital Corporation	Leased Equipment	02/19/2007	2007 0637164

NewPage Corporation	Delaware SOS		UCC-3 Continuation	General Electric Capital Corporation	Leased Equipment	02/19/2007	2007 0637164	12/05/2011	2011 4638683

NewPage Corporation	Delaware SOS		UCC-3 Amendment Amended Secured Party’s address	General Electric Capital Corporation	Leased Equipment	02/19/2007	2007 0637164	12/05/2011	2011 4638691

NewPage Corporation	Delaware SOS		UCC-1	General Electric Capital Corporation	Leased Equipment	02/19/2007	2007 0637396

NewPage Corporation	Delaware SOS		UCC-3 Continuation	General Electric Capital Corporation	Leased Equipment	02/19/2007	2007 0637396	12/15/2011	2011 4812544

NewPage Corporation	Delaware SOS		UCC-3 Amendment Amended Secured Party’s address	General Electric Capital Corporation	Leased Equipment	02/19/2007	2007 0637396	12/15/2011	2011 4812551

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

NewPage Corporation	Delaware SOS		UCC-1	General Electric Capital Corporation	Leased Equipment	02/26/2007	2007 0723782

NewPage Corporation	Delaware SOS		UCC-3 Continuation	General Electric Capital Corporation	Leased Equipment	02/26/2007	2007 0723782	12/15/2011	2011 4810910

NewPage Corporation	Delaware SOS		UCC-3 Amendment Amended Secured Party’s address	General Electric Capital Corporation	Leased Equipment	02/26/2007	2007 0723782	12/15/2011	2011 4812528

NewPage Corporation	Delaware SOS		UCC-1	Omnova Solutions Inc.	Consignment Goods	10/18/2007	2007 3939898

NewPage Corporation	Delaware SOS		UCC-3 Continuation	Omnova Solutions Inc.	Consignment Goods	10/18/2007	2007 3939898	06/01/2012	2012 2109918

NewPage Corporation	Delaware SOS		UCC-1	General Electric Capital Corporation	Leased Equipment	12/28/2007	2007 4895586

NewPage Corporation	Delaware SOS		UCC-3 Amendment Amended Secured Party’s address	General Electric Capital Corporation	Leased Equipment	12/28/2007	2007 4895586	10/01/2012	2012 3769934

NewPage Corporation	Delaware SOS		UCC-3 Continuation	General Electric Capital Corporation	Leased Equipment	12/28/2007	2007 4895586	10/01/2012	2012 3769959

NewPage Corporation	Delaware SOS		UCC-1	General Electric Capital Corporation	Leased Equipment	03/05/2008	2008 0790962

NewPage Corporation	Delaware SOS		UCC-3 Continuation	General Electric Capital Corporation	Leased Equipment	03/05/2008	2008 0790962	12/31/2012	2012 5110780

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

NewPage Corporation	Delaware SOS		UCC-3 Amendment Amended Secured Party’s address	General Electric Capital Corporation	Leased Equipment	03/05/2008	2008 0790962	12/31/2012	2012 5110848

NewPage Corporation	Delaware SOS		UCC-1	Meridian Leasing Corporation	Leased Equipment	01/29/2009	2009 0298403

NewPage Corporation	Delaware SOS		UCC-1	Andritz Inc.	Consignment	03/03/2009	2009 0663184

NewPage Corporation	Delaware SOS		UCC-1	Meridian Leasing Corporation	Leased Equipment	03/26/2009	2009 0958915

NewPage Corporation	Delaware SOS		UCC-3 Amendment Added Collateral	Meridian Leasing Corporation	Leased Equipment	03/26/2009	2009 0958915	05/01/2009	2009 1380820

NewPage Corporation	Delaware SOS		UCC-1	NMHG Financial Services, Inc.	Leased Equipment	03/31/2009	2009 1021507

NewPage Corporation	Delaware SOS		UCC-3 Amendment Amended Secured Party’s address	NMHG Financial Services, Inc.	Leased Equipment	03/31/2009	2009 1021507	12/31/2012	2012 5098936

NewPage Corporation	Delaware SOS		UCC-3 Continuation	NMHG Financial Services, Inc.	Leased Equipment	03/31/2009	2009 1021507	11/05/2013	2013 4348927

NewPage Corporation	Delaware SOS		UCC-1	Hagemeyer North America, Inc.	Consignment	05/07/2009	2009 1535613

NewPage	Delaware SOS		UCC-1	Rockwell Automation	Specific Equipment	08/03/2009	2009 2465620

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

NewPage Corporation	Delaware SOS		UCC-1	Unisource Worldwide, Inc.	Consignment	03/12/2010	2010 0857486

NewPage Corporation	Delaware SOS		UCC-3 Amendment Restated Collateral	Unisource Worldwide, Inc.	Consignment	03/12/2010	2010 0857486	06/21/2013	2013 2395177

NewPage Corporation	Delaware SOS		UCC-3 Amendment Restated Collateral	Unisource Worldwide, Inc.	Consignment	03/12/2010	2010 0857486	06/24/2013	2013 2405281

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	04/02/2010	2010 1138100

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	04/02/2010	2010 1138167

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	04/05/2010	2010 1153455

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	04/05/2010	2010 1153547

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	04/05/2010	2010 1153745

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	04/05/2010	2010 1153901

NewPage Corporation	Delaware SOS		UCC-1	Kemira Chemicals, Inc.	Specific Equipment Bailor/Bailee	07/20/2010	2010 2513640

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

NewPage Corporation	Delaware SOS		UCC-3 Amendment Amended Secured Party’s address	Kemira Chemicals, Inc.	Specific Equipment Bailor/Bailee	07/20/2010	2010 2513640	03/07/2012	2012 0885857

NewPage Corporation	Delaware SOS		UCC-1	CCA Financial, LLC	Leased Equipment	08/04/2010	2010 2704199

NewPage Corporation	Delaware SOS		UCC-3 Assignment	Wells Fargo Bank	Leased Equipment	08/04/2010	2010 2704199	09/13/2010	2010 3267428

NewPage Corporation	Delaware SOS		UCC-3 Assignment	Wells Fargo Bank	Leased Equipment	08/04/2010	2010 2704199	02/24/2011	2011 0683204

NewPage Corporation	Delaware SOS		UCC-3 Assignment	First Tennessee Bank of National Association	Leased Equipment	08/04/2010	2010 2704199	06/27/2013	2013 2472356

NewPage Corporation	Delaware SOS		UCC-3 Assignment	First Tennessee Bank of National Association	Leased Equipment	08/04/2010	2010 2704199	12/06/2013	2013 4811072

NewPage Corporation	Delaware SOS		UCC-1	GFC Leasing a Division of Gordon Flesch Co., Inc.	Leased Equipment	09/09/2010	2010 3141276

NewPage Corporation	Delaware SOS		UCC-1	Kaman Industrial Technologies Corporation	Consignment Inventory	10/01/2010	2010 3432683

NewPage Corporation	Delaware SOS		UCC-1	Kadant Inc.	Consignment Equipment	10/25/2010	2010 3718891

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	12/07/2010	2010 4299875

NewPage Corporation	Delaware SOS		UCC-1	EKA Chemicals, Inc.	Specific Equipment (use of equipment)	12/22/2010	2010 0171259

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	08/11/2011	2011 3108936

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	08/23/2011	2011 3275263

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	08/23/2011	2011 3275404

NewPage Corporation	Delaware SOS		UCC-1	New England Controls, Inc.	Consignment	08/25/2011	2011 3313072

NewPage Corporation	Delaware SOS		UCC-1	Horizon Solutions LLC	Consignment	08/26/2011	2011 3325506

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	09/09/2011	2011 3470286

NewPage Corporation	Delaware SOS		UCC-1	Nortax, Inc.	Leased Equipment	12/22/2011	2011 4926294

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	04/27/2012	2012 1648247

NewPage Corporation	Delaware SOS		UCC-1	Buckman Laboratories, Inc.	Specific Equipment	10/01/2012	2012 3784677

NewPage Corporation	Delaware SOS		UCC-1	Nortax, Inc.	Leased Equipment	10/23/2013	2013 4163748

NewPage Corporation	Delaware SOS		UCC-1	Union Bank	Specific Equipment	01/14/2014	2014 0166132

Debtor	Jurisdiction	Scope of Search	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

Stora Enso North America Corp. (k/n/a NewPage Wisconsin System Inc.)	Wisconsin SOS		UCC-1	NMHG Financial Services, Inc.	Leased Equipment	07/31/2007	070010766929

Stora Enso North America Corp. (k/n/a NewPage Wisconsin System Inc.)	Wisconsin SOS		UCC-3 Continuation	NMHG Financial Services, Inc.	Leased Equipment	07/31/2007	070010766929	05/09/2012	120006338427

Stora Enso North America Corp. (k/n/a NewPage Wisconsin System Inc.)	Wisconsin SOS		UCC-3 Amendment Amended Secured Party’s address	NMHG Financial Services, Inc.	Leased Equipment	07/31/2007	070010766929	05/25/2012	120006364524

Stora Enso North America Corp. (k/n/a NewPage Wisconsin System Inc.)	Wisconsin SOS		UCC-3 Continuation	NMHG Financial Services, Inc.	Leased Equipment	07/31/2007	070010766929	05/25/2012	120007128624

NewPage Wisconsin System Inc.	Wisconsin SOS		UCC-3 Amendment Amended Debtor’s name.	NMHG Financial Services, Inc.	Leased Equipment	07/31/2007	070010766929	02/14/2013	130002071616

NewPage Wisconsin System Inc.	Wisconsin SOS		UCC-1	GreatAmerica Leasing Corporation	Leased Equipment	02/05/2010	100001494624

NewPage Wisc System Inc.	Wisconsin SOS		UCC-1	Yale Materials Handling Green Bay Inc.	Specific Equipment	04/10/2012	120004834524

In addition, the following:2

1.	Easements contemplated by the Settlement Agreement and Mutual Release, between Wickliffe Paper Company and MeadWestvaco Virginia Corporation, that was filed on October 22, 2013 in the United States Bankruptcy Court for the District of Delaware.
2.	Easements contemplated in each of the Reciprocal Easement Agreements between Consolidated Water Power Company and NewPage Wisconsin System Inc. related to the separation of the assets of the parties.

[2]	The terms of the settlement easements require that any mortgages be released or subordinated to the extent of the easements to be granted.

SCHEDULE 6.04

EXISTING INVESTMENTS

None.

SCHEDULE 6.07

TRANSACTIONS WITH AFFILIATES

1.	Ordinary course commodities hedging activities, including with Goldman Sachs, JP Morgan or both.

2.	Affiliated Interest Agreement dated June 21, 1988 by and between NewPage Wisconsin System Inc. (as successor in interest) and Consolidated Water Power Company.

SCHEDULE 10.01

NOTICE INFORMATION

Administrative Agent:

If to the Administrative Agent (for Borrowing Base and compliance matters):

Barclays Bank PLC,

745 Seventh Avenue

New York, NY 10019

Attention: Marguerite Sutton

Facsimile: (212) 526-5115

Telephone: (212) 320-0152

Email: marguerite.sutton@barclays.com

If to the Administrative Agent (for operational notices, borrowings, interest election, etc.):

Barclays Bank PLC,

1301 Sixth Avenue

New York, NY 10019

Attention: Edward Pan

Facsimile: (917) 522-0569

Telephone: (212) 320-0152

Email: xraUSLoanOps5@barclays.com / ed.pan@barclays.com

For Issuing Bank:

Barclays Bank PLC,

1301 Sixth Avenue

New York, NY 10019

Attention: Edward Pan

Facsimile: (917) 522-0569

Telephone: (212) 320-0152

Email: xraUSLoanOps5@barclays.com / ed.pan@barclays.com

Copy to Email: xraletterofcredit@barclays.com

For Swingline:

Barclays Bank PLC,

1301 Sixth Avenue

New York, NY 10019

Attention: Edward Pan

Facsimile: (917) 522-0569

Telephone: (212) 320-0152

Email: xraUSLoanOps5@barclays.com / ed.pan@barclays.com

Borrower:

NewPage Corporation

Attn: Jay Epstein, Chief Financial Officer

8540 Gander Creek Drive Miamisburg, Ohio 45342

Facsimile: (937) 242-9324

Telephone: (937) 242-9345

Email: jay.epstein@newpagecorp.com

On or prior to the Merger Closing Date, with copy to:

Attn: Robert Buckholz

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Telephone: (212) 558-3876

Facsimile: (212) 291-9018

Email: buckholzr@sullcrom.com

Following the Merger Closing Date, with copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Gregory Ezring, Esq.

Telephone: (212) 373-3458

Facsimile: (212) 492-0458

Email: gezring@paulweiss.com

With copy to:

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, NY 10018

Attention: General Counsel

Telephone: (212) 515-3200

Facsimile: (646) 607-0539

Email Address: medley@apollolp.com